Exhibit 99.10

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN INTERCREDITOR AND SUBORDINATION AGREEMENT, DATED AS OF MAY 24, 2021 (THE “INTERCREDITOR AGREEMENT”), BY AND AMONG MNG ENTERPRISES, INC., AS COLLATERAL AGENT FOR CERTAIN SECOND LIEN LENDERS (THE “SECOND LIEN AGENT”), CERTAIN SECOND LIEN LENDERS PARTY THERETO AND CERBERUS BUSINESS FINANCE, LLC, AS AGENT FOR THE (FIRST LIEN) TERM LOAN LENDERS REFERRED TO BELOW, TO THE INDEBTEDNESS (INCLUDING INTEREST AND ALL OTHER OBLIGATIONS) OWED BY TRIBUNE INTERMEDIATE HOLDCO, LLC (“HOLDINGS”), TRIBUNE PUBLISHING COMPANY (“BORROWER”), AND EACH SUBSIDIARY OF HOLDINGS LISTED AS A “GUARANTOR” ON THE SIGNATURE PAGES THERETO (TOGETHER WITH HOLDINGS, EACH A “GUARANTOR” AND, COLLECTIVELY, THE “GUARANTORS”) UNDER THAT CERTAIN FIRST LIEN TERM LOAN CREDIT AND GUARANTEE AGREEMENT, DATED AS OF MAY 24, 2021 (AS AMENDED, THE “TERM LOAN CREDIT AGREEMENT”), BY AND AMONG THE BORROWER, THE GUARANTORS, THE TERM LOAN AGENT AND THE OTHER FINANCIAL INSTITUTIONS PARTY THERETO.

$60,000,000

SECOND LIEN TERM LOAN CREDIT AND GUARANTEE AGREEMENT

among

TRIBUNE MERGER SUB, INC.,

as Borrower immediately prior to the consummation of the Closing Date Acquisition,

TRIBUNE PUBLISHING COMPANY,

as Borrower upon and after the consummation of the Closing Date Acquisition,

TRIBUNE INTERMEDIATE HOLDCO, LLC,

as Holdings,

The Other Guarantors from Time to Time Parties Hereto,

The Lenders from Time to Time Parties Hereto,

and

MNG ENTERPRISES, INC.,

as Administrative Agent and Collateral Agent,

Dated as of May 24, 2021

Section 12.16	Patriot Act	107
Section 12.17	Interest Rate Limitation	107
Section 12.18	Lender Action	108
Section 12.19	Press Releases	108
Section 12.20	Other Liens on Collateral; Terms of Intercreditor Agreements; etc	108

SCHEDULES:

Schedule I	Lenders and Term Loan Commitments
Schedule II	Notice Addresses
Schedule III	Restricted Subsidiaries
Schedule IV	Subsidiary Guarantors
Schedule V	Excluded Accounts
Schedule VI	Disqualified Lenders
Schedule 5.14	ERISA
Schedule 5.16	Subsidiaries
Schedule 5.19(a)	Security Documents
Schedule 5.19(b)	Owned Real Property
Schedule 7.08(f)	Cash Management Accounts
Schedule 7.15	Post-Closing Deliveries
Schedule 8.01(f)	Existing Indebtedness
Schedule 8.02(i)	Existing Liens
Schedule 8.06(i)	Existing Investments

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Guarantor Joinder Agreement
Exhibit D	Form of Security Agreement
Exhibit E	Form of Notice of Borrowing
Exhibit F	Form of Term Note
Exhibit G	[Reserved]
Exhibit H	Form of Tax Compliance Certificate
Exhibit I	Form of Solvency Certificate
Exhibit J	Form of Subordination Agreement
Exhibit K	Form of Intercompany Note
Exhibit L	Perfection Certificate

v

SECOND LIEN TERM LOAN CREDIT AND GUARANTEE AGREEMENT, dated as of May 24, 2021, among Tribune Intermediate Holdco, LLC, a Delaware limited liability company (“Holdings”) as a Guarantor, Tribune Merger Sub, Inc., a Delaware corporation (“Merger Sub”), as Borrower immediately prior to the consummation of the Closing Date Acquisition, Tribune Publishing Company, a Delaware corporation (“Tribune”), as Borrower upon and after the consummation of the Closing Date Acquisition, the Subsidiary Guarantors (as hereinafter defined) from time to time party hereto, MNG Enterprises, Inc., a Delaware corporation (“MNG”), as the collateral agent for the Lenders referred to below (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), MNG, as the administrative agent for such Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and each of the lenders from time to time party hereto (the “Lenders”).

W I T N E S S E T H:

WHEREAS, Borrower has requested the Lenders to extend credit to Borrower consisting of an Initial Term Loan (as hereinafter defined) in the aggregate original principal amount of $60,000,000, the proceeds of which shall be used on the Closing Date (i) to consummate the Closing Date Acquisition, (ii) to pay fees, costs and expenses related to the Transactions contemplated hereby and (iii) for general corporate purposes of the Loan Parties. The Lenders are severally, and not jointly, willing to extend such credit to Borrower subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree to as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.01 shall have the respective meanings set forth in this Section 1.01.

“ABL/Term Loan Intercreditor Agreement” shall mean an intercreditor agreement by and among the First Lien Agent and any applicable Revolving Facility Agent (if any) (and acknowledged by the Loan Parties) on terms substantially consistent with the ABL/Term Loan Intercreditor Precedent (mutatis mutandis, for purposes of this Agreement) or such other terms as may be reasonably agreed among the Agents and the Revolving Facility Agent and, if applicable, the Loan Parties.

“ABL/Term Loan Intercreditor Precedent” means the Intercreditor Agreement, dated as of October 20, 2016, among (a) Cerberus Business Finance, LLC, as collateral agent under the Term Loan Credit and Guarantee Agreement, dated as of October 20, 2016, among MediaNews Group, Inc., as borrower, the subsidiary guarantors party thereto, and the lenders and agents party thereto and (b) Wells Fargo, N.A., as agent under the Amended and Restated Credit Agreement, dated as of April 6, 2018, by and among MediaNews Group, Inc., as a borrower, the other borrowers and guarantors party thereto, and the other agents and lenders party thereto.

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Capital Stock are acquired by a Loan Party in a Permitted Acquisition; provided, that such Indebtedness (a) was in existence prior to the date of such Permitted Acquisition, and (b) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” shall mean the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Capital Stock of any Person or all or substantially all of the assets of (or any division or business line of) any Person.

“Additional Security Documents” shall mean the documents granting to the Collateral Agent for the benefit of the Secured Parties security interests, if any, and Mortgages in such assets and Real Property of Borrower and other Loan Parties required to be pledged pursuant to the Loan Documents as are not covered by the original Security Documents.

“Adjusted Net Worth” shall have the meaning set forth in Section 9.09.

“Administrative Agent” shall have the meaning set forth in the preamble hereto.

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to either (a) vote 20% or more of the Capital Stock having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Agents” means the Administrative Agent and the Collateral Agent along with their respective successors or assigns.

“Aggregate Deficit Amount” shall have the meaning set forth in Section 9.09.

“Aggregate Excess Amount” shall have the meaning set forth in Section 9.09.

“Agreement” shall mean this Second Lien Term Loan Credit and Guarantee Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time in accordance with the terms hereof.

“Anti-Bribery Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Travel Act and all similar laws applicable to Borrower or its Subsidiaries.

“Anti-Terrorism Law” shall have the meaning set forth in Section 7.16(a).

“Applicable Interest Rate” means, at any date, with respect to each Term Loan 13.0% per annum.

“Application Event” shall mean the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by the Agents or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 10.03 of the Agreement.

“Approved Fund” shall mean any Person (other than a natural person or a Disqualified Lender) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean any Disposition by Borrower or any of its Restricted Subsidiaries of any assets (other than Permitted Dispositions described in Section 8.04(b) through Section 8.04(n), Section 8.04(p), Section 8.04(r) and Section 8.04(s)); provided that there shall be excluded as an Asset Sale any Disposition otherwise described above that yields aggregate consideration to Holdings and its Restricted Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) equal to or less than $100,000 with respect to such single Disposition or series of related Dispositions (if such Disposition is part of a series of related Dispositions); provided further, that if in any Fiscal Year the aggregate consideration to Holdings and its Restricted Subsidiaries (calculated as provided in the immediately preceding proviso) of all Dispositions that would be excluded as Asset Sales pursuant to the immediately preceding proviso (excluding all such Dispositions that yield aggregate consideration to Holdings and its Restricted Subsidiaries (valued as provided above) equal to or less than $30,000 with respect to such single Disposition or series of related Dispositions (if such Disposition is part of a series of related Dispositions)) exceeds $600,000, all such Dispositions in excess of $600,000 (but only to the extent yielding aggregate consideration in excess of $600,000) in such Fiscal Year shall be considered Asset Sales.

“Assignee” shall have the meaning set forth in Section 12.04(a)(i).

“Assignment and Assumption” shall mean an assignment and assumption, substantially in the form of Exhibit A or other form reasonably acceptable to the Administrative Agent.

“Authorized Officer” shall mean the chief executive officer, president, chief financial officer, any vice president, controller, treasurer or assistant treasurer, secretary or assistant secretary of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Authorized Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.

“Available Amount” shall mean, at any time, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the sum of (without duplication):

(a)    the Retained Excess Cash Flow Amount at such time, plus

(b)    the cumulative amount of cash and Cash Equivalent proceeds (net of reasonable transaction costs associated with any of the events described in clauses (i) through (iv) below) from (i) the issuance of Qualified Capital Stock of Borrower after the Closing Date and (ii) contributions to the equity capital (not in return for any issuance of Disqualified Capital Stock) of Borrower after the Closing Date; provided such amount shall not include (I) any such contribution by Borrower or any of its Restricted Subsidiaries, (II) Specified Equity Contributions, (III) issuances of Capital Stock used to finance a Permitted Acquisition and (IV) any such contribution made prior to the Closing Date, minus

(c)    any amount of the Available Amount used to make Investments permitted under Section 8.06(m) after the Closing Date and prior to such time, minus

(d)    any amount of the Available Amount used to make Restricted Payments permitted under Section 8.05(b) after the Closing Date and prior to such time, minus

(e)    any amount of cash interest paid by Borrower or its Restricted Subsidiaries in any 12-month period in respect of any Subordinated Indebtedness at a cash interest rate that exceeds 10% per annum (but only to the extent of the amount so paid in excess of 10% per annum), minus

(f)    any amount of the Available Amount used to make payments or redemptions permitted under Section 8.07(b) after the Closing Date and prior to such time.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, as to any Person, the board of directors (or comparable managers or members) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers or members).

“Borrower” shall mean (a) prior to the consummation of the Closing Date Acquisition, Merger Sub and (b) upon and after the consummation of the Closing Date Acquisition, Tribune.

“Borrowing” shall mean the borrowing of one Loan.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in the state of New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Capital Lease” shall mean a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP as existing on the Closing Date.

“Capital Lease Obligations” shall mean, with respect to any Person for any period, all obligations of such Person which, under GAAP, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles. For the avoidance of doubt, “Capital Lease Obligations” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation (including common stock and preferred stock), any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests (general and limited), and membership and limited liability company interests, and any and all warrants, rights or options to purchase any of the foregoing (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Cash Equivalents” shall means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 1 year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $500,000,000, having term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Accounts” means the bank accounts of each Loan Party maintained at one or more Cash Management Banks listed on Schedule 7.08(f).

“Cash Management Bank” has the meaning specified therefor in Section 7.08(f).

“Certificated Securities” shall have the meaning set forth in Section 5.19(a).

“Change in Tax Law” shall mean the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law, treaty, regulation or rule (or in the official application or official interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to taxation.

“Change of Control” shall mean the occurrence of any of the following: (a) the Permitted Holders cease to beneficially and of record own and control, directly or indirectly, at least 50.1% on a fully diluted basis of the aggregate outstanding voting or economic power of the Capital Stock of Holdings, (b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under Securities the Exchange Act of 1934, as amended), directly or indirectly, of more than 50.0% of the voting Capital Stock of Holdings, (c) a majority of the Board of Directors of the Borrower do not constitute Continuing Directors, (d) Holdings fails to directly own and control 100% of the Capital Stock of the Borrower, (e) Borrower fails to own and control directly or indirectly 100% of the Capital Stock of each Subsidiary Guarantor except as otherwise permitted in Sections 8.02, 8.03, 8.04 and 8.06, or (f) the occurrence of any “Change of Control” as defined in the Revolving Facility Credit Agreement or the First Lien Credit Agreement.

“Closing Date” shall have the meaning set forth in Section 6.01.

“Closing Date Acquired Entities” shall mean Tribune and all of its Subsidiaries and other assets as of the Closing Date.

“Closing Date Acquisition” shall mean the transactions contemplated by the Closing Date Acquisition Agreement pursuant to which, on the Closing Date, Holdings shall acquire all of the issued and outstanding Capital Stock of Tribune and all of its Subsidiaries and other assets as of the Closing Date.

“Closing Date Acquisition Agreement” shall mean the Agreement and Plan of Merger, dated as of February 16, 2021, entered into by and among Tribune, Merger Sub and Parent.

“Closing Date Acquisition Agreement Representations” shall mean such of the representations or warranties made by or about Tribune in the Closing Date Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Parent or Merger Sub has the right to terminate its obligations under the Closing Date Acquisition Agreement or to decline to consummate the Closing Date Acquisition, in each case as a result of Tribune’s inability to satisfy, or breach of, any such representations or warranties in the Closing Date Acquisition Agreement.

“Closing Date Restricted Cash” shall mean restricted cash of Holdings and its Restricted Subsidiaries as of the Closing Date that subsequently becomes unrestricted in an amount not to exceed $31,200,000.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all property and assets (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document; provided that the Collateral shall not include any Excluded Assets.

“Collateral Agent” shall have the meaning set forth in the preamble hereto.

“Commonly Controlled Entity” shall mean a person or an entity, whether or not incorporated, that is part of a group that includes Holdings, Borrower or any of their respective Restricted Subsidiaries and that is treated as a single employer under either (i) Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes relating to Section 412 of the Code) or Sections 4001(a)(14) or 4001(b)(1) of ERISA.

“Compliance Certificate” shall mean a certificate duly executed by an Authorized Officer substantially in the form of Exhibit B.

“Consolidated Capital Expenditures” shall mean, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Restricted Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed, including all Capitalized Lease Obligations that are paid or due and payable during such period and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Restricted Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person.

“Consolidated EBITDA” shall mean, with respect to any Person for any period:

(a)    the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period,

plus

(b)    without duplication, the sum of the following amounts for such period to the extent deducted in the calculation of Consolidated Net Income for such period:

(i)    any provision for United States federal income taxes or other taxes measured by net income,

(ii)    Consolidated Interest Expense,

(iii)    any loss from extraordinary items,

(iv)    any depreciation and amortization expense,

(v)    any aggregate net loss on the Disposition of property (other than accounts and Inventory) outside the ordinary course of business,

(vi)    any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and Inventory),

(vii)    actual net losses resulting from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(viii)    cash fees or expenses incurred by the Borrower or its Restricted Subsidiaries in connection with the Transactions, or in connection with the Loan Documents, including pursuant to Section 12.01 and including any waiver or amendment of any Loan Document,

(ix)    amounts paid in cash under the Management Services Agreements to the extent permitted pursuant to Sections 8.05(e) and 8.08(q), and

(x)    all items reported as other (income) expense, net, in the Borrower’s audited financial statements, but only to the extent they consist of severance costs associated with a reduction in work force at a business unit, facility closure and consolidation (which shall only include expenses incurred directly as a result of delivering the facility to the landlord in the required condition) and transaction and acquisition costs associated with Permitted Acquisitions, except that in no event shall such amounts, net, exceed (A) $24,000,000 for any trailing four Fiscal Quarter period ending on or prior to June 27, 2021, (B) $22,800,000 for any trailing four Fiscal Quarter period ending after June 27, 2021 but on or prior to September 26, 2021, (C) $21,600,000 for any trailing four Fiscal Quarter period ending after September 26, 2021 but on or prior to December 26, 2021, (D) $20,400,000 for any trailing four Fiscal Quarter period ending after December 26, 2021 but on or prior to March 27, 2022 and (E) $12,000,000 for any trailing four Fiscal Quarter period ending after March 27, 2022.

minus

(c)    without duplication, the sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period:

(i)    any credit for United States federal income taxes or other taxes measured by net income,

(ii)    any gain from extraordinary items,

(iii)    any aggregate net gain from the Disposition of property (other than accounts and Inventory) outside the ordinary course of business, and

(iv)    any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Capital Stock;

in each case, determined on a consolidated basis in accordance with GAAP.

Notwithstanding the foregoing, Consolidated EBITDA for each of the Fiscal Quarters ended September 27, 2020, December 27, 2020 and March 28, 2021 shall be deemed to be $19,562,277, $27,956,769 and $25,939,313, respectively.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, (a) gross interest expense of such Person and its Restricted Subsidiaries for such period on the aggregate principal amount of their Indebtedness determined on a consolidated basis and in accordance with GAAP, less (b) the sum of (i) interest income for such period and (ii) gains for such period on Swap Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Swap Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Swap Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period; provided, however, that: (a) the net income of any other Person in which such Person or one of its Restricted Subsidiaries has a joint interest with a third-party (to the extent such interest causes the net income of such other Person not to be consolidated into the net income of such Person) shall be excluded, except to the extent of the amount of dividends or distributions paid during such period to such Person or Restricted Subsidiary, and (b) the net income of any other Person arising prior to such other Person becoming a Restricted Subsidiary of such Person or merging or consolidating into such Person or its Restricted Subsidiaries shall be excluded, except to the extent of the amount of dividends or distributions paid during such period to such Person or Restricted Subsidiary.

“Continuing Directors” shall mean (a) any member of the Board of Directors of the Borrower who was a director (or comparable manager) of the Borrower on the Closing Date after giving effect to the Transactions, and (b) any individual who becomes a member of the Board of Directors of the Borrower after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors of the Borrower by either the Permitted Holders (directly or indirectly) or a majority of the then Continuing Directors.

“Contractual Obligation” shall mean, with respect to any Person, any provision of any agreement, instrument or other undertaking (other than a Loan Document, Revolving Facility Document or First Lien Loan Document) to which such Person is a party or by which it or any of its property is bound under or pursuant to a Material Contract.

“Contribution Percentage” shall have the meaning set forth in Section 9.09.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent (and, if applicable, the Revolving Facility Agent and the First Lien Agent), the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent (and, if applicable, the Revolving Facility Agent and the First Lien Agent).

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” shall have the meaning set forth in Section 4.02(i).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that has, or has a direct or indirect parent company that has after the Closing Date, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any of the foregoing; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to Borrower and each other Lender promptly following such determination.

“Disbursement Letter” means a disbursement letter, in form and substance reasonably satisfactory to the Collateral Agent, by and among the Loan Parties, the Agents, the Lenders and the other Persons party thereto, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the transactions contemplated to occur on the Closing Date.

“Disposition” shall mean, with respect to any property (including, without limitation, Capital Stock of Borrower or any of its Restricted Subsidiaries), any sale, Sale Leaseback Transactions, assignment, conveyance, transfer or other disposition thereof (including by merger or consolidation or amalgamation excluding the granting of a Lien permitted hereunder). The terms “Dispose” and “Disposed of” shall have correlative meanings. For the avoidance of doubt, the terms Disposition, Dispose and Disposed of do not refer to the issuance, sale or transfer of Capital Stock by Borrower.

“Disqualified Capital Stock” shall mean any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall comply with Section 8.05 or otherwise shall be subject to the prior repayment in full of the Term Loans and all other Obligations under the Loan Documents that are then accrued and payable and the termination of the Term Loan Commitments), in each case, prior to the date that is ninety-one days after the Latest Maturity Date at the time of issuance of the respective Capital Stock, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, prior to the date that is ninety-one days after the Latest Maturity Date at the time of issuance of the respective Capital Stock, except as a result of (i) a change in control or an asset sale so long as any such right of the holder shall comply with Section 8.05 or otherwise is subject to the prior repayment in full of the Term Loans and all other Obligations under the Loan Documents that are then accrued and payable and the termination of the Term Loan Commitments or (ii) in the case of Capital Stock issued to an employee or director of Borrower or a Restricted Subsidiary, the death, disability, retirement, severance or termination of employment or service of such holder, (c) requires the payment of any cash dividend or any other scheduled cash payment, in each case, prior to the date that is ninety-one days after the Latest Maturity Date at the time of issuance of the respective Capital Stock, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one days after the Latest Maturity Date at the time of issuance of the respective Capital Stock; provided that if such Capital Stock is issued pursuant to any plan for the benefit of employees of Borrower or its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Capital Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Holdings and its Restricted Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Capital Stock or portion thereof, plus accrued dividends. For the avoidance of doubt, the restricted stock units issued by Borrower pursuant to employee stock option plans (or other incentive plans or compensation arrangements) prior to the Closing Date to current or former employees, directors and officers of Borrower, and any Capital Stock issuable in connection therewith (including upon vesting or conversion thereof), shall not constitute “Disqualified Capital Stock.”

“Disqualified Lender” shall mean (a) any financial institution or other Persons listed on Schedule VI hereto and identified in writing, prior to the Closing Date, by Borrower to the Administrative Agent as not constituting an “Eligible Assignee” and any known Affiliate thereof clearly identifiable on the basis of its name (in each case, other than any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such financial institution or other Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity) and (b) any competitor of Borrower or its Subsidiaries identified in writing from time to time and any known Affiliate thereof clearly identifiable on the basis of its name (in each case, other than any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such financial institution or other Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity). Borrower may from time to time update the list of Disqualified Lenders provided to the Administrative Agent prior to the Closing Date to (x) include identified Affiliates of financial institutions or other Persons identified pursuant to clause (a) above and competitors or Affiliates of competitors; provided that such updates shall not apply retroactively to disqualify parties that have previously acquired an assignment or participation interest in the Loans and Term Loan Commitments or (y) remove one or more Persons as Disqualified Lenders (in which case such removed Person or Persons shall no longer constitute Disqualified Lenders).

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person incorporated or organized in the United States, any State thereof or the District of Columbia.

“Earn-Outs” shall mean unsecured liabilities of Borrower or any of its Restricted Subsidiaries arising under an agreement to make any deferred payment as a part of the purchase price for a Permitted

Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“Eligible Assignee” shall mean (a) any Lender, any Affiliate of a Lender and any Approved Fund (any two or more Approved Funds with respect to a particular Lender being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, financial institution, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act); provided that “Eligible Assignee” shall exclude (i) any natural person, the Borrower and any of the Borrower’s Restricted Subsidiaries and (ii) any Disqualified Lender.

“Embargoed Person” shall have the meaning set forth in Section 7.16(c).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any noncompliance with, or liability arising under, Environmental Law or any permit issued by any Governmental Authority under any Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other corrective actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health and safety with respect to exposure to, or the environment due to the presence of, Materials of Environmental Concern.

“Environmental Laws” shall mean any and all current or future foreign, federal, state, local or municipal Requirements of Law and common law regulating, relating to or imposing liability or standards of conduct concerning human health and safety with respect to exposure to Materials of Environmental Concern, pollution, and protection or restoration of the environment, including those relating to the use, manufacturing, production, generation, handling, transportation, storage, treatment, Release or cleanup of Materials of Environmental Concern.

“Equity Issuance” means either (a) the sale or issuance by Borrower or any of its Restricted Subsidiaries of any shares of its Capital Stock or (b) the receipt by Borrower of any cash capital contributions (other than a Specified Equity Contribution).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Event of Default” shall have the meaning set forth in Section 10.01.

“Excess Cash Flow” means, with respect to any Person for any period, (a) Consolidated EBITDA of such Person and its Restricted Subsidiaries for such period, less (b) the sum of, without duplication, (i) all cash principal payments (excluding any principal payments made pursuant to Section 4.01 and Section 4.02) on the Term Loans made during such period, and all cash principal payments on Indebtedness (other than Indebtedness incurred under this Agreement) of such Person or any of its Restricted Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement (but, in the case of revolving loans, only to the extent that the revolving credit commitment in respect thereof is permanently reduced by the amount of such payments), (ii) all Consolidated Interest Expense to the extent paid or payable in cash during such period (provided, however, that the amount of such Consolidated Interest Expense directly attributable to cash interest paid by Borrower or its Restricted Subsidiaries in any such period in respect of any Subordinated Indebtedness shall not exceed 12% per annum for purposes of this clause (ii)), (iii) the cash portion of Consolidated Capital Expenditures made by such Person and its Restricted Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Consolidated Capital Expenditures to the extent financed through the incurrence of Indebtedness or through an issuance of Capital Stock of any Loan Party), (iv) all scheduled loan servicing fees and other similar fees in respect of Indebtedness of such Person or any of its Restricted Subsidiaries paid in cash during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (v) income taxes paid in cash by such Person and its Restricted Subsidiaries for such period (including any dividends or other distributions to Holdings for the payment of taxes), (vi) an amount equal to the amount of all non-cash credits (or plus the amount of all non-cash debits) included in arriving at Consolidated EBITDA, (vii) Investments and Restricted Payments made in cash during such period in accordance with Section 8.05 and Section 8.06, (viii) any fees or expenses paid in cash during such period to the extent included in the calculation of “Consolidated EBITDA” pursuant to clause (b)(viii) of the definition thereof, (ix) any amounts paid in cash under the Management Services Agreements to the extent permitted pursuant to Section 8.05(e) and Section 8.08(q), (x) any amounts paid in cash during such period to the extent included in the calculation of “Consolidated EBITDA” pursuant to clause (b)(vii) of the definition thereof and (xi) any amounts paid in cash during such period to the extent added back in the calculation of “Consolidated EBITDA” pursuant to clause (b)(x) of the definition thereof.

“Excluded Account” shall mean (a) deposit accounts and securities accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employments taxes in such amounts as are required to be paid to the IRS or state or local government agencies within the following two months with respect to employees of a Loan Party and (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of a Loan Party, (b) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, payroll accounts, controlled disbursement accounts (to the extent that such accounts are zero balance accounts and so long as (A) such accounts are linked to a deposit account of the Loan Parties that is subject to a Control Agreement and (B) no cash or Cash Equivalent is maintained on deposit in such accounts other than amounts that are drawn from such linked deposit account and immediately disbursed from such zero-balance account) and trust accounts (c) until the occurrence and continuance of an Event of Default, deposit accounts and securities accounts maintained by the Loan Parties with a total amount on deposit at any one time of less than $120,000 individually and $900,000 in the aggregate, and (d) the accounts set forth on Schedule V.

“Excluded Assets” shall mean (a) any Excluded Foreign Subsidiary and any voting Capital Stock of any Excluded Foreign Subsidiary, in each case, solely to the extent that (i) such Excluded Foreign Subsidiary’s guaranty of the Obligations, (ii) such Excluded Foreign Subsidiary’s pledge of its assets and/or granting of a lien on its assets to secure the Obligations, or (iii) pledge of voting Capital Stock owned by a Loan Party in such Excluded Foreign Subsidiary, as applicable, could reasonably be expected to result in material adverse tax consequences as mutually determined by the Borrower and the Administrative Agent, it being understood and agreed that if at any time no material adverse tax consequences would result from any of the actions described in clauses (i) – (iii) above, as applicable, then immediately and automatically such Excluded Foreign Subsidiary or such Equity Interests shall cease constituting “Excluded Assets” hereunder; (b) assets of any Non-Guarantor Restricted Subsidiary; (c) licenses, instruments and agreements to the extent, and so long as, the pledge thereof as Collateral would violate the express terms thereof, but only, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the applicable UCC, Bankruptcy Code or any other requirement of law and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the applicable anti-nonassignment provisions of the UCC or other applicable law notwithstanding such prohibition or limitation, (d) intent to use trademark applications; provided that, upon the filing and acceptance, such intent-to-use applications shall be included in the definition of Collateral, (e) foreign

Intellectual Property, (f) Excluded Accounts, (g) fixed or capital assets subject to Capital Leases or purchase money obligations permitted to be incurred under this Agreement, if the agreement in respect of such Capital Lease or purchase money obligation prohibits the creation of a Lien on such fixed or capital assets, but only for so long as such prohibition is in effect and only with respect to the portion of such fixed or capital assets as to which such prohibition applies, (h) Leasehold interests in Real Property, (i) [reserved], (j) Capital Stock of non-Wholly Owned Subsidiaries and joint ventures in existence as of the Closing Date to the extent (and only for so long as) the grant of a security interest therein is expressly prohibited under the organizational or similar documents of such Subsidiaries or joint ventures and, with respect to any Subsidiaries acquired after the Closing Date, such prohibition was in existence prior to the date of such acquisition and was not created in connection with, or in contemplation of, such formation or acquisition; (k) Excluded Owned Real Property, and (l) with respect to perfection of any Lien thereon, motor vehicles and other assets subject to certificate of title (except to the extent perfection can be obtained by the filing of UCC financing statements); provided that the exclusions described in the foregoing clauses (c), (g), (h) and (k) above (A) shall in no way be construed so as to limit, impair or otherwise affect the Collateral Agent’s unconditional continuing security interest in and liens upon any rights or interests of Borrower or any Guarantor in or to the proceeds of, or any monies due or to become due under, any such leases, contracts, agreements, licenses, permits, equipment, equity interests or other assets, and (B) immediately upon the ineffectiveness, lapse, termination or waiver of any such provision or agreement, the Collateral shall include, and Borrower and the Guarantors shall be deemed to have granted a security interest in, such leases, contracts, agreements, licenses, permits, equipment, capital stock or other assets as if such provision had never been in effect.

“Excluded Equity Issuance” shall mean (a) the issuance of Capital Stock by Holdings to, or the cash capital contribution by, any Person that is or is formed by an equity holder of Holdings prior to such issuance (an “Equity Holder”) so long as such Equity Holder did not acquire any Capital Stock of Holdings so as to become an Equity Holder concurrently with, or in contemplation of, the issuance of such Capital Stock to such Equity Holder, (b) the issuance of Capital Stock of Holdings to directors, officers and employees of Holdings and its Restricted Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors of Borrower, (c) Equity Issuances in order to finance the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition and (d) the issuance of Capital Stock of any Restricted Subsidiary to Borrower or any other Restricted Subsidiary.

“Excluded Foreign Subsidiary” shall mean (i) any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, (ii) any Subsidiary, the Capital Stock of which is directly or indirectly owned by any Subsidiary described in clause (i) above, and (iii) any Subsidiary substantially all the direct or indirect assets of which are the Capital Stock of one or more Subsidiaries described in clause (i) above; provided that where pledge of voting Capital Stock owned by a Loan Party in any such Excluded Foreign Subsidiary, as applicable, could not reasonably be expected to result in material adverse tax consequences as mutually determined by the Borrower and the Administrative Agent, such Subsidiary shall not constitute an “Excluded Foreign Subsidiary” hereunder.

“Excluded Owned Real Property” shall mean (a) any real property with a fair market value that is (i) less than or equal to $120,000 individually that is designated by Borrower as “Excluded Owned Real Property” in an officers’ certificate delivered to the Collateral Agent from time to time or (ii) greater than $120,000 and less than $300,000 individually, that is designated by Borrower as “Excluded Owned Real Property” in an officers’ certificate delivered to Collateral Agent from time to time; provided that in no event shall the aggregate fair market value of all Excluded Owned Real Property described in this clause (a)(ii) exceed $1,200,000 and (b) the Virginia Beach Real Property.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated) and franchise Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any branch profits taxes or any similar tax imposed by any other jurisdiction in which Borrower or any Guarantor is located, (c) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) Taxes attributable to such Recipient’s failure to comply with Section 4.04(e), (f) or (g) and (e) any withholding Taxes imposed under FATCA.

“Executive Order” shall have the meaning set forth in Section 5.21(b)(i).

“Extraordinary Receipts” means any cash received by Borrower or any of its Restricted Subsidiaries not in the ordinary course of business (and, for the avoidance of doubt, not consisting of (i) proceeds described in Section 4.02(a), (d), (e) or (f) hereof or (ii) Closing Date Restricted Cash), consisting of proceeds of Recovery Events.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent substantively comparable and not materially more onerous to comply with), any current or future regulations, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Section of the Code or any official interpretations or other official guidance with respect to any of the foregoing.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing reasonably selected by the Administrative Agent.

“Financial Statements” shall mean (a) the audited consolidated balance sheet of Tribune and its Restricted Subsidiaries for the Fiscal Year ended December 27, 2020, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (b) the unaudited consolidated balance sheets of Tribune and its Restricted Subsidiaries for the Fiscal Quarter ended March 28, 2021, and the related consolidated statements of operations, shareholder’s equity and cash flows for the Fiscal Month then ended and the portion of the Fiscal Year then ended.

“First Lien/Second Lien Intercreditor and Subordination Agreement” shall mean the Intercreditor and Subordination Agreement, dated as of May 24, 2021, by and among the Collateral Agent and the First Lien Agent (in its capacity as collateral agent under the First Lien Loan Documents) and the Loan Parties.

“First Lien Agent” shall mean Cerberus Business Finance Agency, LLC as administrative and collateral agent under the First Lien Credit Agreement.

“First Lien Credit Agreement” shall mean the First Lien Term Loan Credit and Guarantee Agreement, dated as of May 24, 2021, by and among Holdings, Borrower, the other Loan Parties party thereto, the lenders from time to time party thereto, and the First Lien Agent.

“First Lien Loan Documents” shall mean the First Lien Credit Agreement and all other agreements, instruments, and other documents executed and delivered in connection therewith.

“First Lien Obligations” means the “First Lien Obligations” as defined in the First Lien/Second Lien Intercreditor and Subordination Agreement.

“Fiscal Month” shall mean any fiscal month of any Fiscal Year, as determined in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” shall mean any fiscal quarter of any Fiscal Year, as determined in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on the last Sunday of each year; provided that if the Fiscal Year of Borrower is changed in accordance with provisions of Section 8.10, “Fiscal Year” shall thereafter mean the respective fiscal year of Borrower as so changed.

“Foreign Lender” shall have the meaning set forth in Section 4.04(e).

“Foreign Subsidiary” shall mean any Subsidiary of a Loan Party that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time, consistently applied (or, for Foreign Subsidiaries that are Restricted Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).

“Governmental Approval” shall mean any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” shall have the meaning set forth in Section 9.02.

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without duplication, any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor so as to enable the primary obligor to pay such primary obligation, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (w) endorsements of instruments for deposit or collection in the ordinary course of business, (x) customary and reasonable indemnity obligations, including those entered into in connection with any acquisition or disposition of assets or Capital Stock permitted under this Agreement, (y) product warranties given in the ordinary course of business or (z) ordinary course performance guarantees by Borrower or any of its Subsidiaries of the obligations (other than for the payment of Indebtedness) of Borrower or any of its Subsidiaries. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith; provided that, in the case of any Guarantee Obligations where the recourse to such Person for such Indebtedness is limited to the assets subject to the Lien granted to secure such Indebtedness, then the amount of any Guarantee Obligation of any guaranteeing person shall be the lesser of (A) the amount of the Indebtedness secured by such Lien and (B) the value of the assets subject to such Lien.

“Guaranteed Obligations” shall have the meaning set forth in Section 9.01.

“Guarantor Joinder Agreement” shall mean an agreement substantially in the form of Exhibit C.

“Guarantor” shall mean (a) Holdings, (b) each Subsidiary Guarantor, (c) each other Person that becomes a guarantor after the Closing Date pursuant to Section 7.08(c) and (d) in the case of Guaranteed Obligations incurred directly by Holdings or any Subsidiary Guarantor, Borrower.

“Holdings” shall have the meaning set forth in the preamble hereto.

“Incur” shall mean issue, assume, enter into any Guarantee Obligation of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that (i) any Indebtedness or Capital Stock of the Borrower or its Restricted Subsidiaries existing on the Closing Date (after giving effect to the Transactions), as applicable, shall be deemed to be Incurred by Borrower or such Restricted Subsidiary, as the case may be, on the Closing Date, and (ii) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” shall mean, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person (excluding, for the avoidance of doubt, lease payments under operating leases), (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations (including the stated liquidation preference) of such Person with respect to its Disqualified Capital Stock, (h) net obligations and liabilities, calculated on a basis reasonably satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Swap Agreements, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above and (j) all obligations (excluding prepaid interest thereon) of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, but only to the extent of the lesser of (i) the fair market value of such property subject to such Lien and (ii) the amount of Indebtedness secured by such Lien. Notwithstanding the foregoing or anything else herein to the contrary, “Indebtedness” shall not include (i) trade payables arising in the ordinary course of business that are (A) not outstanding for more than 120 days or (B) being contested in good faith in an amount under this clause (B) not to exceed $1,200,000, (ii) obligations or liabilities of any Person in respect of any of its Qualified Capital Stock nor the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date (whether or not such lease exists on the Closing Date or hereafter arises), (iii) Earn-Outs and any sums for which such Person is obligated entered into in connection with any acquisition (including Permitted Acquisitions) until such obligations shall become due and payable or appears in the liabilities section of the balance sheet of such Person, (iv) prepaid or deferred revenue arising in the ordinary course of business, and (v) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such assets. Notwithstanding the foregoing or anything else herein to the contrary, the amount of any Indebtedness that is limited or non-recourse to a Person or for which recourse is limited to an asset shall be deemed to be the lesser of (i) if applicable, the limited amount of such obligations and (ii) if applicable, the fair market value of such assets securing such Indebtedness.

“Indemnified Person” shall have the meaning set forth in Section 12.01.

“Indemnified Taxes” shall mean (a) Taxes imposed on or with respect to any payment made by or on account of any obligations of any Loan Party under any Loan Document, other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Rejection Notice Deadline” shall have the meaning set forth in Section 4.02(i).

“Initial Term Loan” shall have the meaning set forth in Section 2.01(a)(i).

“Initial Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Initial Term Loan Commitment” as terminated or reduced in accordance with the terms hereof.

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws, including all copyrights,

trademarks, and service marks, including all associated goodwill, in each case whether registered or applied for with a Governmental Authority, patents, technology, know-how and processes, trade secrets, and any trade dress including logos, designs, and other indicia of origin, internet domain names, intangible rights in software and databases not otherwise included in the foregoing, but not including any of the foregoing in the public domain. Intellectual Property includes all issuances, registrations and applications relating to any of the foregoing.

“Intercompany Note” shall mean a promissory note evidencing intercompany Indebtedness, duly executed and delivered substantially in the form of Exhibit K (or such other form as shall be reasonably satisfactory to the Administrative Agent), with blanks completed in conformity herewith.

“Intercompany Subordination Agreement” shall mean an Intercompany Subordination Agreement made by Borrower and the other Obligors (as defined therein) in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.

“Intercreditor Agreement” shall mean (a) the ABL/Term Loan Intercreditor Agreement, (b) the First Lien/Second Lien Intercreditor and Subordination Agreement and (c) any other intercreditor agreement executed in connection with any transaction requiring such agreement to be executed pursuant to the terms hereof, among the Administrative Agent, the Collateral Agent, Borrower, the Guarantors and one or more other Representatives of Indebtedness to be subject to such intercreditor agreement or any other party, as the case may be and, in each case, on such other terms that are reasonably satisfactory to the Administrative Agent and the Collateral Agent, in each case, as amended, restated, supplemented, renewed, replaced or otherwise modified from time to time with the consent of the Administrative Agent.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investment” shall mean, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit, capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP, but in each case excluding (x) accounts receivable arising in the ordinary course of business and (y) commission, travel and similar advances to officers and employees of such Person made in the ordinary course of business.

“IRS” shall mean the U.S. Internal Revenue Service.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Term Loan Commitment at such time under this Agreement.

“Leaseholds” shall mean, with respect to any Person, all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each Person listed on Schedule I, and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Lien” shall mean any Mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest, preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan Documents” shall mean this Agreement, the ABL/Term Loan Intercreditor Agreement (if any), the First Lien/Second Lien Intercreditor and Subordination Agreement, the Security Agreement, and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Term Note, each Guarantor Joinder Agreement, each Control Agreement, each other Security Document and each other Intercreditor Agreement, the Intercompany Subordination Agreement, any landlord waiver, any collateral access agreement, any Perfection Certificate and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

“Loan Parties” shall mean Borrower and each Guarantor.

“Loans” shall mean the Term Loans.

“Management Services Agreements” means, collectively, the Twelve-Twelve Management Services Agreement and the MNG Management Services Agreement.

“Mandatory Prepayment Date” shall have the meaning set forth in Section 4.02(i).

“Margin Stock” shall have the meaning set forth in Regulation U of the Board.

“Material Adverse Effect” shall mean (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Holdings and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, (c) a material impairment of the Secured Parties’ ability to enforce the Obligations or realize upon the Collateral or (d) a material impairment of the enforceability or priority of the Collateral Agent’s Liens with respect to all or a material portion of the Collateral.

“Material Contract” shall mean, (a) with respect to any Person, each contract or agreement to which such Person or any of its Restricted Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Restricted Subsidiary of $1,200,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Person or such Restricted Subsidiary and other than contracts that by their terms may be terminated by such Person or Restricted Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium) and (b) all other contracts or agreements as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” shall have the meaning set forth in Section 7.07(b).

“Material Restricted Subsidiary” shall mean each Restricted Subsidiary of the Borrower now existing or hereafter acquired or formed by the Borrower or its Restricted Subsidiaries which, on a consolidated basis for such Restricted Subsidiary and its Subsidiaries, (i) for the most recent Fiscal Year accounted for more than 3.0% of the consolidated revenues or EBITDA of Holdings and its Restricted Subsidiaries or (ii) as at the end of such Fiscal Year, was owner of more than 3.0% of the consolidated assets of the Holdings and its Restricted Subsidiaries.

“Materials of Environmental Concern” shall mean any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, any petroleum or petroleum products, asbestos, polychlorinated biphenyls, lead or lead based paints or materials, radon, urea formaldehyde insulation, toxic mold, radioactive materials or radiation defined or regulated under any Environmental Law.

“Maturity Date” shall mean May 24, 2027.

“Maximum Rate” shall have the meaning set forth in Section 12.17.

“Minimum Borrowing Amount” shall mean $2,500,000 and integral multiples of $1,000,000; provided that on the Closing Date the Minimum Borrowing Amount shall be $50,000,000.

“MNG Management Services Agreement” means the Services Agreement, dated as of May 24, 2021, by and between the Borrower and MNG Enterprises, Inc., a Delaware corporation, as in effect on the Closing Date.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, debenture or similar security instrument.

“Mortgaged Property” shall mean any Real Property owned by any Loan Party that is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“Multiemployer Plan” shall mean a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) a Loan Party or any of its Commonly Controlled Entities or to which a Loan Party or any of its Commonly Controlled Entities has any direct or indirect liability or obligation (whether current or contingent) or has within any of the preceding five years made or accrued an obligation to make contributions.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof actually received in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, brokers’ fees or commissions, and other bona fide fees, costs and expenses actually incurred in connection therewith, (ii) amounts (including the principal amount, any premium, penalty or interest) required to be applied to the repayment of Indebtedness (excluding the Obligations and Indebtedness assumed by a purchaser of such assets) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), (iii) taxes actually paid (including any dividend or other distribution to Holdings for payment of taxes) and Borrower’s reasonable and good faith estimate of income, franchise, sales, transfer, and other applicable taxes required to be paid by Holdings, Borrower or any Restricted Subsidiary in connection with such Asset Sale or Recovery Event, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person (including a Governmental Authority) that is not an Affiliate of Borrower or any of its Restricted

Subsidiaries, and are properly attributable to such transaction, (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such Asset Sale, to the extent such reserve is required by GAAP, (C) for indemnification obligations, or (D) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within thirty (30) days after, the date of such sale or other disposition, at such time when such amounts are no longer required to be set aside as reserve, and (v) in the case of a Recovery Event, costs of preparing assets for transfer upon a taking or condemnation and (b) in connection with any incurrence or issuance of Indebtedness or Capital Stock, the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide fees and expenses actually incurred in connection therewith, and any taxes paid or reasonably estimated to be actually paid in connection therewith.

“Net Worth” shall have the meaning set forth in Section 9.09.

“New York UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Non-Defaulting Lender” shall mean and include each Lender, other than a Defaulting Lender.

“Non-Guarantor Restricted Subsidiaries” shall mean any Restricted Subsidiary of any Loan Party that, upon the consent of the Required Lenders in their sole and absolute discretion, is not required to guaranty the Obligations; provided, that no Restricted Subsidiary of Borrower shall be a “Non-Guarantor Restricted Subsidiary” if such Restricted Subsidiary is not a “Non-Guarantor Restricted Subsidiary” (or comparable term) for purposes of, or otherwise a guarantor in respect of, the Revolving Facility Credit Agreement.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by Borrower or one or more Subsidiaries primarily for the benefit of employees of Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code (other than any plan maintained or required to be contributed to by a Governmental Authority).

“Notes” shall mean Term Notes and any other promissory notes evidencing any other Loans hereunder.

“Notice of Borrowing” shall have the meaning set forth in Section 2.02(a).

“Obligations” shall mean all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an bankruptcy or other proceeding under any Debtor Relief Law) to pay principal, interest, charges, expenses, fees, premiums, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

“OFAC” shall have the meaning set forth in Section 5.21(b)(iv).

“Organizational Document” shall mean (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes (excluding, for the avoidance of doubt, any Excluded Taxes) that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).

“Parent” shall mean Tribune Enterprises, LLC, a Delaware limited liability company.

“Participant” shall have the meaning set forth in Section 12.04(b).

“Participant Register” shall have the meaning set forth in Section 12.04(b).

“Patriot Act” shall mean the USA PATRIOT Act, Pub. L. 107-56 (signed into law October 26, 2001), as amended by the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time).

“Payment Office” shall mean the office of the Administrative Agent located at 875 Third Avenue, New York, New York 10022, Attn.: Daniel Wolf or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit L.

“Permitted Acquisition” shall mean (i) the Closing Date Acquisition and (ii) any Acquisition by a Loan Party or any Restricted Subsidiary to the extent that each of the following conditions shall have been satisfied:

(a)    no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b)    to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, all the conditions for the making of such Loan shall have been satisfied;

(c)    Borrower shall have furnished to the Administrative Agent at least 10 Business Days prior to the consummation of such Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the reasonable request of the Administrative Agent, such other information and documents that the Administrative Agent may reasonably request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (ii) pro forma financial statements of Holdings and its Restricted Subsidiaries after the consummation of such Acquisition, (iii) a certificate of the Borrower’s chief financial officer or treasurer or other Authorized Officer with similar knowledge of the financial affairs of the Borrower, demonstrating on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such adjustments to be determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, created by adding the historical combined financial statements of Borrower (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition) compliance, as at the end of the most recently ended fiscal quarter for which internally prepared financial statements are available, with all covenants set forth in Section 8.13 hereof after the consummation of such Acquisition, and (iv) copies of such other agreements, instruments or other documents as the Administrative Agent shall reasonably request;

(d)    the agreements, instruments and other documents referred to in paragraph (c) above shall provide that (i) neither the Loan Parties nor any of their Restricted Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the seller or sellers, or other obligation of the seller or sellers (except for obligations incurred in the ordinary course of business in operating the property so acquired and necessary or desirable to the continued operation of such property and except for Permitted Indebtedness described in Section 8.01(b), Section 8.01(c), (h), (j), (m) and Section 8.01(r)), and (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (ii) then concurrently with such Acquisition such Lien shall be released);

(e)    such Acquisition shall be effected in such a manner so that the acquired assets or Capital Stock are owned either by a Loan Party or a Wholly Owned Domestic Subsidiary of a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person;

(f)    [reserved];

(g)    the assets being acquired or the Person whose Capital Stock is being acquired did not have negative Consolidated EBITDA during the 12-consecutive month period most recently concluded prior to the date of the proposed Acquisition;

(h)    the assets being acquired (other than a de minimis amount of assets in relation to the Loan Parties’ and their Subsidiaries’ total assets), or the Person whose Capital Stock is being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related thereto;

(i)    the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Capital Stock is being acquired is organized in a jurisdiction located within the United States;

(j)    such Acquisition shall be consensual and shall have been approved by the Board of Directors of the Person whose Capital Stock or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Capital Stock by, or proxy contest initiated by, Borrower or any of its Subsidiaries or an Affiliate thereof;

(k)    any such Restricted Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.08 on or prior to the date of the consummation of such Acquisition; and

(l)    the purchase price payable in respect of (i) any single Acquisition or series of related Acquisitions shall not exceed $45,000,000 in the aggregate and (ii) all Acquisitions (including the proposed Acquisition) shall not exceed $90,000,000 in the aggregate during the term of this Agreement (in each case, for the avoidance of doubt, excluding the Closing Date Acquisition).

Notwithstanding the foregoing, the Loan Parties shall not be required to satisfy clauses (c)(ii), (c)(iii), (c)(iv), (f), (g), (h), (i) and (l) with respect to any Acquisition if (1) immediately before the consummation of such Acquisition (x) the Total Net Leverage Ratio of Holdings and its Restricted Subsidiaries for the twelve-month period ending immediately prior to the date of such Acquisition (calculated on a pro forma basis) is equal to or less than the lesser of (A) 1.00:1.00 and (B) the Total Net Leverage Ratio set forth in Section 8.13 for such period and (y) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the twelve-month period ending immediately prior to the date of such Acquisition is equal to or greater than $60,000,000 or (2) such Acquisition is financed in its entirety with proceeds received by Borrower after the Closing Date pursuant to any cash equity contribution in respect of its Capital Stock or other Equity Issuance; provided, however, that the Collateral Agent shall have a perfected first priority security in, and a Lien on, all of the assets and Capital Stock acquired pursuant to any such Acquisition and any new Subsidiary (including, any Foreign Subsidiary) acquired pursuant such Acquisition (other than Excluded Assets described in clauses (c) and (d) and clauses (f) through (l) of the definition of Excluded Assets) shall be joined as a Guarantor hereunder notwithstanding anything to the contrary in Section 7.08. Borrower shall deliver to the Administrative Agent a certificate of the Borrower’s chief financial officer or treasurer or other Authorized Officer with similar knowledge of the financial affairs of the Borrower, demonstrating its compliance with this paragraph.

“Permitted Dispositions” shall have the meaning specified therefor in Section 8.04.

“Permitted Holders” shall mean (a) the Sponsor and any Controlled Affiliate of the Sponsor and (b) Turnpike Limited and any Controlled Affiliate of Turnpike Limited.

“Permitted Indebtedness” shall have the meaning specified therefor in Section 8.01.

“Permitted Intercompany Advances” shall mean loans made by (a) a Loan Party to another Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, (b) a Non-Guarantor Restricted Subsidiary to another Non-Guarantor Restricted Subsidiary, (c) a Non-Guarantor Restricted Subsidiary to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a Non-Guarantor Restricted Subsidiary so long as (i) the aggregate amount of all such loans (by type, not by the borrower) does not exceed $3,600,000 outstanding at any one time, (ii) at the time of the making of such loan, no Event of Default has occurred and is continuing or would result therefrom, and (iii) such loan is evidenced by a promissory note that is pledged as Collateral to the Collateral Agent, subject to the ABL/Term Loan Intercreditor Agreement (if applicable).

“Permitted Liens” shall have the meaning specified therefor in Section 8.02.

“Permitted Purchase Money Indebtedness” shall mean, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within ninety (90) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $6,000,000.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus original issue discount and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder (so long as incurrence of Indebtedness pursuant to such unutilized commitments has previously been justified in accordance with the relevant provisions of Section 8.01 hereunder), (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (excluding the effects of nominal amortization in the amount of no greater than one percent per annum of the original stated principal amount of such Indebtedness on the date of Incurrence thereof), (c) the terms of such modification, refinancing, refunding, renewal or extension do not provide for any scheduled amortization or mandatory repayment, mandatory redemption, mandatory offer to purchase or sinking fund obligation prior to the Latest Maturity Date in effect at the time of Incurrence, issuance or obtainment of such Permitted Refinancing, other than prepayments, repurchases or redemptions of or offers to prepay, redeem or repurchase that would be permitted under this Agreement with respect to the Indebtedness being refinanced, (d) at the time thereof, no Event of Default shall have occurred and be continuing, (e) (i) if such the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders, taken as a whole, as those contained in any documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole, (ii) to the extent Liens securing such Indebtedness being modified, refinanced, refunded, renewed or extended are (but only if, and to the extent, the Indebtedness being modified, refinanced, refunded, renewed or extended was secured equally and ratably with the Obligations) secured equally and ratably with, Liens securing the Obligations, the Liens, if any, securing such modification, refinancing, refunding, renewal or extension are secured equally and ratably with, the Liens securing the Obligations, and the holders of such Indebtedness or the Representative acting on behalf of the holders of such Indebtedness shall have, unless the respective Permitted Refinancing is unsecured, entered into such intercreditor agreements as are consistent with those which applied to the Indebtedness being modified, refinanced, refunded, renewed or extended (with such changes as may be reasonably satisfactory to the Administrative Agent) and (iii) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions and financial covenants) are either (I) substantially identical to the Indebtedness being refinanced or (II) (taken as a whole) not materially more favorable (as determined by Borrower) to the providers of such Permitted Refinancing than those applicable to the Indebtedness being refinanced (taken as a whole) and (f) the

Indebtedness that is modified, refinanced, refunded, renewed or extended is not recourse to any Loan Party or any of its Restricted Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was modified, refinanced, refunded, renewed or extended.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean, at a particular time, an “employee benefit plan” as defined in Section 3(1) of ERISA (other than a Multiemployer Plan) and in respect of which a Loan Party or any of its Commonly Controlled Entities is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Default Rate” shall mean a rate of interest per annum equal to, with respect to outstanding Term Loans, the applicable rate of interest with respect to such Term Loans plus 2.00%, and, with respect to other Obligations, the rate of interest which is 2.00% in excess of the rate applicable to Term Loans.

“Projections” shall mean Holdings’ and its Restricted Subsidiaries’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Tribune’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Properties” shall have the meaning set forth in Section 5.17(a).

“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December after the Closing Date.

“Real Property” shall mean, with respect to any Person, all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Real Property Deliverables” shall mean each of the following agreements, instruments and other documents in respect of each fee owned Real Property:

(a)    a Mortgage duly executed by the applicable Loan Party;

(b)    evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

(c)    a Title Insurance Policy or bring-down of the existing Title Insurance Policy with respect to each Mortgage, dated as of the date such Mortgage is delivered;

(d)    a current ALTA survey and a surveyor’s certificate, in form and substance satisfactory to the Collateral Agent, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state in which such Facility is located and reasonably satisfactory to the Collateral Agent;

(e)    a copy of each letter issued by the applicable Governmental Authority, evidencing each such Real Property’s compliance with all applicable building codes, fire codes, other health and safety rules and regulations, parking, density and height requirements and other building and zoning laws together with a copy of all certificates of occupancy issued with respect to each such Real Property;

(f)    an opinion of counsel, reasonably satisfactory to the Collateral Agent, in the state where such Real Property is located with respect to the enforceability of the Mortgage to be recorded and such other customary matters as the Collateral Agent may reasonably request;

(g)    a satisfactory Phase I Environmental Site Assessment (“Phase I ESA”) (and, if reasonably requested by the Collateral Agent based upon the results of such Phase I ESA, a Phase II Environmental Site Assessment) of each Real Property, in form and substance and by an independent firm reasonably satisfactory to the Collateral Agent; and

(h)    such other agreements, instruments and other documents (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require.

“Recipient” shall mean the Administrative Agent, any Lender or any other recipient (including, for the avoidance of doubt, an Assignee or Participant).

“Recovery Event” shall mean any settlements or payments (to extent exceeding $1,800,000 in the aggregate during the term of this Agreement) in respect of any property or casualty insurance claim or any condemnation, eminent domain or similar proceeding relating to any asset of Borrower or any of its Restricted Subsidiaries (and including any Disposition pursuant to Section 8.04(g) and Section 8.04(h)).

“Refinance” shall mean, in respect of any Indebtedness, to refinance, redeem, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness, in exchange or replacement for, or convert any Indebtedness into any other, such Indebtedness in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.

“Refund” shall have the meaning set forth in Section 4.04(h).

“Register” shall have the meaning set forth in Section 12.14.

“Regulation D” shall mean Regulation D of the Board.

“Rejection Notice” shall have the meaning set forth in Section 4.02(i).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the direct and indirect equityholders, partners, directors, officers, employees, agents, consultants, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, or migrating into, through or upon the environment, including any land or water or air.

“Relevant Payment” shall have the meaning set forth in Section 9.09.

“Replaced Lender” shall have the meaning set forth in Section 2.13.

“Replacement Lender” shall have the meaning set forth in Section 2.13.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA with respect to a Plan, other than those events as to which the thirty day notice period is waived by regulation.

“Representative” shall mean, with respect to any series of Indebtedness permitted under Section 8.01(b), Section 8.01(j), Section 8.01(p), Section 8.01(r), the trustee, administrative agent, collateral agent, collateral trustee, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, Incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders holding at least a majority of the sum of all outstanding Loans.

“Requirement of Law” shall mean, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restricted Payments” shall mean (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Restricted Subsidiaries, now or hereafter outstanding, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, (d) the return of any Capital Stock of a Loan Party to any shareholders or other equity holders of such Loan Party, or any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such or (e) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Restricted Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of Borrower.

“Restricted Subsidiary” means, as applicable, a Subsidiary of the Borrower or, with respect to Holdings, a Subsidiary of Holdings (including the Borrower). As of the Closing Date, the Restricted Subsidiaries are set forth on Schedule III.

“Retained Excess Cash Flow Amount” shall (a) at all times prior to the payment in full of the Indebtedness under the First Lien Loan Documents, have the meaning set forth in the First Lien Credit Agreement and (b) at any time thereafter, $0, which amount shall, thereafter, be increased on (i) the last day of the second Fiscal Quarter of each Fiscal Year of Borrower and its Restricted Subsidiaries and (ii) the last day of each Fiscal Year of Borrower and its Restricted Subsidiaries, in each case by an amount (to the extent positive) equal to 50% of the amount of Excess Cash Flow for the two consecutive Fiscal Quarters then ended.

“Revolving Facility Agent” shall mean the administrative or similar agent or trustee under any Revolving Facility Credit Agreement.

“Revolving Facility Credit Agreement” shall mean any revolving credit facility in an aggregate principal amount not to exceed $50,000,000 (as such amount may be increased in accordance with the terms thereof and the ABL/Term Loan Intercreditor Agreement), by and among the Loan Parties and the applicable agents and lenders party thereto, in each case, on terms reasonably acceptable to the First Lien Agent, (including any agreement evidencing Permitted Refinancing Indebtedness of any such revolving credit facility); provided that the holders of such Indebtedness or a Representative acting on behalf of the holders of such Indebtedness shall have become party to the ABL/Term Loan Intercreditor Agreement (or another Intercreditor Agreement containing terms that are at least as favorable in all material respects to the Secured Parties (as reasonably determined by the Administrative Agent) as those contained in the ABL/Term Loan Intercreditor Agreement), in each case as the same may be amended, restated, supplemented, waived or otherwise modified (or renewed, extended or replaced) from time to time in a manner not prohibited by the ABL/Term Loan Intercreditor Agreement (including, for the avoidance of doubt, any such amendment, restatement, supplement, waiver or other modification that increases the commitment or amount of Revolving Facility Obligations thereunder in accordance with the terms hereof and thereof) or by this Agreement. Any reference to the Revolving Facility Credit Agreement hereunder shall be deemed a reference to each Revolving Facility Credit Agreement then in existence.

“Revolving Facility Documents” shall mean the “Loan Documents” (as defined in the Revolving Facility Credit Agreement) (or any equivalent term), other than, for the avoidance of doubt, this Agreement, in each case as the same may be amended, restated, supplemented, waived or otherwise modified (or renewed, extended or replaced) from time to time in a manner not prohibited by the ABL/Term Loan Intercreditor Agreement (including, for the avoidance of doubt, any such amendment, restatement, supplement, waiver or other modification that increases the commitment or amount of Revolving Facility Obligations thereunder in accordance with the terms hereof and thereof) or by this Agreement.

“Revolving Facility Lenders” shall mean the lenders from time to time party to the Revolving Facility Credit Agreement.

“Revolving Facility Loans” shall mean the loans borrowed under the Revolving Facility Credit Agreement.

“Revolving Facility Obligations” shall mean all “Obligations” (or any comparable term) as defined in the Revolving Facility Credit Agreement.

“Revolving Facility Priority Collateral” shall mean “Working Capital Priority Collateral” (or equivalent term) as defined in the ABL/Term Loan Intercreditor Agreement (if applicable).

“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc.

“Sale Leaseback Transaction” shall mean any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, a Loan Party acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanctions” shall have the meaning set forth in Section 5.21(b)(iv).

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, the Lenders, and each co-agent or sub-agent appointed from time to time pursuant to Article XI.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization” has the meaning specified therefor in Section 12.04(f).

“Security Agreement” shall mean the Security Agreement in the form of Exhibit D dated as of the Closing Date, as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time in accordance with the terms thereof and hereof.

“Security Document” shall mean and include each of the Security Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document, each Control Agreement, any Intellectual Property security agreement, the ABL/Term Loan Intercreditor Agreement, the First Lien/Second Lien Intercreditor and Subordination Agreement and each other Intercreditor Agreement.

“Single Employer Plan” shall mean any Plan that is covered by Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, other than a Multiemployer Plan, that is maintained or contributed to by a Loan Party or any of its Commonly Controlled Entities or to which a Loan Party or any of its Commonly Controlled Entities has any direct or indirect liability or obligations (whether current or contingent) or could have liability under Section 4069 of ERISA.

“Solvent” shall mean, with respect to any Person as of any date of determination, that (a) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (b) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Equity Contribution” shall have the meaning set forth in Section 10.04(a).

“Specified Representations” shall mean the representations and warranties of the applicable Loan Parties contained in Section 5.03, Section 5.04, Section 5.05, the first sentence of Section 5.06, Section 5.12, Section 5.15, Section 5.20, and Section 5.21 of this Agreement.

“Sponsor” shall mean Alden Global Capital, LLC.

“Subordinated Indebtedness” shall mean, with respect to the Obligations, any Indebtedness of Borrower or any Guarantor that is by its terms is unsecured (or secured by a Lien ranking junior to the Liens securing the Obligations and subject to an Intercreditor Agreement) and subordinated in right of payment to the Obligations (including, in the case of a Guarantor, Obligations of such Guarantor under its Guarantee) on terms and conditions reasonably acceptable to the Required Lenders and subject to the Subordination Agreement; provided that Subordinated Indebtedness containing the following terms shall be deemed to be acceptable to the Required Lenders: (i) no scheduled cash principal payments or mandatory redemptions shall be required pursuant to the terms of any such Subordinated Indebtedness prior to the maturity date thereof, (ii) the payment of regularly scheduled cash interest shall be permitted at a commercially reasonable rate in the absence of a continuing Event of Default, (iii) the maturity date of any such Subordinated Indebtedness shall be at least 180 days after the Latest Maturity Date and (iv) any such

Subordinated Indebtedness shall contain a customary standstill period on the exercise of remedies (whether or not of a type available to unsecured creditors) in the absence of an Event of Default under Section 10.01(a).

“Subordination Agreement” shall mean a subordination agreement substantially in form attached hereto as Exhibit J and/or any other subordination agreement executed in connection with any transaction requiring such agreement to be executed pursuant to the terms hereof, among the Administrative Agent, the Collateral Agent, Borrower, the Guarantors and one or more other Representatives of Indebtedness to be subject to such subordination agreement or any other party, as the case may be and, in each case, on such other terms that are reasonably satisfactory to the Administrative Agent and the Collateral Agent, in each case, as amended, restated, supplemented, renewed, replaced or otherwise modified from time to time with the consent of the Administrative Agent.

“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other Capital Stock having ordinary voting power (other than stock or such other Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantor” shall mean each Wholly Owned Domestic Subsidiary of Borrower (other than Non-Guarantor Restricted Subsidiaries). As of the Closing Date, the Subsidiary Guarantors are set forth on Schedule IV.

“Swap Agreement” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including, without limitation, any Interest Rate Protection Agreement).

“Synthetic Lease Obligation” shall mean the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Tax Compliance Certificate” shall have the meaning set forth in Section 4.04(e)(iii).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” shall mean any Term Loans or any portion thereof, as the context may require.

“Term Loan” shall mean the Initial Term Loan.

“Term Loan Commitments” shall mean the Initial Term Loan Commitment.

“Term Loan Priority Collateral” shall mean (a) during any time when a Revolving Facility Credit Agreement and ABL/Term Loan Intercreditor Agreement have not been entered into and are not then effective, the Collateral and (b) during any time when a Revolving Facility Credit Agreement and

ABL/Term Loan Intercreditor Agreement have been entered into and are then effective, “Term Loan Priority Collateral” (or equivalent term) as defined in the ABL/Term Loan Intercreditor Agreement.

“Term Note” shall have the meaning set forth in Section 2.05(a).

“Termination Date” shall mean the first date on which each of the following conditions are satisfied:

(a)    the full cash payment of the Obligations under the Loan Documents (other than unasserted contingent indemnification and reimbursement obligations); and

(b)    the termination or expiration of all Term Loan Commitments.

“Termination Event” shall mean (a) a Reportable Event with respect to any Plan, (b) any event that causes any Loan Party or any of its Commonly Controlled Entities to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212(c) of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (c) the filing of a notice of intent to terminate an Plan or the treatment of an Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Plan, or (e) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Total Funded Senior Indebtedness” shall mean, with respect to any Person at any date, all Indebtedness of such Person, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of such Person to a date more than one year from such date, including, in any event, with respect to Holdings and its Restricted Subsidiaries, the First Lien Obligations and the Revolving Facility Obligations, but excluding any Obligations and any other Subordinated Indebtedness; provided, however, that if the First Lien Obligations have been paid in full, “Total Funded Senior Indebtedness” shall include the Obligations.

“Total Initial Term Loan Commitment” shall mean, at any time, the sum of the Initial Term Loan Commitments of each of the Lenders at such time.

“Total Net Debt” shall mean, as of any date of determination, (a) Total Funded Senior Indebtedness as at such date (after giving effect to any Incurrence, repayment, repurchase, redemption, defeasance, retirement or discharge of Indebtedness on such date), minus (b) cash and Cash Equivalents (excluding escrow amounts) of Holdings and its Restricted Subsidiaries that is subject to a Control Agreement in favor of the Collateral Agent (or, if applicable, the Revolving Facility Agent or the First Lien Agent), provided that the aggregate amount of such cash and Cash Equivalents shall not exceed $18,000,000.

“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Total Net Debt as of such date, to (b) Consolidated EBITDA, calculated on a pro forma basis, for the period of the most recent four consecutive Fiscal Quarters ending prior to the date of such determination for which financial statements have been made available (or were required to be made available) pursuant to Section 6.01, Section 7.01(a), or Section 7.01(b).

“Transaction” or “Transactions” shall mean (a) entering into the Loan Documents, Revolving Facility Documents and the First Lien Loan Documents, (b) the consummation of the Closing Date Acquisition, (c) the Incurrence of the Initial Term Loans, (d) the Disposition of all of the Capital Stock of TRX Pubco GP, LLC, TRX Pubco, LLC, Daily News, L.P., and each of their respective subsidiaries, (e) the

Disposition of the Virginia Beach Real Property, and (f) the payment of all fees (including any upfront fees and/or original issue discount), costs and expenses in connection with the foregoing (such fees, costs and expenses being, the “Transaction Costs”) and all of the transactions to occur on the Closing Date related to the foregoing.

“Transaction Costs” has the meaning set forth in the definition of Transactions.

“Transition Services Agreement” means means the Transition Services Agreement made and effective as of 11:59 p.m., New York City time, on May 24, 2021, by and between NY Daily News Enterprises, LLC, a Delaware limited liability company, as purchaser, and Tribune, as seller.

“Tribune” shall have the meaning set forth in the preamble hereto.

“Twelve-Twelve Management Services Agreement” means the Management Services Agreement, dated as of May [24], 2021, by and between the Borrower and Twelve-Twelve Enterprises LLC, a Delaware limited liability company, as in effect on the Closing Date.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“United States” and “U.S.” shall each mean the United States of America.

“Virginia Beach Real Property” means the real property owned by Tribune and located at 5429 Greenwich Road, Virginia Beach, VA 23462.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” shall mean, with respect to any Person, any Wholly Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, (i) any corporation 100% of whose Capital Stock is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Subsidiary of Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than Holdings and its Subsidiaries under applicable law).

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

Section 1.02    Other Interpretive Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(a)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in

Section 1.01 shall have the respective meanings given to them under GAAP (but subject to the terms of Section 12.07), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall,” and (v) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to Borrower or any other Loan Party shall be construed to include Borrower or such Loan Party as debtor and debtor-in-possession and any receiver or trustee for Borrower or any other Loan Party, as the case may be, in any insolvency or liquidation proceeding.

(b)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d)    Notwithstanding anything herein or any other Loan Document to the contrary, whenever any document, agreement or other item is required by any Loan Document to be delivered or payment is required to be made, on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

(e)    Any reference herein and in the other Loan Documents to the “payment in full” of the Obligations and words of similar import shall mean the payment in full in cash of the Obligations, other than unasserted contingent indemnification obligations and unasserted expense reimbursement obligations.

(f)    Any financial ratios required to be maintained by Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(g)    Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements, replacements, extensions, renewals, refinancings, restructurings and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements, replacements, extensions, renewals, refinancings, restructurings and other modifications are not prohibited hereby or by any other Loan Document; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

(h)    All references to “knowledge” or “awareness” of any Loan Party or a Restricted Subsidiary thereof mean the actual knowledge or awareness of an Authorized Officer of a Loan Party or such Restricted Subsidiary.

(i)    The word “or” is not exclusive.

(j)    All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by any such Person in his or her capacity solely as an officer or representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

(k)    If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

(l)    Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein, any dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Loan Documents may be accumulated, added, combined, aggregated or used together by any Loan Party and its Subsidiaries without limitation for any purpose not prohibited hereby, and (b) any action or event permitted by this Agreement or the other Loan Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Loan Documents.

ARTICLE II

AMOUNT AND TERMS OF CREDIT.

Section 2.01    Amounts and Terms of The Term Loan Commitments.

(a)    Subject to and upon the terms and conditions set forth herein, each Lender party to this Agreement severally agrees to make a term loan or term loans (each, an “Initial Term Loan” and, collectively, the “Initial Term Loans”) to Borrower, which Initial Term Loans (i) shall be incurred pursuant to a single drawing on the Closing Date and (ii) shall be made by each such Lender in an aggregate principal amount not to exceed the Initial Term Loan Commitment of such Lender on the Closing Date.

(b)    Once repaid, Term Loans incurred hereunder may not be reborrowed.

Section 2.02    Notice of Borrowing.

(a)    If Borrower desires to incur any Term Loans (or portions thereof), Borrower shall give the Administrative Agent at the Payment Office at least two (2) Business Days’ (or such shorter period as shall be reasonably acceptable to the Administrative Agent) prior notice of the Term Loans to be incurred hereunder; provided that any such notice shall be deemed to have been given on a certain day only if given before 3:00 p.m. (New York City time) on such day. Each such notice (the “Notice of Borrowing”) shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, substantially in the form of Exhibit E, appropriately completed to specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day and the Closing Date) and (iii) the applicable account details for Borrower. The Administrative Agent shall promptly give each Lender that is required to make Loans in the respective Notice of Borrowing notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)    Without in any way limiting the obligation of Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Officer of Borrower, prior to receipt of written confirmation. In each such case, Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error, unless such telephonic notice is followed by written notice from an Authorized Officer of Borrower thereof.

(c)    Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the applicable Latest Maturity Date.

Section 2.03    Repayment of Loans. The principal amount of the Term Loans of each Lender shall be repaid on the Maturity Date, in an amount equal to the aggregate principal amount outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

Section 2.04    Disbursement of Funds. On the Closing Date, each Lender with an Initial Term Loan Commitment will make available its pro rata portion (determined in accordance with Section 2.07) of such Borrowing. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to Borrower at the Payment Office, or to such other account as Borrower may specify in writing to the Administrative Agent, the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

Section 2.05    Promissory Notes.

(a)    Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 12.14 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and promptly delivered by Borrower substantially in the form of Exhibit F (each, a “Term Note” and, collectively, the “Term Notes”).

(b)    Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes with respect to such Loans will endorse on the reverse side thereof the outstanding principal amount of such Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect Borrower’s obligations in respect of such Loans. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control.

(c)    Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans shall affect or in any manner impair the obligations of Borrower to pay such Loans and all related Obligations incurred by Borrower that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guarantees therefor provided pursuant to the various Loan Documents. Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

Section 2.06    [Reserved].

Section 2.07    Pro Rata Borrowings. All Borrowings of any Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Term Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.08    Interest.

(a)    Borrower agrees to pay interest in respect of the unpaid principal amount of each Term Loan from the date of Borrowing thereof until the) the maturity thereof at a rate per annum that shall be equal to the Applicable Interest Rate.

(b)    [Reserved].

(c)    To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, at the election of the Required Lenders, the principal of, and all accrued and unpaid interest on, all Term Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d)    Accrued (and theretofore unpaid) interest shall be payable (i) annually in arrears on each Annual Payment Date from the Closing Date (provided, however, that seven percent (7.00%) of such interest shall be payable in kind by adding an amount equal to such seven percent (7.00%) interest to the then outstanding principal balance of the Term Loans on each Annual Payment Date so as to increase the outstanding principal balance of such Term Loans on such Annual Payment Date) and (ii) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)    [Reserved].

Section 2.09    [Reserved].

Section 2.10    Increased Costs, Illegality, etc.

(a)    [Reserved].

(b)    [Reserved].

(c)    If any Lender determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, liquidity, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Loans or Term Loan Commitments hereunder or its obligations hereunder, then Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts, will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon the subsequent receipt of such notice.

(d)    Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change after the Closing Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10).

(e)    For the avoidance of doubt, this Section 2.10 shall not apply to any Excluded Taxes, or to any Indemnified Taxes, which are otherwise provided for in Section 4.04.

Section 2.11    [Reserved].

Section 2.12    Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(c) or requires a Loan Party to pay any Indemnified Taxes or additional amounts to any Lender or Governmental Authority pursuant to Section 4.04 with respect to such Lender, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no legal, regulatory or unreimbursed economic disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of Borrower or the right of any Lender provided in Section 2.10 and Section 4.04.

Section 2.13    Replacement of Lenders; Defaulting Lenders.

(a)    (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(c) or requires a Loan Party to pay any Indemnified Taxes or additional amounts to any Lender or Governmental Authority pursuant to Section 4.04 with respect to any Lender that results in such Lender charging to Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement that requires the consent of each Lender or each directly and adversely affected Lender that has been approved by the Required Lenders as (and to the extent) provided in Section 12.11(a), Borrower shall have the right, if no Event of Default then exists or would exist after giving effect to such replacement, by written notice, (I) to repay all Obligations of Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (II) in accordance with Section 12.04 to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent (to the extent the consent of the Administrative Agent would be required under Section 12.04), which acceptance shall not be unreasonably withheld, delayed or conditioned; provided that in the case of this clause (II):

(i)    at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 12.04 (and with all fees payable pursuant to said Section 12.04 to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the outstanding Loans and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender; and

(ii)    all obligations of Borrower then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11) shall be paid in full to such Replaced Lender concurrently with such replacement.

(b)    Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent or Borrower shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption on behalf of such Replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 12.04. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 12.14 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation,

Section 2.10, Section 2.11, Section 4.04, Section 11.06, Section 12.01 and Section 12.06), which shall survive as to such Replaced Lender. In the case of the substitution of a Lender pursuant to this Section, if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (x) the date on which the Replacement Lender executed and delivers such Assignment and Assumption and/or such other documentation and (y) the date as of which all obligations of Borrower required to be paid to the Replaced Lender pursuant to this Section, then the Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Administrative Agent and Borrower shall each be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Replaced Lender.

ARTICLE III

FEES; REDUCTION OR TERMINATION OF COMMITMENTS

Section 3.01    Fees.

(a)    [Reserved].

(b)    [Reserved].

Section 3.02    Reduction or Termination of Commitments. The Total Initial Term Loan Commitment (and the Initial Term Loan Commitment of each Lender) shall terminate in its entirety on the Closing Date (after giving effect to the Incurrence by Borrower of Initial Term Loans on such date).

ARTICLE IV

PREPAYMENTS; PAYMENTS; TAXES

Section 4.01    Voluntary Prepayments.

(a)    Borrower may at any time and from time to time prepay the Loans, in whole or in part, in each case, without premium or penalty.

(b)    Any prepayment of Loans shall be made upon irrevocable notice (subject to revocation as, and in the circumstances, set forth in clause (II) below) delivered to the Administrative Agent no later than 3:00 p.m. (New York City time) three Business Days prior thereto, which notice shall specify the date and amount of prepayment; provided, that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a Refinancing of the Term Facilities or otherwise conditioned upon the consummation of any other transaction or the occurrence of any event (including an acquisition or a Change of Control), such notice of prepayment may be revoked if such Refinancing is not consummated or such condition is not satisfied, subject to payment of any costs referred to in Section 2.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Prepayments shall be accompanied by accrued interest on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of at least $1,000,000 or, if less, the outstanding principal amount of such Borrowing.

(c)    All voluntary prepayments of the Term Loans in accordance with this Section 4.01 shall be applied to the remaining amortization payments of the Term Loans in their inverse order of maturity.

Section 4.02    [Reserved].

Section 4.03    Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 3:00 p.m. (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Except as otherwise provided herein, whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

Section 4.04    Taxes.

(a)    All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.04) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.04) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and the reasons therefor in reasonable detail delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c)    The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.04, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Each Lender and the Administrative Agent that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes, agrees to deliver to Borrower and the Administrative Agent (or in the case of the Administrative Agent, to Borrower) on or prior to the date it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), two accurate, complete and executed copies of IRS Form W-9 certifying to such Person’s entitlement to exemption from United States federal backup withholding. Each Lender and the Administrative Agent that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (each, a “Foreign Lender”) agrees to deliver, to the extent it is legally entitled to do so, to Borrower and the Administrative Agent (or in the case of the Administrative Agent, to deliver to Borrower) on or prior to the date it becomes a party to this Agreement, whichever of the following is applicable:

(i)    two accurate, complete and executed copies of IRS Form W-8ECI, or any subsequent versions thereof or successors thereto;

(ii)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two accurate, complete and executed copies of IRS Form W 8BEN or IRS Form W-8BEN-E, as applicable, or any subsequent versions thereof or successors thereto, certifying to such Person’s entitlement as of such date to a complete exemption from, or reduction of, United States withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other payments to be made under any Loan Document, two accurate, complete and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or any subsequent versions thereof or successors thereto, certifying to such Person’s entitlement as of such date to a complete exemption from, or reduction of, United States withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code: (A) two executed certificates providing that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code; (2) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code; or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, which certificates shall be substantially in the form of Exhibit H-1 (any such certificate, a “Tax Compliance Certificate”) and (B) two accurate, complete and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (with respect to the portfolio interest exemption) (or any subsequent versions thereof or successors thereto), certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note;

(iv)    in the case of a Foreign Lender that is not a beneficial owner, two accurate, complete and executed copies of IRS Form W-8IMY, or any subsequent versions thereof of successors thereto, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN, a Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner; and

(v)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; provided that delivery of such documentation shall not be required if in the Lender’s reasonable judgment such delivery would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

In addition, the Administrative Agent and each Lender agrees that from time to time after the Closing Date, when a change in circumstances renders the previous certification inaccurate in any material respect, it will deliver to Borrower and the Administrative Agent two new accurate and complete signed copies of IRS Form W-8ECI, Form W-8BEN or Form W-8BEN-E (with respect to the benefits of any income tax treaty), Form W-8BEN or Form W-8BEN-E (with respect to the portfolio interest exemption) and a Tax Compliance Certificate, or Form W-9, as the case may be (or any subsequent versions thereof or successors thereto), in order to confirm or establish its continued entitlement to a complete exemption from United State withholding tax or backup withholding with respect to payments under this Agreement and any Note, or it shall promptly notify Borrower and the Administrative Agent (if applicable) of its inability to deliver any such form or certificate pursuant to this Section 4.04(e).

(f)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent upon request such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.04(e)(i) through (iv)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g)    If a payment made to a Lender or the Administrative Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or the Administrative Agent were to fail to comply with the applicable reporting or withholding requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or the Administrative Agent shall deliver to Borrower and the Administrative Agent (or, in the case of the Administrative Agent, to the Borrower) at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code or an intergovernmental agreement) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Person has complied with such Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.04(d), FATCA shall include any amendments made to FATCA after the Closing Date.

(h)    If any Loan Party pays any additional amount or makes any indemnity payment under this Section 4.04 to a Lender or the Administrative Agent and such Lender or the Administrative Agent determines in its sole discretion exercised in good faith that it has received any refund of Taxes as to which it has been indemnified by any Loan Party (a “Refund”), such Lender or the Administrative Agent shall pay to such Loan Party, as the case may be, such Refund (but only to the extent of indemnity payments made under this Section 4.04 with respect to Taxes giving rise to such Refund) net of all out of pocket expenses (including taxes) in respect of such Refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Refund); provided, however, that (i) such Loan Party, upon the request of such Lender or the Administrative Agent, shall repay to such indemnified party the amount paid over pursuant to this Section 4.04(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority; (ii) nothing in this Section 4.04(h) shall require any Lender or the Administrative Agent to disclose any confidential information to any Loan Party (including, without limitation, its tax returns); and (iii) notwithstanding anything to the contrary in this Section 4.04(h), in no event will the Lender or Administrative Agent be required to pay any amount to any Loan Party the payment of which would place the Lender or Administrative Agent in a less favorable net after-tax position than the Lender or Administrative Agent would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

(i)    Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, each of the Loan Parties (on its behalf and on behalf of each its Restricted Subsidiaries) hereby jointly and severally represents and warrants to the Agents and each Lender that:

Section 5.01    Financial Condition.

(a)    The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present in all material respects the consolidated financial condition of Tribune and its Restricted Subsidiaries as at the respective dates thereof and the consolidated results of operations of Tribune and its Restricted Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, except as otherwise noted therein and, in the case of quarterly or monthly Financial Statements, except for the absence of footnotes and subject to normal year-end adjustments. All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of Tribune and its Restricted Subsidiaries are set forth in the Financial Statements.

(b)    Borrower has heretofore furnished to each Agent and each Lender (A) projected monthly income statements and statements of cash flows of the Holdings and its Restricted

Subsidiaries for the period from April 1, 2021, through December 26, 2021, and (B) projected, income statements and statements of cash flows of Holdings and its Restricted Subsidiaries for the Fiscal Quarters ending March 27, 2022 through December 31, 2025, which projected financial statements shall be updated from time to time pursuant to Section 7.02(b).

Section 5.02    No Change. Since the last day of the Fiscal Year of the Borrower ended December 27, 2020 (after giving effect to the Transactions as if same had occurred prior thereto), there has been no change in the financial condition, business, operations, assets or liabilities of the Borrower and/or its Restricted Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.03    Existence; Compliance with Law. Each of Holdings and each other Restricted Subsidiary (a) is duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except where the failure to have such power, authority or legal right could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04    Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of Borrower, to authorize the obtaining of the extensions of credit on the terms and conditions of this Agreement and to authorize the other Transactions. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party hereto or thereto, as applicable, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 5.05    Consents. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 5.19 and (iii) those, the failure of which to obtain or make could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.06    No Legal Bar; Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof (i) will not violate any material Requirement of Law, the Revolving Facility Documents (if any) or any other material Contractual Obligation (including, without limitation, any Material Contract) of Holdings or any of its Restricted Subsidiaries, (ii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any Organizational Documents of Holdings or any of its Restricted Subsidiaries or any Contractual Obligation of Holdings of or any of its Restricted Subsidiaries (other than Liens permitted hereunder) and (iii) will not violate the Organizational Documents of Holdings or any of its respective Restricted Subsidiaries. Each of Holdings and each of its Restricted Subsidiaries is in compliance with all Requirements of Law, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.07    Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08    No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document or the other Transactions.

Section 5.09    Ownership of Property; Liens; Insurance.

(a)    Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, after giving effect to the Closing Date Acquisition, each of Holdings and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests, as applicable, in all property and assets necessary in the ordinary conduct of its business, free and clear of all Liens (except for Liens permitted by Section 8.02) and, to the extent applicable, any such material properties and assets are in good working order and condition, ordinary wear and tear excepted.

(b)    Each material insurance policy maintained by the Loan Parties and their Restricted Subsidiaries is in full force and effect, all premiums due have been duly paid prior to becoming delinquent beyond any grace period, and no Loan Party or any of its Restricted Subsidiaries has received notice of violation or cancellation thereof. Each Loan Party and each of its Restricted Subsidiaries has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

Section 5.10    Intellectual Property. Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: after giving effect to the Closing Date Acquisition, (a) the Loan Parties and their Restricted Subsidiaries own and have properly recorded including full payment of all maintenance and renewal fees, or are licensed to use, pursuant to valid and enforceable written agreements, all Intellectual Property used in the conduct of the business of the Borrower and its Restricted Subsidiaries as currently conducted, (b) no claim has been asserted and is pending by any Person challenging or questioning any Loan Party’s or any of its Restricted Subsidiaries use of any Intellectual Property or the validity or effectiveness of any Loan Party’s or any of its Restricted Subsidiaries’ Intellectual Property or alleging that the conduct of any Loan Party’s or any of its Restricted Subsidiaries’ business infringes or violates the rights of any Person, nor does any such Loan Party know of any valid basis for any such claim and (c) to the knowledge of the Loan Parties, no Person is infringing, violating or misappropriating any Loan Party’s or any of its Restricted Subsidiaries’ rights to any Intellectual Property.

Section 5.11    Taxes. Each of the Borrower and its Restricted Subsidiaries has filed all U.S. federal and state income tax returns and all other material Tax returns, required to be filed by it and has paid all Taxes payable by it that have become due, other than those Taxes (a) not yet delinquent,

(b) being contested in good faith as to which adequate reserves have been provided in accordance with GAAP or (c) that do not in an aggregate amount at any one time not to exceed $600,000. No material Tax Lien has been filed, and, to the knowledge of any of the Loan Parties, no material Tax claim is being threatened in writing (other than Liens or claims permitted hereunder).

Section 5.12    Use of Proceeds; Margin Regulations.

(a)    All proceeds of the Initial Term Loans will be used by Borrower to finance the Closing Date Acquisition, refinance or extinguish any existing Indebtedness (other than Permitted Indebtedness) of Holdings and its Subsidiaries, to pay Transaction Costs, and for general corporate purposes.

(b)    No part of any Loan (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 5.13    Labor Matters. Except as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect: (a) there are no strikes, slowdowns, stoppages, unfair labor practice charges or other labor disputes against any of Holdings or any of its Restricted Subsidiaries pending or, to the knowledge of any Loan Party, threatened; (b) hours worked by and payment made to employees of each of Holdings and each of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters and there are no other violations of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with wage and hour matters; and (c) all payments due from any of Holdings or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Holdings or the relevant Restricted Subsidiary. The consummation of the Transactions will not give rise to any material right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which Holdings or any of its Restricted Subsidiaries is bound.

Section 5.14    ERISA.

(a)    Except as set forth on Schedule 5.14 and as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i)    neither a Reportable Event nor a failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred with respect to any Single Employer Plan or Multiemployer Plan during the five-year period prior to the date on which this representation is made or deemed made;

(ii)    no Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA;

(iii)    each Plan has complied and is in compliance in form and operation with its terms and with the applicable provisions of ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations;

(iv)    no determination has been made that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA;

(v)    all contributions required to be made by any Loan Party or any of its Commonly Controlled Entities with respect to a Plan or a Multiemployer Plan, whether under the Code, ERISA or the terms of the Plan, Multiemployer Plan or other Contractual Obligation, have been timely made;

(vi)    no administrator of any Plan has provided a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a Plan amendment referred to in Section 4041(e) of ERISA) and no termination of a Plan has occurred, no proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Single Employer Plan, and no Lien in favor of the PBGC or a Plan has arisen;

(vii)    no Loan Party nor any of its Commonly Controlled Entities has had or is reasonably expected to have a complete or partial withdrawal from any Multiemployer Plan and none of Borrower, any Guarantor or any of their respective Restricted Subsidiaries or Commonly Controlled Entities would become or would reasonably be expected to become subject to any material liability under ERISA if any such Loan Party, Restricted Subsidiary or such Commonly Controlled Entity were to withdraw partially or completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made;

(viii)    no Multiemployer Plan is or is reasonably expected to be insolvent (within the meaning of Section 4245 of ERISA) and no Loan Party nor any of its Commonly Controlled Entities has received any notice, and no Multiemployer Plan has received from a Loan Party or any of its Commonly Controlled Entities any notice, that a Multiemployer Plan is in or is reasonably expected to be in endangered or critical status under Section 432 of the Code or Section 305 of ERISA;

(ix)    each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification); and

(x)    there has been no cessation of operations at a facility of any Loan Party or any of its Commonly Controlled Entities in the circumstances described in Section 4062(e) of ERISA;

(xi)    none of Borrower, any Guarantor or any of their respective Restricted Subsidiaries has engaged in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; and

(xii)    no Loan Party or any of its Commonly Controlled Entities has incurred any liability under Title IV of ERISA with respect to any Plan or any Multiemployer Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

(b)    There are no actions, suits or claims pending against or involving a Plan or, to the knowledge of any Loan Party or any of its respective Commonly Controlled Entities, threatened, which would could reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect.

(c)    Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Non-U.S. Plan as of the Closing Date have been timely made, and (iii) none of Borrower or any Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan.

Section 5.15    Investment Company Act. Neither Holdings nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company” required to be registered as such, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.16    Subsidiaries. As of the Closing Date, after giving effect to the Transactions, Schedule 5.16 sets forth, as to each Restricted Subsidiary, the percentage of each class of Capital Stock of such Restricted Subsidiary owned by Holdings or any of its Restricted Subsidiaries. All of the outstanding Capital Stock owned by the Loan Parties in such Restricted Subsidiaries has been validly issued and is fully paid and all Capital Stock owned by a Loan Party in such Restricted Subsidiaries is owned free and clear of all Liens except (i) those created under the Security Documents or (ii) any Lien that is permitted under Section 8.02.

Section 5.17    Environmental Matters. Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)    the facilities and properties currently and, to the knowledge of any Loan Party, formerly owned, leased or operated by Holdings or any of its Restricted Subsidiaries in the past three years (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances so as has given rise to or would give rise to liability of Holdings or any of its Restricted Subsidiaries under, any Environmental Law;

(b)    no Loan Party has received any written notice of any unremediated violation, alleged violation, non-compliance, liability or potential liability under Environmental Laws with regard to any of the Properties or the business operated by Holdings or any of its Restricted Subsidiaries, nor does any Loan Party have knowledge that any such notice will be received or is being threatened;

(c)    Materials of Environmental Concern have not in the past three years been Released, transported or disposed of from the Properties by or on behalf of Holdings or any of its Restricted Subsidiaries in violation of, or in a manner or to a location that has given rise to or would give rise to liability under, any Environmental Law, nor have in the past three years any Materials of Environmental Concern been Released, generated, treated, stored or disposed of at, on or under any of the Real Properties or by Holdings or any of its Restricted Subsidiaries in violation of, or in a manner that has given rise to or would give rise to liability under, any applicable Environmental Law;

(d)    no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Loan Party, threatened, under any Environmental Law to which Holdings or any of its Restricted Subsidiaries is named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Real Properties or the business operated by Holdings or any of its Restricted Subsidiaries;

(e)    to the knowledge of any Loan Party, there are no past or present actions, activities, circumstances, conditions, events or incidents with respect to the Properties or the business operated by Holdings or any of its Restricted Subsidiaries, including, without limitation, the Release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could form the basis of any judicial proceeding or governmental or administrative action against Holdings or any of its Restricted Subsidiaries or against any person or entity whose liability for any such action or order Holdings or any of its Restricted Subsidiaries has retained or assumed either contractually or by operation of law, or otherwise result in any costs, liabilities or restrictions on ownership, occupancy, use or transferability of any property under Environmental Law; and

(f)    Holdings, its Restricted Subsidiaries, the Real Property and all operations at the Real Property are in material compliance with all applicable Environmental Laws.

The representations and warranties in this Section 5.17 are the sole representations and warranties of the Loan Parties with respect to any environmental, health or safety matters, including those relating to Environmental Laws or Materials of Environmental Concern.

Section 5.18    Accuracy of Information, etc. No written information (other than the Projections, estimates and other forward looking statements and information of a general economic or general industry nature) concerning Holdings or any of its Restricted Subsidiaries contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Agents or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, data, document or certificate was so furnished, when taken as a whole, any material misstatement of a fact or omitted to state a material fact necessary, in light of the circumstances under which they were made, to make the information or data contained herein or therein not misleading in any material respect. The Projections and pro forma financial information, taken as a whole, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Borrower in good faith to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, forecasts and projections are subject to uncertainties and contingencies, actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no assurance can be given that any forecast or projections will be realized.

Section 5.19    Security Documents.

(a)    Each of the Security Documents is (or, when duly and validly authorized, executed and delivered by all parties thereto will be) effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable second priority security interest, subject only to (x) the terms of the ABL/Term Loan Intercreditor Agreement, the Liens granted under the Revolving Facility Documents (if any), (y) the terms of the First Lien/Second Lien Intercreditor and Subordination Agreement, the Liens granted under the First Lien Loan Documents, and (z) the other Permitted Liens in the Collateral described herein and therein and proceeds thereof, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. In the case of (i) the Capital Stock described in the Security Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Capital Stock are delivered to the Collateral Agent (or, if applicable, the First Lien Agent) along with instruments of transfer in blank or endorsed to the Collateral Agent (or, if applicable, the First Lien Agent), and (ii) the other Collateral described in clause (i) constituting personal property described in the Security Agreement, when financing statements and other filings, agreements and actions specified on Schedule 5.19(a) in appropriate form are executed and delivered, performed or filed in the offices specified on Schedule 5.19(a), as the case may be, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document and the proceeds thereof (to the extent such Liens may be perfected by possession of the Certificated Securities by the Collateral Agent (or, if applicable, the First Lien Agent) or such filings, agreements or other actions or perfection is otherwise required by the terms of any Loan Document), as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of (x) Liens granted under the Revolving Facility Documents (if any), to the extent provided in the ABL/Term Loan Intercreditor Agreement (y) Liens granted under the First Lien Loan Documents to the extent provided in the First Lien/Second Lien Intercreditor and Subordination Agreement, and (z) other Liens permitted hereunder). Other than as set forth on Schedule 5.19(a), as of the Closing Date after giving effect to the Transactions, none of the Capital Stock of Borrower or any Subsidiary Guarantor that is a limited liability company or partnership is a Certificated Security.

(b)    Each of the Mortgages delivered pursuant to Section 7.08(b) is, or upon execution and recording will be, effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. When the Mortgages are recorded in the recording offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person, subject to Permitted Liens. The UCC fixture filings on form UCC-1 for filing under the UCC in the appropriate jurisdictions in which the Mortgaged Properties covered by the applicable Mortgages are located, will be effective upon filing to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the fixtures created by the Mortgages and described therein, and when the UCC fixture filings are filed in the recording offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such UCC fixture filing shall constitute a fully perfected security interest in the fixtures, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than holders of Liens permitted hereunder. Schedule 5.19(b) lists, as of the Closing Date after giving effect to the Transactions, each parcel of owned real property located in the United States and held by Holdings or any of its Restricted Subsidiaries.

Section 5.20    Solvency. Holdings is, and the Loan Parties and their Restricted Subsidiaries on a consolidated basis, taken as a whole, are, and after giving effect to the Transaction and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby, will be, Solvent. No transfer of property is being made by any Loan Party or any of its Restricted Subsidiaries and no obligation is being incurred by any Loan Party or any of its Restricted Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents or the other Transactions with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party or such Restricted Subsidiary.

Section 5.21    Patriot Act; OFAC; Anti-Terrorism Laws; Anti-Bribery Laws.

(a)    To the extent applicable, each of Holdings and its Subsidiaries is in compliance, in all material respects, with the Patriot Act and the Trading With the Enemy Act (50 U.S.C. § 2 et seq., as amended) or any other applicable enabling legislation or executive order relating thereto.

(b)    Each Loan Party represents that neither such Loan Party nor any of its Subsidiaries nor any director or officer thereof, nor, to its knowledge, any employee, agent, affiliate or representative of such Loan Party or any such Subsidiary, is an individual or entity that is, or is owned or controlled by a Person that is:

(i)    listed in the annex to, or it otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(ii)    prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering;

(iii)     committing, threatening or conspiring to commit or supports “terrorism” as defined in the Executive Order;

(iv)    the subject of any sanctions imposed, administered or enforced by the U.S. government, including those administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) (collectively, “Sanctions”); and

(v)    located, organized or resident in a country, region or territory that is the subject of Sanctions (including, without limitation, the Crimea region, Cuba, Iran, North Korea, Sudan and Syria).

(c)    Each Loan Party represents and covenants that it will not (and shall cause its Subsidiaries not to), directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(i)    to fund or facilitate any activities or business of or with any Person or in any country, region or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(ii)    in any other manner that will result in a violation of Sanctions by any Person (including any Lender).

(d)    No part of the proceeds of the Loans will be used by Borrower or its Subsidiaries, directly or indirectly, to provide any money, gift, or payment to any government official, including any officer, employee, or other person acting on behalf of a foreign or domestic governmental body, an entity partially or wholly-owned or controlled by such a governmental body, or an entity owned by a sovereign wealth fund, any political party, official of a political party, candidate for political office, public international organization, or any close relative of a person that falls within the above, or any employee of a customer, client, supplier or other person to obtain or retain business, or gain any improper or undue advantage, in violation of applicable Anti-Bribery Laws.

(e)    Each Loan Party represents that neither such Loan Party nor any of its Subsidiaries nor any director or officer thereof, nor, to its knowledge, any employee, agent or representative of such Loan Party or any such Subsidiary has violated or failed to comply with the United States Foreign Corrupt Practices Act (“FCPA”), 15 U.S.C. § 78dd-1, et seq., or, to its knowledge, is the subject of any investigation by the U.S. Department of Justice, the U.S. Securities and Exchange Commission, or other governmental authority for potential non-compliance with the FCPA.

Section 5.22    Holding Company Status; Line of Business. Holdings is a holding company and does not have any liabilities (other than liabilities arising or permitted under the Loan Documents, the Revolving Facility Documents and the First Lien Loan Documents), own any assets (other than the direct or indirect ownership of Equity Interests of its Subsidiaries, dividends and distributions made on such Equity Interests and other de minimis assets) or engage in any operations, except for (i) direct or indirect ownership of Equity Interests of its Subsidiaries and activities incidental thereto, (ii) activities and contractual rights incidental to maintenance of its limited liability company existence (including the payment and incurrence of taxes and similar administrative expenses associated with being a holding company) and other customary holding company activities, including, without limitation, preparation of audited and unaudited financial statements, relationships with its shareholders, legal and regulatory matters and similar activities, (iii) performance of its obligations under the Loan Documents, the Revolving Facility Documents and the First Lien Loan Documents to which it is a party, (iv) participating in tax, accounting and other similar administrative matters as a member of the consolidated group of the Borrower and its Subsidiaries, (v) providing indemnification and other benefits to its officers, directors and employees in the ordinary course of business, (vi) the performance of its obligations with respect to the Loan Documents, the Revolving Facility Documents, the First Lien Loan Documents and any other Indebtedness not prohibited hereby and activities incidental or reasonably related to the foregoing thereto, including the guaranty of any leases by its direct or indirect Subsidiaries to the extent expressly permitted hereunder and (vii) engaging in any transaction with the Borrower or any other Subsidiary to the extent expressly permitted under this Agreement. Holdings and its Restricted Subsidiaries do not engage in any business other than as permitted pursuant to Section 8.12.

Section 5.23    Adverse Agreements, Etc. No Loan Party or any of its Restricted Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Organizational Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

Section 5.24    Suppliers. Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between any Loan Party or any of its Restricted Subsidiaries, on the one hand, and any supplier or any group thereof, on the other hand.

Section 5.25    Ownership of Holdings. Upon the occurrence of the Closing Date Acquisition, the Sponsor and its Controlled Affiliates will own, directly or indirectly, 100% of the Capital Stock of Holdings.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01    Conditions to Effectiveness of Agreement and Extension of Credit. This Agreement shall become effective as of the Business Day (the “Closing Date”) when each of the following conditions precedent shall have been satisfied in a manner reasonably satisfactory to the Agents:

(a)    Delivery of Documents. The Agents shall have received on or before the Closing Date the following, unless indicated otherwise, dated the Closing Date and, if applicable, duly executed by the Persons party thereto:

(i)    a Security Agreement, together with the documents and instruments referred to in clause (j) below (including, without limitation, the Intercompany Note);

(ii)    the Intercompany Subordination Agreement;

(iii)    the First Lien/Second Lien Intercreditor and Subordination Agreement;

(iv)    the Disbursement Letter;

(b)    First Lien Credit Agreement. There shall have been delivered to the Administrative Agent fully executed copies of the First Lien Credit Agreement and all other applicable First Lien Loan Documents.

(c)    Notice of Borrowing. On or prior to the Closing Date, the Administrative Agent shall have received a Notice of Borrowing.

(d)    Closing Date Refinancing. Substantially concurrently with the funding of the Initial Term Loans on the Closing Date, after giving effect to the Transactions, none of Borrower or any of its Restricted Subsidiaries shall have any material third party Indebtedness for borrowed money (and no security interests or guarantees in connection therewith) other than (i) the Obligations, (ii) Indebtedness under the Revolving Facility Credit Agreement (if any) and (iii) Indebtedness under the First Lien Credit Agreement.

(e)    [Reserved].

(f)    [Reserved].

(g)    [Reserved].

(h)    [Reserved].

(i)    Perfected Liens.

(i)    Except as set forth on Schedule 7.15, the Collateral Agent shall have obtained a valid security interest in the Collateral covered by the Security Agreement (including, without limitation, all the property and assets of the Closing Date Acquired Entities); and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection (to the extent required by the terms of any Loan Document) and, in the case of the filings with the United States Patent and Trademark Office and the United States Copyright Office, protection of such security interests shall have been executed and delivered or made, or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent.

(ii)    Except as set forth on Schedule 7.15, the Collateral Agent (or, if applicable, First Lien Agent) shall have received (A) the Certificated Securities pledged pursuant to the Security Agreement (including, without limitation, the Certificated Securities of the Closing Date Acquired Entities), together with an undated stock power for each such Certificated Security executed in blank by a duly Authorized Officer of the pledgor thereof, and (B) each promissory note (if any) required to be pledged to the Collateral Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j)    [Reserved].

(k)    Patriot Act. The Administrative Agent and the Lenders shall have received, at least two Business Days prior to the Closing Date, all documentation and other information about Borrower and the Guarantors as has been requested by the Administrative Agent or any such Lender that is required by Governmental Authorities under applicable “know your customer” and anti money laundering rules and regulations, including, without limitation, the Patriot Act.

(l)    Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a customary certificate dated the Closing Date and signed on behalf of Borrower by any Authorized Officer of Borrower, certifying on behalf of Borrower that all of the conditions in clauses (d), and (n) of this Section 6.01 have been satisfied or waived on such date (other than any certification that any such conditions have been satisfied or waived to the extent subject to the satisfaction of the Lenders).

(m)    Insurance. Except as set forth on Schedule 7.15, the Administrative Agent shall have received evidence of the insurance coverage required by Section 7.05 and the terms of the Security Agreement and with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may reasonably request (including, without limitation, with respect to the Closing Date Acquired Entities).

(n)    Material Adverse Effect. Since the date of the execution of the Closing Date Acquisition Agreement, there has not been a Company Material Adverse Effect (as defined in the Closing Date Acquisition Agreement as in effect on February 21, 2021).

(o)    Legality. The making of the Loans shall not contravene any law, rule or regulation applicable to any Secured Party.

(p)    Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the conduct of the Loan Parties’ business shall have been obtained and shall be in full force and effect, except for those which the failure to so obtain could not reasonably be expect to have a Material Adverse Effect.

(q)    [Reserved].

(r)    Representations and Warranties; No Default. The Closing Date Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (except those which are qualified by materiality, which shall be true and correct in all respects), in each case except to the extent such representation relates to a specific date or period, in which case such representation shall be true and correct in all material respects (except those which are qualified by materiality, which shall be true and correct in all respects) as of such specific date or period. No Default or Event of Default under Section 10.01(f) of this Agreement shall have occurred or be continuing.

The acceptance of the benefits of each extension of credit hereunder shall constitute a representation and warranty by Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 6.01 (with respect to extensions of credit on the Closing Date) and applicable to such extensions of credit are satisfied as of that time, unless waived in accordance with Section 12.11. All of the Notes, certificates, legal opinions and other documents and papers referred to in this Section 6.01, unless otherwise specified, shall be delivered to the Administrative Agent at the Payment Office for the account of each of the Lenders.

Notwithstanding anything in this Agreement, any other Loan Document or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only conditions (express or implied) to the availability of the initial extension of credit requested to be made by each Lender on the Closing Date are those set forth in this Section 6.01.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Loan Party hereby jointly and severally agrees that, until the Termination Date, each of the Loan Parties shall, and shall cause each of its Restricted Subsidiaries to:

Section 7.01    Financial Statements. Furnish to the Administrative Agent (who shall promptly furnish to each Lender):

(a)    within 120 days after the end of each Fiscal Year of the Borrower, (i) a copy of the audited consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified by an independent certified public accountants of recognized national standing, together with an opinion of such accounting firm (which opinion shall be without a “going concern” qualification (other than any such qualification to the “going concern” opinion that is solely resulting from the impending Maturity Date or any Indebtedness permitted to be incurred pursuant to Section 8.01(p)) or exception and without any qualification or exception as to scope of audit), and (ii) management’s discussion and analysis with respect to such financial statement, including comparisons to the comparable periods in the previous year;

(b)    not later than 45 days after the end of each of the first, second and third Fiscal Quarters of the Borrower of each Fiscal Year (commencing with the Fiscal Quarter ending on June 27, 2021), (i) the unaudited consolidated balance sheet of the Borrower and its Restricted Subsidiaries and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, certified by an Authorized Officer as fairly stating in all material respects the financial position of the Borrower and its Restricted Subsidiaries and, in accordance with GAAP for the period covered thereby (subject to normal year end audit adjustments) and (ii) management’s discussion and analysis with respect to such financial statements, including comparisons to the comparable periods in the previous year; and

(c)    not later than 30 days after the end of each Fiscal Month of the Borrower (commencing with the Fiscal Month ending June 27, 2021), the unaudited consolidated balance sheet of the Borrower and its Restricted Subsidiaries and the related unaudited consolidated statements of income for such month and the portion of the Fiscal Year through the end of such month, with management’s discussion and analysis with respect to such financial statements, including comparisons to the comparable periods in the previous year and the Projections;

All such annual and quarterly financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods.

Section 7.02    Certificates; Other Information. Furnish to the Administrative Agent (who shall promptly furnish to each Lender), or, in the case of clause (d) below, the Administrative Agent or requesting Lender, as the case may be:

(a)    concurrently with the delivery of any financial statements pursuant to Section 7.01(a) and (b) other than with respect to any period ending prior to the Closing Date, a Compliance Certificate (i) stating that, to the best of the Authorized Officer’s knowledge, Holdings and its Restricted Subsidiaries during such period has observed or performed all of its covenants and other agreements contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and such Authorized Officer has obtained no knowledge of any Event of Default except as specified in such Compliance Certificate, and (ii) to the extent not previously disclosed to the Administrative Agent, certifying a description of any change in the name and/or jurisdiction of organization of any Loan Party;

(b)    as soon as possible and, in any event, not later than 30 days after the end of each Fiscal Year, the Projections of Holdings and its Restricted Subsidiaries for the then-current Fiscal Year, containing, among other things, a pro forma balance sheet, statement of income and statement of cash flows for each month of such Fiscal Year, which Projections shall be based on estimates, information and assumptions that are reasonable at the time in light of the circumstances then existing and accompanied by comparative figures for the previous year (which, to the extent consisting of Projections for such previous year, were estimates as of the time provided and subject to change), it being understood that Projections are subject to uncertainties and there is no assurance that any projections will be realized;

(c)    promptly after Borrower’s or any of its Restricted Subsidiaries’ receipt thereof, a copy of any final “management letter” received from its certified public accountants and management’s response thereto;

(d)    promptly following any Agent’s or any Lender’s request therefor, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the Patriot Act;

(e)    simultaneously with the delivery of the financial statements of Holdings and its Restricted Subsidiaries required by clauses (a), (b) and (c) of this Section 7.01, if, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements delivered to the Agents on or immediately before the Closing Date, the consolidated financial statements of Holdings and its Restricted Subsidiaries delivered pursuant to clauses (a), (b) and (c) of this Section 7.01 will differ from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Agents;

(f)    promptly after the filing or delivery thereof, copies of all information, materials and reports (including appraisals), if any, which Borrower is required to deliver to the Revolving Facility Agent pursuant to the terms of the Revolving Facility Credit Agreement (after giving effect to any waivers, consents, extensions or other modifications thereto), in each case, to the extent any such information, materials or reports are not independently delivered pursuant to this Agreement;

(g)    concurrently with the delivery of any financial statements of Holdings and its Restricted Subsidiaries pursuant to Section 7.01(a) and (b), the related consolidating financial statements reflecting Holdings’ non-wholly owned consolidated Restricted Subsidiaries and combined wholly-owned Restricted Subsidiaries; and

(h)    as promptly from time to time following (i) any Lender’s request therefor following an event outside the ordinary course of business of Borrower, such other reasonable information regarding the operations, business affairs and financial condition of Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, relating to or arising from such event outside the ordinary course of business as such Lender may reasonably request, or (ii) any Lender’s request therefor during the continuation of an Event of Default, such other reasonable information regarding the operations, business affairs and financial condition of Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as such Lender may reasonably request; provided that the Loan Parties shall not be required to disclose any such information identified in the foregoing clauses (i) or (ii) if (A) such disclosure would (x) cause the Loan Parties to waive the attorney-client privilege or (y) breach any confidentiality obligations on the Loan Parties and (B) Borrower has delivered to the Lenders a statement of an Authorized Officer of Borrower certifying that disclosure of such information would give rise to any such waiver or breach.

Section 7.03    Payment of Taxes. Pay and discharge all Taxes upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful material claims for Taxes that, if unpaid, might become a Lien (other than a Permitted Lien) upon any properties of such Borrower or Subsidiary Guarantor; provided that Holdings and its Restricted Subsidiaries shall not be required to pay any such Tax or claim (i) that is being contested in good faith and by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP or (ii) with respect to Taxes, assessments, charges and levies the aggregate amount of which does not exceed $600,000.

Section 7.04    Maintenance of Existence; Compliance. Except as otherwise permitted under Section 8.03 and Section 8.04, (i) preserve, renew and keep in full force and effect its organizational existence under the laws of its jurisdiction of organization or formation and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other all rights, privileges and franchises, in each case necessary in the normal conduct of its business, except, in each case, as otherwise permitted hereunder and except, in the case of this clause (ii), to the extent that failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) comply with all Requirements of Law (including, but not limited to, Environmental Laws, ERISA, Anti-Bribery Laws,

OFAC and the Patriot Act) except to the extent that failure to comply therewith could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iv) comply with all Governmental Approvals except to the extent that failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.05    Maintenance of Property; Insurance.

(a)    (i) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) preserve or renew all of its Intellectual Property, except to the extent (x) such Intellectual Property is no longer used in or useful to the conduct of the business of the Loan Parties or is otherwise not material to the business of the Loan Parties, (y) Borrower determines in its good faith business judgment that it is not commercially reasonable to preserve or renew such Intellectual Property, taken as a whole, or (z) such non-renewal or non-preservation is otherwise permitted under this Agreement or the other Loan Documents, (iii) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and businesses in a manner consistent with industry practice for companies similarly situated owning similar properties and engaged in similar businesses and (iv) ensure that the Collateral Agent for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies (other than worker’s compensation policies and public liability policies) and the Collateral Agent for the benefit of the Secured Parties shall be named as loss payee with respect to the property insurance (other than public property policies) maintained by Borrower and each Subsidiary Guarantor (subject, in each case, to the provisos in Section 4.02(d)).

(b)    Borrower will, and will cause each of its Restricted Subsidiaries to, at all times keep its property constituting Collateral insured in favor of the Collateral Agent as loss payee and/or additional insured (subject to the exceptions in the immediately preceding paragraph), as applicable, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by Borrower and/or such Restricted Subsidiaries) (i) to be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured, as applicable) and (ii) to state that such insurance policies shall not be canceled without at least 30 days’ prior written notice (or if such cancellation is by reason of nonpayment of premium, at least ten days’ prior written notice) thereof by the respective insurer to the Collateral Agent (unless it is such insurer’s policy not to provide such a statement). If Borrower or its Restricted Subsidiaries fail to maintain such insurance, the Administrative Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on such Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give the Collateral Agent prompt notice of any loss exceeding $1,200,000 covered by its or its Restricted Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, subject to the ABL/Term Loan Intercreditor Agreement and the First Lien/Second Lien Intercreditor and Subordination Agreement, the Collateral Agent may notify Borrower that, from and after the date such notice is given, the Collateral Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

Section 7.06    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and accounts in which entries full, true and correct in all material respects in conformity with all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and from which financial statements conforming with GAAP can be derived and (b) permit, at Borrower’s expense, the Lenders and representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable prior notice (to the extent no Event of Default then exists), and as often as may reasonably be desired and to discuss the business, operations, properties and financial condition of Holdings and its Restricted Subsidiaries with Authorized Officers (or employees designated by an Authorized Officer) of Holdings and its Restricted Subsidiaries; provided that, notwithstanding any of the foregoing, (i) unless an Event of Default shall have occurred and be continuing, such visits and inspections shall be limited to one time in any twelve month period and (ii) nothing in this Section 7.06 shall require Borrower or its Subsidiaries to take any action that would violate a confidentiality agreement or obligations or waive any attorney-client or similar privilege.

Section 7.07    Notices. Upon actual knowledge thereof by an Authorized Officer, promptly give notice to the Administrative Agent (who shall promptly furnish to each Lender) of:

(a)    the occurrence of any Default or Event of Default;

(b)    any default or event of default under the Revolving Facility Credit Agreement or any other Indebtedness (other than the Obligations) of the Borrower or the Restricted Subsidiaries in an aggregate principal amount exceeding $4,800,000 (“Material Indebtedness”);

(c)    any litigation, investigation or proceeding that may exist at any time involving Borrower or any Restricted Subsidiary, that (i) could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) relates to any Loan Document;

(d)    the following events, promptly and in any event within 10 days after a Loan Party or any of its Commonly Controlled Entities knows thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan or a Multiemployer Plan or Non-U.S. Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination of, any Multiemployer Plan that would result in the imposition of a withdrawal liability, (ii) the institution of proceedings or the taking of any other action by the PBGC or a Loan Party or any of its respective Commonly Controlled Entities or any Multiemployer Plan with respect to the withdrawal from, or the termination or insolvency of, any Single Employer Plan or Multiemployer Plan, (iii) that a Single Employer Plan has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 302 or 304 of ERISA with respect to a Single Employer Plan, (iv) that a determination has been made that any Single Employer Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (v) that any contribution required to be made with respect to a Single Employer Plan, Multiemployer Plan or Non-U.S. Plan has not been timely made, (vi) that a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to a Plan, (vii) the adoption of, or the commencement of contributions to, any Single Employer Plan by Borrower, any Subsidiary or any Commonly Controlled Entity, (viii) the cessation of operations at a facility of Borrower, any Subsidiary or any Commonly Controlled Entity in the circumstances described in Section 4062(e) of ERISA, or (ix) the adoption of any amendment to a Single Employer Plan that results in a material increase in contribution obligations of a Loan Party or any of its respective Commonly Controlled Entities;

(e)    any change in the financial condition, business, operations, assets or liabilities of Borrower or any of its Restricted Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(f)    any of the following environmental matters to the extent that such environmental matters, either individually or in the aggregate would have a Material Adverse Effect:

(i)    any pending or threatened Environmental Claim against Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by Borrower or any of its Subsidiaries;

(ii)    any condition or occurrence on or arising from any Real Property owned, leased or operated by Borrower or any of its Subsidiaries that (A) results in noncompliance by Borrower or any of its Subsidiaries with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries or any such Real Property;

(iii)    any condition or occurrence on any Real Property owned, leased or operated by Borrower or any of its Subsidiaries that would cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; or

(iv)    the taking of any removal or remedial action to the extent required by any Environmental Law or any Governmental Authority in response to the Release or threatened Release of any Materials of Environmental Concern on any Real Property owned, leased or operated by Borrower or any of its Subsidiaries.

Each notice pursuant to this Section 7.07 shall be accompanied by a statement of an Authorized Officer of Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Person proposes to take with respect thereto.

Section 7.08    Additional Collateral, etc.

(a)    With respect to any property (to the extent included in the definition of Collateral) acquired at any time after the Closing Date by any Loan Party (other than any property described in paragraph (b), (c) or (d) below) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Security Agreement or such other documents as the Collateral Agent or the Administrative Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected (to the extent required by the applicable Security Document) second priority security interest in such property (subject only to the ABL/Term Loan Intercreditor Agreement and the First Lien/Second Lien Intercreditor and Subordination Agreement and Permitted Liens), including the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may reasonably be requested by the Administrative Agent or the Collateral Agent.

(b)    With respect to any Real Property (other than an Excluded Owned Real Property) acquired at any time after the Closing Date that is fee-owned by any Loan Party (or owned by any Subsidiary that becomes a Loan Party after the Closing Date), within 90 days after the acquisition thereof (or the creation or acquisition of, or the joinder of any Subsidiary as, a Subsidiary Guarantor which owns Real Property, as applicable), as may be extended by the Administrative Agent in its reasonable discretion, (i) execute and deliver a Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such interest in Real Property, along with the corresponding Real Property Deliverables, each in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, as may be necessary to create a valid, perfected and subsisting Lien, subject to Liens permitted under Section 8.02, against such Real Property, (ii) provide the Lenders a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination indicating whether the Mortgaged Property is in a flood zone and (iii) if applicable, deliver to the Collateral Agent evidence of flood insurance as required by the National Flood Insurance Program as set forth in the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, each as amended and in effect, and such other information, documentation (including, but not limited to, appraisals, environmental reports, and to the extent applicable, using commercially reasonable efforts, subordination agreements) and certifications, in each case, as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(c)    With respect to any new Subsidiary Guarantor created or acquired after the Closing Date (or any Wholly-Owned Domestic Subsidiary that becomes a Subsidiary Guarantor after the Closing Date), promptly, and in any event within 30 days of such creation or acquisition (or, in the case of any Wholly-Owned Domestic Subsidiary that becomes a Subsidiary Guarantor, the date that such Subsidiary becomes a Subsidiary Guarantor) (as such date may be extended from time to time by the Administrative Agent in its sole discretion) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to this Agreement and the Security Agreement and the other Loan Documents as the Administrative Agent or the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected second priority security interest in the Capital Stock of such new Subsidiary Guarantor that is owned by any Loan Party (subject, as to priority, only to Permitted Liens and, to the extent provided in the ABL/Term Loan Intercreditor Agreement, Permitted Liens in favor of the Revolving Facility Agent securing Revolving Facility Priority Collateral and, to the extent provided in the First Lien/Second Lien Intercreditor and Subordination Agreement, Permitted Liens in favor of the First Lien Agent), (ii) deliver to the Collateral Agent (or the Revolving Facility Agent or First Lien Agent, as applicable) the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party and (iii) cause such new Subsidiary Guarantor (A) to execute and deliver to the Administrative Agent and the Collateral Agent (x) a Guarantor Joinder Agreement or such comparable documentation requested by the Administrative Agent or the Collateral Agent to become a Subsidiary Guarantor and (y) a joinder agreement to the Security Agreement, substantially in the form annexed thereto, (B) to take such actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected (if and to the extent required by such Security Document) second priority security interest (subject to the ABL/Term Loan Intercreditor Agreement, the First Lien/Second Lien Intercreditor and Subordination Agreement and the Permitted Liens) in the Collateral described in the Security Agreement with respect to such new Subsidiary Guarantor, including the filing of UCC financing statements in such jurisdictions as may reasonably be required by the Security Agreement or by law or as may be requested by the Administrative Agent or the Collateral Agent and (C) to deliver to the Administrative Agent and the Collateral Agent a certificate of such Subsidiary Guarantor, substantially in the form of the certificate provided by the Loan Parties on the Closing Date pursuant to Section 6.01, with appropriate insertions and attachments.

(d)    With respect to any new Excluded Foreign Subsidiary described in clause (i) of the definition of Excluded Foreign Subsidiary that is owned directly by a Loan Party created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Security Agreement as the Administrative Agent or Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected second priority security interest (subject, as to priority, only to Permitted Liens and, to the extent provided in the ABL/Term Loan Intercreditor Agreement, Permitted Liens in favor of the Revolving Facility Agent securing Revolving Facility Priority Collateral and to the extent provided in the First Lien/Second Lien Intercreditor and Subordination Agreement, Permitted Liens in favor of the First Lien Agent) in no more than 65% of the total outstanding voting Capital Stock of any such Excluded Foreign Subsidiary and 100% of the total outstanding non-voting Capital Stock of such Excluded Foreign Subsidiary, and (ii) deliver to the Collateral Agent (or the Revolving Facility Agent or First Lien Agent, as applicable) the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party.

(e)    With respect to any new Non-Guarantor Restricted Subsidiary created or acquired after the Closing Date by any Loan Party (but excluding any Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to this Agreement and the Security Agreement as the Collateral Agent or the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected second priority security interest (subject, as to priority, only to Permitted Liens and, to the extent provided in the ABL/Term Loan Intercreditor Agreement, Permitted Liens in favor of the Revolving Facility Agent securing Revolving Facility Priority Collateral and to the extent provided in the First Lien/Second Lien Intercreditor and Subordination Agreement, Permitted Liens in favor of the First Lien Agent) in the Capital Stock of such Non-Guarantor Restricted Subsidiary that is owned by any Loan Party and (ii) deliver to the Collateral Agent (or the Revolving Facility Agent or First Lien Agent, as applicable) the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Loan Party. Each of the Lenders hereby authorize the Administrative Agent and the Collateral Agent to enter into any such amendments, modifications, or other changes to this Agreement or any of the other Loan Documents solely to implement the foregoing.

(f)    The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agents at one or more of the banks set forth on Schedule 7.08(f)(each a “Cash Management Bank”) and (ii) except as otherwise provided under this Section 7.08(f), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party in excess of $120,000 (including payments made by account debtors directly to any Loan Party) into a Cash Management Account. Within 45 days after the Closing Date, the Loan Parties shall, with respect to each Cash Management Account (other than Excluded Accounts), deliver to the Collateral Agent a Control Agreement with respect to such Cash Management Account. From and after the date that is 45 days following the Closing Date, the Loan Parties shall not maintain, and shall not permit any of their Restricted Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any deposit account or securities account, unless the Collateral Agent shall have received a Control Agreement in respect of each such Cash Management Account (other than Excluded Accounts). So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 7.08(f) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to the Collateral Agent and the First Lien Agent, and the Collateral Agent and the First Lien Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) promptly, and in any event within 5 Business Days, following the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Control Agreement. Each Loan Party shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from the Collateral Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in the Collateral Agent’s reasonable judgment, or that the operating performance, funds transfer, or availability procedures or performance of such Cash Management Bank with respect to Cash Management Accounts or the Collateral Agent’s liability under any Control Agreement with such Cash Management Bank is no longer acceptable in the Collateral Agent’s reasonable judgment.

(g)    For the avoidance of any doubt, the Loan Parties shall have no obligation to grant a security interest to the Collateral Agent in any Collateral that would constitute Excluded Assets.

Section 7.09    Landlord Waivers; Collateral Access Agreements. At any time any Collateral with a book value in excess of $3,000,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Closing Date) that is not owned by a Loan Party, or is stored on the premises of a bailee, warehouseman, or similar party, use commercially reasonable efforts to obtain written subordinations or waivers or collateral access agreements, as the case may be, in form and substance reasonably satisfactory to the Collateral Agent.

Section 7.10    Further Assurances. At any time or from time to time upon the request of the Administrative Agent, at the expense of Borrower but subject to the limitations set forth in the Loan Documents and this Agreement, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as the Administrative Agent may reasonably request from time to time (including, without limitation, the execution and delivery of guarantees, security agreements, pledge agreements, mortgages, deeds of trust, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other Collateral with respect to which perfection is obtained by possession, in each case to the extent required by the applicable Loan Documents) to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Collateral (for the avoidance of doubt, other than Excluded Assets) of such Loan Parties on a second priority basis (subject only to the ABL/Term Loan Intercreditor Agreement, the First Lien/Second Lien Intercreditor and Subordination Agreement and Permitted Liens). Notwithstanding the foregoing or anything else herein or in any other Loan Document to the contrary, in no event shall (A) the assets of any Excluded Foreign Subsidiary (including the equity interests or assets of any Subsidiary thereof) constitute security or secure, or such assets or the proceeds of such assets be required to be available for, payment of the Obligations, (B) more than sixty-five percent (65%) of the voting equity interests of any first-tier Excluded Foreign Subsidiary owned directly by a Loan Party be required to be pledged to secure the Obligations or (C) any Capital Stock of any lower-tier Excluded Foreign Subsidiary or any Subsidiary of any Excluded Foreign Subsidiary be required to be pledged to secure the Obligations.

Section 7.11    Fiscal Year. Cause the Fiscal Year of Holdings and its Restricted Subsidiaries to end on the last Sunday of each calendar year, unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement), which such consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.12    Use of Proceeds. Borrower shall use the proceeds of the Loans only as provided in Section 5.12.

Section 7.13    Compliance with Environmental Law. Comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of, its Real Property now or hereafter owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except for such non-compliances or failure to pay as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Restricted Subsidiaries will generate, use, treat, store, Release or dispose of Materials of Environmental Concern on any Real Property now or hereafter owned, leased or operated by such Loan Party or any of its Restricted Subsidiaries, or transport Materials of Environmental Concern to or from any such Real Property, except for such generation, use, treatment, storage, Release, disposal, or transport as could not reasonably be expected to have a Material Adverse Effect.

Section 7.14    Lender Conference Calls. Within twenty Business Days (or at such later date as may be agreed by the Administrative Agent in its reasonable discretion) of each date on which financial statements are required to be delivered pursuant to Section 7.01(a) or Section 7.01(b), hold a meeting (during normal business hours) by conference call with all Lenders who choose to participate on such call, on which call shall be reviewed by Borrower the financial results of the previous Fiscal Quarter (in each case of the first three Fiscal Quarters of each Fiscal Year) or the previous Fiscal Year (in the case of the last Fiscal Quarter of each Fiscal Year) covered by such financial statements and the financial condition of Holdings and its Restricted Subsidiaries at such time.

Section 7.15    Post-Closing Deliveries. The Borrower hereby agrees to deliver to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, the items described on Schedule 7.15 hereof on or before the dates specified with respect to such items, or such later dates as may be agreed to by Administrative Agent in its sole discretion. All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above and in Schedule 7.15, rather than as elsewhere provided in the Loan Documents); provided that to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 7.15 (and Schedule 7.15).

Section 7.16    Anti-Terrorism Law; Anti-Money Laundering; Embargoed Persons. Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to:

(a)    conduct its business in such manner so as to not, directly or indirectly, (i) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other law with respect to terrorism or money laundering (“Anti-Terrorism Law”), or (ii) engage in or conspire to engage in any transaction that violates, or attempts to violate, any of the material prohibitions set forth in any Anti-Terrorism Law.

(b)    Repay the Loans exclusively with funds that are not derived from any unlawful activity such that the result of any such repayment would not cause the making of the Loans to be in material violation of any applicable Requirement of Law.

(c)    (x) Use funds or properties of Borrower or any of the Restricted Subsidiaries to repay the Loans only to the extent it does not constitute, to the knowledge of Borrower or any of the Restricted Subsidiaries, property of, or is beneficially owned, to the knowledge of Borrower or any of the Restricted Subsidiaries, directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or any applicable Requirement of Law promulgated thereunder, with the result that the investment in Borrower or any of the Restricted Subsidiaries (whether directly or indirectly) is prohibited by any applicable Requirement of Law, or the Loans made by the Lenders would be in violation of any applicable Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (y) to the knowledge of Borrower or any of the Restricted Subsidiaries, any Embargoed Person to have any direct or indirect interest, in Borrower or any of the Restricted Subsidiaries, with the result that the investment in Borrower or any of the Restricted Subsidiaries (whether directly or indirectly) is prohibited by any applicable Requirement of Law or the Loans are in violation of any applicable Requirement of Law.

Section 7.17    Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Restricted Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary or useful in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VIII

NEGATIVE COVENANTS

Each Loan Party hereby jointly and severally agree that, until the Termination Date, each of the Loan Parties shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly:

Section 8.01    Indebtedness. Incur any Indebtedness, except (the following Indebtedness being “Permitted Indebtedness”):

(a)    Indebtedness pursuant to any Loan Document;

(b)    (I) any Subordinated Indebtedness (as defined in the First Lien Credit Agreement) permitted to be incurred pursuant to Section 8.01(b) of the First Lien Credit Agreement; (II) Subordinated Indebtedness of Borrower or its Restricted Subsidiaries (which may be guaranteed by the other Loan Parties); provided that (i) immediately after giving effect to any Incurrence of Indebtedness under this clause (b), the Total Net Leverage Ratio calculated on a pro forma basis shall not be greater than 1.50:1.00, (ii) no Event of Default exists at the time of Incurrence thereof or would result therefrom, (iii) the proceeds of such Indebtedness shall be used solely to finance Permitted Acquisitions and related Investments, (iv) the final stated maturity date for such Indebtedness shall not be less than 6 months after the Latest Maturity Date, (v) such Indebtedness shall be subject to a Subordination Agreement, (vi) the Lenders (and/or their Affiliates) shall be given the opportunity to provide all or any portion of such Indebtedness, ratably based on their respective shares of their the Term Loans; provided that no Lender shall be obligated to provide a commitment and/or make any loans pursuant to this clause (b) and nothing contained herein constitutes, or shall be deemed to constitute, a commitment with respect to any Indebtedness, (vii) if lenders (other than the Lenders) provide any such Indebtedness, such lenders shall be reasonably satisfactory to the Administrative Agent to the same extent as set forth in Section 12.04 hereof and (viii) Borrower shall have furnished to the Administrative Agent a certificate from an Authorized Officer of Borrower certifying as to compliance with the requirements of preceding clauses (i) through (vii) and the definition of “Subordinated Indebtedness” and containing the calculations (in reasonable detail) required by preceding clause (i); and (III) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (b);

(c)    Permitted Purchase Money Indebtedness and any Permitted Refinancing in respect of such Indebtedness;

(d)    endorsement of instruments or other payment items for deposit;

(e)    Permitted Intercompany Advances;

(f)    (I) Indebtedness outstanding on the Closing Date and listed on Schedule 8.01(f) and (II) any Permitted Refinancing of Indebtedness previously Incurred under, and in accordance with the requirements of, this clause (f);

(g)    Indebtedness composing Permitted Investments;

(h)    Indebtedness consisting of (i) guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations, including letters of credit supporting such obligations, (ii) guarantees arising with respect to customary indemnification obligations to purchasers or sellers in connection with Permitted Dispositions or Permitted Acquisitions, and (iii) guarantees with respect to Indebtedness of Holdings or its Restricted Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness;

(i)    the Incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness under Swap Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Holdings and its Restricted Subsidiaries’ operations and not for speculative purposes;

(j)    unsecured Indebtedness of Holdings or any of its Restricted Subsidiaries in respect of Earn-Outs owing to sellers of assets or Capital Stock to such Person that is Incurred in connection with the consummation of one or more Permitted Acquisitions so long as such Indebtedness is on terms and conditions reasonably consistent with clauses (i), (ii) and (iv) of the definition of “Subordinated Indebtedness”;

(k)    Indebtedness Incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;

(l)    Indebtedness consisting of (A) the financing of insurance premiums, (B) take-or-pay obligations contained in supply arrangements or (C) deferred compensation or equity-based compensation to current or former officers, directors, consultants, advisors or employees thereof, in each case in the ordinary course of business;

(m)    contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Holdings or any of its Restricted Subsidiaries incurred in connection with the consummation of one or more Permitted Acquisitions or Permitted Dispositions;

(n)    accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness;

(o)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, or commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”);

(p)    Revolving Facility Obligations and any Permitted Refinancing in respect thereof (subject to the terms of the ABL/Term Loan Intercreditor Agreement, including, without limitations any caps set forth therein);

(q)    Indebtedness in respect of workers’ compensation claims, health, disability or other employee benefits or property or casualty or liability insurance, or self-insurance obligations, in the ordinary course of business;

(r)    Acquired Indebtedness in an aggregate principal amount not to exceed $6,000,000 outstanding at any time; and

(s)    Indebtedness under and in respect of the First Lien Loan Documents and any Permitted Refinancing in respect thereof (subject to the terms of the ABL/Term Loan Intercreditor Agreement and the First Lien/Second Lien Intercreditor and Subordination Agreement, including, without limitations any caps set forth therein).

Section 8.02    Liens. Create, Incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible), whether now owned or hereafter acquired, except (the following Liens being “Permitted Liens”):

(a)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 8.01(l);

(b)    Liens for unpaid Taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Collateral Agent’s Liens (except for any such Liens of the Collateral Agent that, in accordance with clause (l) of the definition of “Excluded Assets,” are not required to be perfected) and so long as (A) the underlying Taxes, assessments, or charges or levies are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of Borrower or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP (or, for Foreign Subsidiaries that are Restricted Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization) or (B) the aggregate amount thereof does not exceed the amount permitted to remain unpaid pursuant to Section 5.11;

(c)    Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, repairmen, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which liens either (i) are for sums not yet delinquent, or (ii) are being contested in good faith by appropriate proceedings, and Liens on fixtures and movable tangible property located on real property leased or subleased from landlords, lessors and mortgagees;

(d)    Liens on amounts deposited to secure Holdings’ and its Restricted Subsidiary’s obligations in connection with worker’s compensation or other unemployment insurance or other liabilities to insurance carriers;

(e)    with respect to any Real Property, survey exceptions, encumbrances, ground leases, easements, rights of way, and zoning restrictions that that do not secure any Indebtedness for borrowed money and do not materially detract from the value of such Real Property or materially interfere with or impair the use or operation thereof;

(f)    the interests of lessors under operating leases and non-exclusive licensors under license agreements and the filing of UCC financing statements solely as a precautionary measure in connection with operating leases (other than any sale and leaseback transaction) or consignment of goods;

(g)    Liens created pursuant to any Loan Document;

(h)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(i)    Liens set forth on Schedule 8.02(i) to this Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule 8.02(i) to this Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Permitted Refinancing in respect thereof;

(j)    Liens on amounts deposited to secure Holdings’ and its Restricted Subsidiary’s reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business or other obligations permitted under Section 8.01(h)(i),

(k)    non-exclusive licenses of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business; provided that the same do not in any material respect interfere with the business of Holdings and its Restricted Subsidiaries taken as a whole;

(l)    judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 10.01(g) of this Agreement;

(m)    rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business, provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness for borrowed money;

(n)    Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code (or equivalent statutes) on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and that are within the general parameters customary in the banking industry, and (iii) in favor of credit card processors granted in the ordinary course of business;

(o)    Liens in favor of any Loan Party;

(p)    Liens to secure bonds or other surety to satisfy liability imposed by the PBGC under Section 4062(e) of ERISA;

(q)    Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of Permitted Refinancing and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;

(r)    purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness or Indebtedness permitted under Section 8.01(c), and so long as (i) such Lien attaches only to the asset financed, purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset financed, purchased or acquired or any Permitted Refinancing;

(s)    [reserved];

(t)    other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $600,000;

(u)    (x) Liens created pursuant to the Revolving Facility Documents and any Permitted Refinancings thereof to the extent such Liens are subject to the ABL/Term Loan Intercreditor Agreement and (y) Liens created pursuant to the First Lien Loan Documents and any Permitted Refinancings thereof to the extent such Liens are subject to the First Lien/Second Lien Intercreditor and Subordination Agreement;

(v)    Liens on property of a Person existing at the time such Person is merged with or into or consolidated with, or otherwise acquired by, Borrower or any of its Restricted Subsidiaries in connection with a Permitted Acquisition; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with, or acquired by, Borrower or such Restricted Subsidiary;

(w)    Liens on property (including Capital Stock) existing at the time of acquisition of the property by Borrower or any of its Restricted Subsidiaries in connection with a Permitted Acquisition; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(x)    Liens securing obligations permitted under Section 8.01(o); and

(y)    Liens on any cash earnest money deposit made by Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or acquisition agreement that is not prohibited by this Agreement and Liens on amounts deposited to secure Holdings’ and its Restricted Subsidiary’s obligations in connection with the making or entering into of bids, tenders, trade contracts or leases in the ordinary course of business and not in connection with the borrowing of money.

Section 8.03    Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or suspend or cease operating a substantial portion of the business of the Loan Parties and their Restricted Subsidiaries, taken as a whole, except for:

(a)    (i) any merger or consolidation between Guarantors, (ii) any merger or consolidation between a Guarantor and Borrower so long as Borrower is the surviving entity of any such merger or consolidation, (iii) any merger or consolidation between a Non-Guarantor Restricted Subsidiary and a Loan Party so long as such Loan Party is the surviving entity of any such merger or consolidation, and (iv) any merger or consolidation between Non-Guarantor Restricted Subsidiaries;

(b)    (i) the liquidation or dissolution of non-operating Restricted Subsidiaries with nominal assets and nominal liabilities, or (ii) the liquidation or dissolution of a Guarantor so long as all of the assets (including any interest in any Capital Stock) of such liquidating or dissolving Guarantor are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Non-Guarantor Restricted Subsidiary so long as all of the assets (including any interest in any Capital Stock) of such liquidating or dissolving Non-Guarantor Restricted Subsidiary are transferred to a Loan Party or another Non-Guarantor Restricted Subsidiary; provided that, with respect to any Non-Guarantor Restricted Subsidiary that is not a Wholly-Owned Subsidiary, only the proportionate amount (based on ownership percentage) of assets or Capital Stock of such liquidating or dissolving Non-Guarantor Restricted Subsidiary shall be required to be transferred to a Loan Party or another Non-Guarantor Restricted Subsidiary;

(c)    any Investment by Holdings and its Restricted Subsidiaries permitted by Section 8.06 may be structured as a merger, consolidation or amalgamation; provided that (i) the respective Investment continues to be permitted pursuant to the relevant clause or clauses of Section 8.06 after giving effect to the respective merger, consolidation or amalgamation, (ii) the Lien on and security interest in such property granted or to be granted in favor of the Administrative Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 7.08 and 7.10, (iii) in the case of any merger, consolidation or amalgamation or involving Borrower, Borrower shall be the surviving Person, (iv) if a Restricted Subsidiary that is a Subsidiary Guarantor is a party to such merger, consolidation or amalgamation (and Borrower is not a party thereto) and such Subsidiary Guarantor does not survive such merger, consolidation or amalgamation, (x) the surviving person shall expressly assume the obligations about the respective Subsidiary Guarantor under the Loan Documents to which it is a party pursuant to a supplement in form reasonably acceptable to the Administrative Agent (including with respect to satisfaction of customary PATRIOT Act requirements and the requirements set forth in Section 7.08), and (y) Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger, consolidation or amalgamation and such supplement to the respective Loan Documents preserves with respect to such Subsidiary Guarantor the enforceability of the Loan Documents to which its party (subject to customary assumptions, qualifications and exceptions); provided that in the case of this clause (iv), such merger, consolidation or amalgamation shall not result in the respective Subsidiary Guarantor (or the successor to such Subsidiary Guarantor as the result of such merger, consolidation or amalgamation) ceasing to be a Wholly Owned Domestic Subsidiary of Borrower, (v) if a Restricted Subsidiary that is not a Loan Party is a party to such merger, consolidation or amalgamation (and Borrower is not a party thereto), a Restricted Subsidiary shall be the continuing or surviving Person thereof and (vi) after giving effect to any transactions permitted pursuant to this clause (c) there shall be no impairment of the Guarantees or the security interests of the Collateral Agent in any portion of the Collateral (including, without limitation, as a result of the establishment of any entities which are not Guarantors and which own assets which were previously Collateral but no longer constitute same) in each case as reasonably determined by the Administrative Agent based on information furnished to it by Borrower;

(d)    in connection with a Permitted Acquisition, any Loan Party or any Restricted Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that in the case of any such merger or consolidation to which any Loan Party is a party, such Loan Party is the surviving Person unless such merger or consolidation would otherwise be permitted pursuant to clause (iv) of the proviso in clause (c) above;

(e)    the merger or consolidation of Borrower or any of its Restricted Subsidiaries for the sole purpose, and with the sole material effect, of changing its state of organization within the United States (or, in the case of a Foreign Subsidiary, outside the United States if such entity’s jurisdiction was outside the United States); provided, however, that (i) in the case of any merger or consolidation involving Borrower or a Subsidiary Guarantor, Borrower or a Subsidiary Guarantor shall be the surviving Person and (ii) in the case of any merger, consolidation or amalgamation involving any other Loan Party, a Loan Party shall be the surviving corporation;

(f)    suspension or cessation of business permitted by this Section and or in connection with a transaction permitted under Section 8.04,

(g)    any Foreign Subsidiary that is not a Loan Party may merge into any joint venture or other Foreign Subsidiary that is not a Loan Party; and

(h)    the Transactions.

Section 8.04    Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary of Borrower, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person other than an existing holder or holders of such Person’s Capital Stock, except (the following being “Permitted Dispositions”):

(a)    sales, abandonment, or other dispositions of property that is surplus, worn, damaged, or obsolete or no longer used or useful in the ordinary course of business so long as the aggregate fair market value of all such property does not exceed $6,000,000 in any Fiscal Year and leases or subleases of Real Property not useful in the conduct of the business of Holdings and its Restricted Subsidiaries; provided that if the Total Net Leverage Ratio is less than 1.0 to 1.0, sales, abandonment, or other dispositions under this clause (a) shall be permitted without regard to such $6,000,000 per Fiscal Year cap,

(b)    sales of Inventory to buyers in the ordinary course of business;

(c)    the use or transfer of money, cash or Cash Equivalents in a manner that is not prohibited by any other terms of this Agreement or the other Loan Documents;

(d)    the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(e)    the granting of Permitted Liens;

(f)    the Disposition, sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(g)    any involuntary loss, damage or destruction of property;

(h)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(i)    the leasing or subleasing or licensing of assets of Borrower or its Restricted Subsidiaries in the ordinary course of business;

(j)    the sale or issuance of Capital Stock of Borrower;

(k)    (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of Borrower or any of its Restricted Subsidiaries to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Agents or the Lenders;

(l)    the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement;

(m)    the making of Permitted Investments;

(n)    so long as no Event of Default has occurred and is continuing or would immediately result therefrom, Dispositions of assets or Capital Stock (i) from Borrower to a Guarantor, (ii) from a Guarantor to another Guarantor or to Borrower, and (iii) from any Non-Guarantor Restricted Subsidiary to a Loan Party or any other Non-Guarantor Restricted Subsidiary so long as such transaction complies with the requirements set forth in Section 8.08;

(o)    Dispositions of assets acquired by a Loan Party pursuant to a Permitted Acquisition consummated within 12 months of the date of the subject Permitted Acquisition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of Borrower in the reasonable discretion of Borrower, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition;

(p)    [reserved];

(q)    transactions permitted by Section 8.03;

(r)    Dispositions made to consummate the Transactions;

(s)    [reserved]; and

(t)    Dispositions of assets not otherwise permitted in clauses (a) through (s) above so long as made at fair market value and the aggregate fair market value of all assets disposed of (including the proposed disposition) would not exceed $6,000,000 in any Fiscal Year.

Section 8.05    Restricted Payments. Make any Restricted Payment; provided, that, so long as it is permitted by law:

(a)    (i) any Subsidiary Guarantor may declare or make Restricted Payments to Borrower or any other Subsidiary Guarantor, (ii) any Non-Guarantor Restricted Subsidiary may declare or make Restricted Payments to a Subsidiary Guarantor, Borrower or another Non-Guarantor Restricted Subsidiary, and (iii) any non-Wholly Owned Subsidiary may declare or make Restricted Payments ratably to the holders of such non-Wholly Owned Subsidiary’s Capital Stock;

(b)    so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom, Borrower may declare or make Restricted Payments to Holdings and Holdings may declare or make Restricted Payments to holders of its Capital Stock; provided, that the aggregate amount of Restricted Payments made by Holdings under this Section 8.05(b) shall not at any time exceed the Available Amount at such time;

(c)    cashless exercises of options and warrants shall be permitted;

(d)    so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom, Borrower may make a Restricted Payment in cash to Holdings, and Holdings may make a Restricted Payment in cash to any holder of its Capital Stock, to allow Holdings or any direct or indirect parent company of Holdings to repurchase, redeem or otherwise acquire for value Qualified Capital Stock of Holdings or any direct or indirect parent company of Holdings held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Holdings or Borrower or its Restricted Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate Restricted Payments made for all such redemptions and payments shall not exceed, in any Fiscal Year, $1,200,000 and shall not exceed $3,600,000 in the aggregate during the term of this Agreement;

(e)    so long as no Event of Default shall have occurred and be continuing or would result therefrom, (i) Holdings and its Restricted Subsidiaries may reimburse and indemnify the Sponsor or any of its Affiliates for the out-of-pocket costs and expenses incurred by the Sponsor and its Affiliates in connection with the Transactions, the Revolving Facility Documents, the First Lien Loan Documents, the Management Services Agreements or any Permitted Acquisition or Permitted Disposition or any other debt or equity issuance by Holdings or any of its Restricted Subsidiaries (whether or not successful), (ii) Holdings and its Restricted Subsidiaries may pay fees under the Twelve-Twelve Management Services Agreement on the Closing Date in an amount not to exceed $12,000,000, (iii) Holdings and its Restricted Subsidiaries may make payments under the Management Services Agreements, provided that, in the case of this clause (iii), such payments shall not exceed (1) with respect to the Twelve-Twelve Management Services Agreement, $12,000,000 plus, so long as the Total Net Leverage Ratio of Holdings and its Subsidiaries is less than 1.00:1.00 at the time of such payment (calculated on a pro forma basis), 24% of the amount, if any, by which Consolidated EBITDA exceeds $133,000,000 and (2) with respect to the MNG Management Services Agreement, $3,240,000, in each case in any calendar year, and (iv) Holdings and its Restricted Subsidiaries may make payments under the Transition Services Agreement, provided that, in the case of this clause (iv), such payments shall not exceed $360,000 in any calendar year;

(f)    Borrower and Holdings may make Restricted Payments in the amount of any Net Cash Proceeds received by Borrower and Holdings after the Closing Date pursuant to any equity contribution in respect of its Capital Stock, so long as such Restricted Payment is made within 2 Business Days of Borrower’s and Holdings’ receipt of such Net Cash Proceeds;

(g)    the Loan Parties and their Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in Capital Stock;

(h)    in the event Borrower and any applicable Subsidiary of Borrower is included in a consolidated, combined, unitary or similar income tax return with respect to which a direct or indirect owner of Holdings is the common parent, Borrower may make restricted payments to Holdings, and Holdings may make Restricted Payments to its direct or indirect owners, to pay any U.S. federal, state and local and non-U.S. income taxes attributable to the business and operations of the Borrower and its applicable Subsidiaries, in an amount equal to the amount of income taxes that would have been due and payable by the Borrower and its applicable Subsidiaries on a standalone basis where Borrower is treated as the common parent (i.e., if Borrower and the applicable Subsidiaries were not included in a consolidated, combined, unitary or similar income tax return with respect to which the direct or indirect owners of Holdings was the common parent);

(i)    subject to Section 4.02(g), Borrower and Holdings may make Restricted Payments of Closing Date Restricted Cash in an amount not to exceed $15,600,000 in the aggregate during the term of this Agreement;

(j)    to the extent constituting Restricted Payments, Holdings and each Restricted Subsidiary may take any actions permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.06, Section 8.07 or Section 8.08;

(k)    Borrower and Holdings may make Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any present or former employee, director, or officer (or their respective transferees, estates or beneficiaries under their estates) and any repurchases of Capital Stock in consideration of such payments including deemed repurchases in connection with the grant, vesting or delivery of any Capital Stock;

(l)    any distribution or other Restricted Payments made to consummate the Transactions; and

(m)    Borrower may pay dividends or similar distributions to Holdings in amounts necessary to permit Holdings to pay customary fees and expenses as and when due and owing by Holdings in the ordinary course of its business as a holding company (including salaries and related reasonable and customary expenses incurred by employees of Holdings or its direct or indirect parent company, overhead expenses, legal, accounting and other professional fees and customary fees incurred in connection with the maintenance of its existence), so long as such amounts are attributable to the Borrower and its Restricted Subsidiaries.

Section 8.06    Investments. Make any Investments, except (the following being “Permitted Investments”):

(a)    Investments in cash and Cash Equivalents;

(b)    (i) non-cash loans and advances to employees, officers, and directors of Holdings or Borrower or any of its Restricted Subsidiaries for the purpose of purchasing Capital Stock of Holdings or a parent company thereof so long as the proceeds of such loans are used in their entirety to purchase such Capital Stock in Holdings or such parent company thereof and Holdings or such parent company promptly contributes such cash proceeds to Borrower, and (ii) loans and advances to directors, employees and officers of Holdings or Borrower or any of its Restricted Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $1,200,000 outstanding at any one time;

(c)    Permitted Intercompany Advances;

(d)    Permitted Acquisitions;

(e)    Capital Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Holdings or its Restricted Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims;

(f)    the Closing Date Acquisition and the other Transactions;

(g)    advances made in connection with purchases of goods or services in the ordinary course of business;

(h)    Investments (including debt obligations and Capital Stock) received in settlement of amounts due to Holdings or any of its Restricted Subsidiaries effected in the ordinary course of business or owing to Holdings and its Restricted Subsidiaries as a result of insolvency or reorganization proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of Holdings or its Restricted Subsidiaries or disputes with customers and suppliers;

(i)    Investments in existence on the Closing Date and described in Schedule 8.06(i) and any modification, renewal or extension or reinvestment thereof, but not any increase in the amount thereof unless otherwise permitted hereunder;

(j)    Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(k)    guarantees permitted under Section 8.01(h);

(l)    equity Investments by any Loan Party in any Restricted Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(m)    in addition to Investments otherwise permitted by this Section 8.06, Investments by Holdings and its Restricted Subsidiaries; provided that, at the time of any such Investment, the aggregate amount of such Investment (determined, in the case of Investments in the form of non-cash assets, taking the fair market value of such assets at the time of such Investment) shall not exceed the sum of (1) $3,000,000 (less the aggregate amount of all other outstanding Investments (determined without regard to write-downs or write-offs thereof and, in the case of Investments in the form of non-cash assets, taking the fair market value of such assets at the time of such Investment) made as a utilization of the aggregate amount permitted pursuant to this clause (i)(1)), plus (2) the then available Available Amount, so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom;

(n)    [reserved];

(o)    deposits of cash made in the ordinary course of business to secure performance of operating leases;

(p)    [reserved];

(q)    equity Investments (i) by Borrower or any Restricted Subsidiary in any Restricted Subsidiary, (ii) by any Non-Guarantor Restricted Subsidiary in any Restricted Subsidiary or other Non-Guarantor Restricted Subsidiary, and (iii) by Borrower or any Restricted Subsidiary in any Non-Guarantor Restricted Subsidiary so long as such Investment is part of a series of simultaneous Investments that results in the proceeds of the initial Investment being invested in Borrower or one or more Restricted Subsidiaries;

(r)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including advances made to distributors), Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and Investments consisting of prepayments to suppliers in the ordinary course of business;

(s)    to the extent constituting Investments, transactions permitted by Section 8.01, Section 8.02, Section 8.03, Section 8.04, Section 8.05, Section 8.07 or Section 8.08;

(t)    to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business; and

(u)    Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers.

Section 8.07    Payments and Modifications of Certain Debt Instruments; Modification to Organizational Documents.

(a)    Make any optional prepayment, repayment or redemption with respect to any Subordinated Indebtedness, except (i) the conversion of any such Indebtedness to Capital Stock (other than Disqualified Capital Stock) of Holdings and (ii) in accordance with the subordination terms thereof or the applicable intercreditor or subordination agreement relating thereto; provided that such Indebtedness may be Refinanced with the proceeds of a Permitted Refinancing permitted by Section 8.01.

(b)    Notwithstanding anything to the contrary herein, optional or mandatory prepayments, repayments or redemptions otherwise prohibited under Section 8.07(a) shall be permitted in an aggregate amount equal to the Available Amount available at the time thereof so long as no Event of Default shall have occurred and be continuing or would immediately result therefrom.

(c)    Amend, modify or change any Revolving Facility Document in a manner prohibited by the ABL/Term Loan Intercreditor Agreement or amend, modify or change any First Lien Loan Document in a manner prohibited by the First Lien/Second Lien Intercreditor and Subordination Agreement.

(d)    Amend, modify or change any Organizational Documents of Borrower or any of its Restricted Subsidiaries, unless such amendment, modification, change or other action contemplated by this clause (d) could not reasonably be expected to be materially adverse to the interests of the Lenders (as determined by Borrower).

Section 8.08    Transactions with Affiliates. Directly or indirectly, enter into or permit to exist any transaction or contract (including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees) with or for the benefit of any non-Loan Party Affiliate of any Loan Party involving aggregate consideration in excess of $120,000, except: (a) for the avoidance of doubt, transactions between or among Holdings and its Restricted Subsidiaries not otherwise prohibited hereunder, (b) transactions that are on terms and conditions not less favorable to Holdings or such Restricted Subsidiary as would be obtainable by Holdings or such Restricted Subsidiary at the time in a comparable arm’s-length transaction from unrelated third parties that are not Affiliates, (c) any Restricted Payment permitted by Section 8.05, (d) fees and compensation (including severance), benefits and incentive arrangements (including pursuant to stock option and other employee benefit plans) paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of Holdings, Borrower or any Restricted Subsidiary in the ordinary course of business, (e) the issuance or sale of any Capital Stock of Holdings and the Borrower (and the exercise of any options, warrants or other rights to acquire Capital Stock of Holdings and the Borrower) or any contribution to the capital of Holdings and the Borrower, (f) the Transactions, (g) Investments in Borrower’s Subsidiaries and joint ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such joint venture is only an Affiliate as a result of Investments by Holdings and its Restricted Subsidiaries in such Subsidiary or joint venture) to the extent otherwise permitted under Section 8.06, (h) transactions between Holdings, the Borrower and any Restricted Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Holdings, the Borrower or any Restricted Subsidiary, (i) the issuance of Capital Stock (1) by Borrower to Holdings or (2) by Holdings to any of its Affiliates (other than to any Subsidiary of Borrower), (j) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (k) Investments permitted by Section 8.06, (l) transactions permitted by Section 8.03, (m) transactions between or among Non-Guarantor Restricted Subsidiaries, (n) any Loan Documents, Revolving Facility Documents and First Lien Loan Documents, (o) Indebtedness permitted under Section 8.01, (p) Liens permitted under Section 8.02, (q) the Management Services Agreements and any payments made thereunder and (r) the Transition Services Agreement.

Section 8.09    Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction unless the Sale Leaseback Transaction is permitted under by Section 8.01, Section 8.04 and Section 8.11.

Section 8.10    Changes in Fiscal Periods. Permit the Fiscal Year of Borrower to end on a day other than the last Sunday of each calendar year, except (i) with the written consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or condition) or (ii) to the extent otherwise permitted under Section 7.11.

Section 8.11    Negative Pledge Clauses; Clauses Restricting Subsidiary Distributions.

(a)    Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Borrower or any Restricted Subsidiary to incur any Lien upon any of the Collateral, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to the extent required thereby to which it is a party other than (a) this Agreement, the other Loan Documents and any document related to a Permitted Refinancing thereof, (b) any agreements evidencing or governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and contracts entered into in the ordinary course of business, (d) any agreement (including with respect to Indebtedness) in effect at the time any Person becomes a Restricted Subsidiary of Borrower; provided, that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of Borrower, (e) customary restrictions and conditions contained in agreements relating to a Permitted Disposition pending such sale; provided, such restrictions and conditions apply only to the property that is to be sold and such sale is permitted hereunder, (f) to the extent subject to the ABL/Term Loan Intercreditor Agreement or another Intercreditor Agreement, the Revolving Facility Documents and any Permitted Refinancing in respect thereof, (g) restrictions under agreements evidencing or governing or otherwise relating to Indebtedness permitted under Section 8.01 of any Non-Guarantor Restricted Subsidiaries; provided that such restrictions are only with respect to the assets of Non-Guarantor Restricted Subsidiaries, (h) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements and other similar agreements, (i) customary restrictions and conditions contained in agreements relating to the Disposition of property or assets or Capital Stock permitted hereunder by a Loan Party or a Restricted Subsidiary of a Loan Party pending such Disposition, provided such restrictions and conditions apply only to the property or assets of the Loan Party or the Restricted Subsidiary of a Loan Party that are to be Disposed and such Disposition is permitted hereunder, (j) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (k) customary anti-assignment provisions in licenses and other contracts restricting the sublicensing or assignment thereof or in contracts for the Disposition of any assets or any Subsidiary of a Loan Party, provided that the restrictions in any such contract shall apply only to the assets or Subsidiary of a Loan Party that is to be Disposed of, (l) provisions in leases of real property that prohibit mortgages or pledges of the lessee’s interest under such lease or restricting subletting or assignment of such lease, (m) any encumbrance or restriction contained in any agreement of a Person acquired in a Permitted Acquisition or an Investment permitted hereunder, which encumbrance or restriction was in existence at the time of such Permitted Acquisition or Investment (but not created in contemplation thereof) and which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the property and assets of the Person so acquired, (n) pursuant to Contractual Obligations that (y) exist on the Closing Date and (z) to the extent Contractual Obligations permitted by preceding clause (y) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any Permitted Refinancing thereof so long as such Permitted Refinancing does not expand the scope of such Contractual Obligation, (o) restrictions in connection with cash, Cash Equivalents or other deposits permitted under Section 8.02, (p) to the extent subject to the First Lien/Second Lien Intercreditor and Subordination Agreement or another Intercreditor Agreement, the First Lien Loan Documents and any Permitted Refinancing in respect thereof, (q) any Requirement of Law, (r) any agreement or instrument in each case relating to any Indebtedness permitted to be incurred pursuant to Section 8.01 if the prohibitions or limitations contained therein, taken as a whole, are not materially less favorable to the Lenders than the prohibitions or limitations contained herein, taken as a whole, as determined in good faith by Borrower, (s) the Closing Date Acquisition Agreement and (t) any amendment to or renewal or replacement of any of the foregoing, so long as that the prohibitions and limitations contained therein, taken as a whole, are not materially less favorable to the Lenders than the prohibitions and limitations prior to such amendment, renewal or replacement, taken as a whole, as determined by Borrower in good faith.

(b)    Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or repay or prepay any Indebtedness owed to, Borrower or any other Restricted Subsidiary of Borrower, (b) make loans or advances to Borrower or any other Restricted Subsidiary of Borrower or (c) transfer any of its assets to

Borrower or any other Restricted Subsidiary of Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and any Permitted Refinancings thereof, (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary so long as such sale is permitted hereunder, (iii) customary restrictions on the assignment of leases, contracts and licenses entered into in the ordinary course of business, (iv) any agreement (including with respect to Indebtedness) in effect at the time any Person becomes a Restricted Subsidiary of Borrower; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of Borrower, (v) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (vi) agreements governing Indebtedness outstanding on the Closing Date and listed on Schedule 8.01(f) and any Permitted Refinancings thereof, (vii) Liens permitted by Section 8.02 that limit the right of Borrower or any of its Restricted Subsidiaries to dispose of the assets subject to such Liens, (viii) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, agreements in respect of sales of Capital Stock and other similar agreements entered into in connection with transactions permitted under this Agreement, provided that such encumbrance or restriction shall only be effective against the assets or property that are the subject of such agreements, (ix) any instrument governing Indebtedness or Capital Stock of a Person acquired by Borrower or any of its Restricted Subsidiaries as in effect at the date of such acquisition, which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than the Person, or the properties or assets of such Person, so acquired, (x) restrictions under agreements evidencing or governing Indebtedness of Non-Guarantor Restricted Subsidiaries permitted under Section 8.01; provided that such restrictions are only with respect to assets of any Non-Guarantor Restricted Subsidiaries, (xi) restrictions under agreements evidencing or governing Indebtedness permitted under Section 8.01(b), (j) or (p), (xii) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of the business of Holdings and its Restricted Subsidiaries, (xiii) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures and applicable solely to such joint venture or its Capital Stock, in each case, entered into in the ordinary course of business, (xiv) customary provisions in limited liability company operating agreements, partnership agreements, stockholders agreements and similar agreements, (xv) pursuant to Contractual Obligations that (y) exist on the Closing Date and (z) to the extent Contractual Obligations permitted by the preceding clause (y) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any Permitted Refinancing thereof so long as such Permitted Refinancing does not expand the scope of such Contractual Obligation, (xvi) provisions in leases of real property that prohibit mortgages or pledges of the lessee’s interest under such lease or restricting subletting or assignment of such lease, (xvii) the Revolving Facility Documents and any Permitted Refinancing thereof, (xviii) any Requirement of Law, (xix) any agreement or instrument in each case relating to any Indebtedness permitted to be incurred pursuant to Section 8.01 if the encumbrances and restrictions contained therein, taken as a whole, are not materially less favorable to the Lenders than the encumbrances and restrictions contained herein, taken as a whole, as determined in good faith by Borrower, (xx) any restrictions regarding licenses or sublicenses by Borrower and the other Restricted Subsidiaries of trademarks, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights in the ordinary course of business (in which case such restriction shall relate only to such right to intellectual property pursuant to such license or sublicense), (xxi) to the extent subject to the First Lien/Second Lien Intercreditor and Subordination Agreement or another Intercreditor Agreement, the First Lien Loan Documents and any Permitted Refinancing in respect thereof, (xxii) the Closing Date Acquisition Agreement, and (xxiii) any amendment to or renewal or replacement of any of the foregoing, so long as that the encumbrances and restrictions contained therein, taken as a whole, are not materially less favorable to the Lenders than the encumbrances and restrictions prior to such amendment, renewal or replacement, taken as a whole, as determined by Borrower in good faith.

Section 8.12    Lines of Business. With respect to Borrower and each of its Restricted Subsidiaries, enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which Holdings and its Restricted Subsidiaries are engaged on the Closing Date or that are reasonably related, similar, ancillary, complementary or incidental thereto or reasonable extensions thereof.

Section 8.13    [Reserved].

Section 8.14    Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Restricted Subsidiaries to do any of the foregoing, that would cause it or any of its Restricted Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

ARTICLE IX

GUARANTEE

Section 9.01    The Guarantee. Each Guarantor hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and permitted assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code or any similar law of any other jurisdiction) on (i) the Loans made by the Lenders to Borrower, and (ii) the Notes held by each Lender of Borrower and (2) all other Obligations from time to time owing to the Secured Parties by the Loan Parties (such obligations being herein called the “Guaranteed Obligations”). Each Guarantor hereby jointly and severally agrees that, if Borrower shall fail to pay in full in cash when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Guarantor will pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be paid in full in cash when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 9.02    Obligations Unconditional. The obligations of the Guarantors under Section 9.01 shall constitute a guarantee of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor, as applicable (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)    any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)    any Lien or security interest granted to, or in favor of any Lender or the Administrative Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e)    the release of any other Guarantor pursuant to Section 9.08, or otherwise.

Each of the Guarantors hereby expressly waives (to the fullest extent permitted by Requirements of Law) diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each of the Guarantors waives (to the fullest extent permitted by Requirements of Law) any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this guarantee made under Section 9.01 (this “Guarantee”) or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Lenders, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 9.03    Reinstatement. The obligations of the Guarantors under Section 9.01 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or any Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 9.04    No Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than unasserted contingent indemnification and reimbursement obligations for which no claim has been made) it shall subordinate any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 9.01, whether by subrogation, right of contribution or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 9.05    Remedies. Each Guarantor jointly and severally agrees that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Article X (and shall be deemed to have become automatically due and payable in the circumstances provided in Article X) for purposes of Section 9.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Article X provides that such obligations shall become due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 9.01.

Section 9.06    Continuing Guarantee. The Guarantee made by the Guarantors in Section 9.01 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 9.07    General Limitation on Guaranteed Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 9.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 9.01, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any other Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 9.09) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

The Guarantors confirm that it is the intention that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to the obligations set forth herein.

Section 9.08    Release of Subsidiary Guarantors. A Subsidiary Guarantor shall be released from its obligations hereunder in the event that (i) all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of to a Person other than Borrower or any of its Restricted Subsidiaries in a transaction expressly permitted by Section 8.04 or (ii) any Subsidiary Guarantor enters into any transaction permitted by Section 8.03(a) or Section 8.03(b). In connection with any such release of a Guarantor, the applicable Agent shall promptly execute and deliver to such Guarantor, at such Guarantor’s expense, all UCC termination statements and other documents that such Guarantor shall reasonably request to evidence such release.

Section 9.09    Right of Contribution. At any time a payment in respect of the Guaranteed Obligations is made under this Guarantee, the right of contribution of each Subsidiary Guarantor against each other Subsidiary Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Subsidiary Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guarantee. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have made payments in respect of the Guaranteed Obligations that, in the aggregate, exceed such Subsidiary Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Subsidiary Guarantors (such excess, the “Aggregate Excess Amount”), each such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its Contribution Percentage of the aggregate payments made by all Subsidiary Guarantors (the “Aggregate Deficit Amount”) on the date of such payment, in an amount equal to (x) a fraction, the numerator of which is the Aggregate Excess Amount paid by such Subsidiary Guarantor and the denominator of which is the Aggregate Excess Amount paid by all Subsidiary Guarantors, multiplied by (y) the Aggregate Deficit Amount. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 9.04. The provisions of this Section 9.09 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, Collateral Agent and the other Secured Parties, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, Collateral Agent and the other Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder; provided, that no Subsidiary Guarantor may take any action to enforce such right until the Guaranteed Obligations have been irrevocably paid in full in cash (other than unasserted contingent indemnification and reimbursement obligations), it being expressly recognized and agreed by all parties hereto that any Subsidiary Guarantor’s right of contribution arising under this Section 9.09 against any other Subsidiary Guarantor shall be expressly junior and subordinate to such other Subsidiary Guarantor’s obligations and liabilities in respect of the Obligations and any other obligations owing under this Guarantee. As used in this Section 9.09: (i) each Subsidiary Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) Adjusted Net Worth (as defined below) of such Subsidiary Guarantor by (y) the aggregate Adjusted Net Worth of all Subsidiary Guarantors; (ii) the “Adjusted Net Worth” of each Subsidiary Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Subsidiary Guarantor and (y) zero; and (iii) the “Net Worth” of each Subsidiary Guarantor shall mean the amount by which the fair saleable value of such Subsidiary Guarantor’s assets on the date of any payment by such Subsidiary Guarantor exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guarantee) on such date. Notwithstanding anything to the contrary contained above, any Subsidiary Guarantor that is released from this Guarantee pursuant to Section 9.08 hereof (or otherwise in connection with an exercise of remedies by, or at the direction of, the relevant Secured Parties) shall thereafter have no contribution obligations, or rights, pursuant to this Section 9.09, and at the time of any such release, if the released Subsidiary Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Subsidiary Guarantors shall be recalculated on the respective date of releases (as otherwise provided above) based on the payments made hereunder by the remaining Subsidiary Guarantors.

Section 9.10    Independent Obligation. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other party or Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not action is brought against any other guarantor, any other party or Borrower and whether or not any other guarantor, any other party or Borrower be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by Borrower or other circumstance that operates to toll any statute of limitations as to Borrower shall operate to toll the statute of limitations as to the Guarantors.

ARTICLE X

EVENTS OF DEFAULT

Section 10.01    Events of Default. An “Event of Default” shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (any such event, an “Event of Default”):

(a)    Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)    any representation or warranty made or deemed made by any Loan Party or its Restricted Subsidiaries herein or in any other Loan Document or that is contained in any certificate, document or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall have been inaccurate in any material respect (without duplication of any materiality qualifiers set forth therein) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date); or

(c)    any Loan Party shall fail to observe or perform (i) any agreement contained in Section 7.01, Section 7.04(i), Section 7.07(a), Section 7.07(b), Section 7.12, Section 7.15, Section 7.16 or Article VIII; provided, that an Event of Default under Section 8.13 is subject to a cure pursuant to Section 10.04; or

(d)    any Loan Party shall fail to observe or perform any other covenant or agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 10.01), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which the Administrative Agent, the Collateral Agent or the Required Lenders give written notice thereof to Borrower or (ii) the date on which such failure shall first become known to any Authorized Officer of Borrower; or

(e)    Borrower or any of its Restricted Subsidiaries shall default (after giving effect to all applicable grace and notice periods) (i) in making any payment of any principal or interest of any Material Indebtedness (including any Guarantee Obligation in respect of Material Indebtedness, but excluding the Loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause (determined without regard to whether any notice is required) such Material Indebtedness to become due prior to its stated maturity or (in the case of any such Material Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause (determined without regard to whether any notice is required) Borrower or any of its Restricted Subsidiaries to purchase or redeem or make an offer to purchase or redeem such Material Indebtedness prior to its stated maturity, if such Indebtedness that becomes due is paid upon becoming due; provided that the foregoing shall not apply to secured Indebtedness that becomes due as a result of the voluntary Disposition of the property or assets securing such Indebtedness, if such Disposition is permitted hereunder and such Indebtedness that becomes due is paid upon such Disposition or (iii) a default in or an involuntary early termination of one or more material Swap Agreements to which Borrower or any of its Restricted Subsidiaries is a party; or

(f)    (i) Borrower or any Material Restricted Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any Material Restricted Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower or any Material Restricted Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Borrower or any Material Restricted Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Borrower or any Material Restricted Subsidiary shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) Borrower or any Material Restricted Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)    one or more judgments or decrees shall be entered against Borrower or any Restricted Subsidiary involving in the aggregate a liability (not paid or covered by (i) insurance as to which the relevant reputable and solvent insurance company has been notified of the claim and has not denied coverage in writing or (ii) any third party indemnities from a credit worthy indemnitor as to which the relevant third party has been notified of the claim and has not denied coverage in writing) of $9,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(h)    (x) any material provision of any Security Document or any other Loan Document shall cease, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof, or as a result of acts or omissions of Administrative Agent, the Collateral Agent, or the Lenders, or any Lien created by any such Security Document or any such Loan Document shall cease to be enforceable and of the same effect and priority purported to be created thereby (subject to any Intercreditor Agreement then in effect) with respect to any portion of the Collateral with a Fair Market Value in excess of $1,200,000, other than pursuant to the terms hereof or thereof, or as a result of acts or omissions of the Administrative Agent, Collateral Agent or the Lenders (which does not arise from a breach by a Loan Party of its obligations under any Security Document or any other Loan Document), (y) any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Security Documents or any Intercreditor Agreement then in effect on a material portion of the Collateral, or (z) any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of the occurrence of the Termination Date), or purports in writing to revoke or rescind any Loan Document (other than in accordance with its terms); or

(i)    [reserved]; or

(j)    a Change of Control shall occur; or

(k)    any Loan Party or any of its Restricted Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business for a period which materially and adversely affects the ability of such Person to continue its business on a profitable basis;

(l)    any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty that causes, for more than 20 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(m)    the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party or any of its Restricted Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(n)    the indictment of any Loan Party or any of its Restricted Subsidiaries or any executive officer of the Borrower in the course of his acting as an officer thereof under any criminal statute, if such indictment could reasonably be expected to have a Material Adverse Effect;

(o)    any Loan Party or any of its Subsidiaries or Commonly Controlled Entities shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party any Subsidiary or any Commonly Controlled Entity incurs a withdrawal liability that increases the pre-existing contribution obligation in an annual amount exceeding $7,500,000 (excluding any amounts required to be paid as of the Closing Date); or a Multiemployer Plan adopts a funding improvement plan or a rehabilitation plan under Section 305 of ERISA, and, as a result thereof the annual contribution requirement of any Loan Party or any of its Commonly Controlled Entities with respect to such Multiemployer Plan increases in an annual amount exceeding $7,500,000 (excluding any amounts required to be paid as of the Closing Date); or

(p)    there shall occur one or more Termination Events and such Termination Events (if correctable) shall not have been corrected within three Business Days without material liability to a Loan Party, and (A) the then current value of such Plan’s vested benefits for which any such Loan Party is liable exceeds the then current value of assets allocable to such benefits in such Plan by more than $7,500,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069,4204 or 4212(c) of ERISA or Section 4971 or 4975 of the Code, the liability is in excess of $7,500,000) or (B) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a lien pursuant to Section 430(k) of the Code or Section 4068 of ERISA upon the property or rights to property of any Loan Party or any of its Commonly Controlled Entities.

Section 10.02    Action in Event of Default. (a) Upon any Event of Default specified in Section 10.01(f), the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable and (b) if any other Event of Default under Section 10.01 occurs, then the Administrative Agent, at the request of the Required Lenders, shall take any or all of the following actions: (i) by notice to Borrower, declare the unpaid principal amount of all outstanding Loans (with accrued and unpaid interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents and all other related Obligations owing under this Agreement and the other Loan Documents to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower (to the extent permitted by applicable law); provided that no such notice shall be required if an Event of Default pursuant to Section 10.01(f) is continuing, (ii) subject to the ABL/Term Loan Intercreditor Agreement and the First Lien/Second Lien Intercreditor and Subordination Agreement then in effect, may direct the Collateral Agent to enforce (and the Collateral Agent shall enforce) all Liens and security interests created pursuant to the Security Documents, (iii) direct the Administrative Agent to enforce any Guarantee and (iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law. Presentment, demand, protest and all other notices of any kind are hereby expressly waived by Borrower; provided, that after an Event of Default has occurred and is continuing, the Administrative Agent or Collateral Agent, as applicable, shall provide notice to Borrower of any proposed exercise of remedies or other enforcement action with respect to Capital Stock constituting Collateral, including, without limitation, voting rights, not less than three Business Days’ prior to the taking of any such action; provided that no such notice shall be required if an Event of Default pursuant to Section 10.01(f) is continuing.

Section 10.03    Application of Proceeds.

(a)    Subject to the ABL/Term Loan Intercreditor Agreement, the First Lien/Second Lien Intercreditor and Subordination Agreement and any other Intercreditor Agreement then in effect, the Collateral Agent shall upon any exercise of remedies hereunder or under any Security Document apply the proceeds of any collection or sale of Collateral, together with all other moneys, in each case received by the Administrative Agent or the Collateral Agent hereunder (or, to the extent any Security Document executed by a Loan Party requires proceeds of collateral thereunder to be applied in accordance with the provisions of this Agreement), including any Collateral consisting of cash, in the following order of priority:

(i)    first, to all amounts owing to the Collateral Agent or the Administrative Agent pursuant to any of the Loan Documents in its capacity as such in respect of (x) the preservation of Collateral or its security interest in the Collateral or (y) with respect to enforcing the rights of the Secured Parties under the Loan Documents;

(ii)    second, to the extent proceeds remain after the application pursuant to preceding clause (i), to all other amounts owing to the Administrative Agent or Collateral Agent pursuant to any of the Loan Documents in its capacity as such;

(iii)    third, to the extent proceeds remain after the application pursuant to preceding clauses (i) and (ii), an amount equal to the other outstanding Loans and Obligations, in each case then due and payable (in each case, other than, for the avoidance of doubt, contingent indemnification or reimbursement obligations to the extent no claim giving rise thereto has been asserted) shall be paid to the Secured Parties as provided in clause (d) below, with each secured party receiving an amount equal to its outstanding Obligations as described above or, if the proceeds are insufficient to pay in full all such Obligations, its pro rata share of the amount remaining to be distributed;

(iv)    fourth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iii), inclusive, and following the payment in full in cash of all Obligations, to the relevant Loan Party, their successors and assigns, or as a court of competent jurisdiction may otherwise direct.

(b)    If any payment to any Secured Party pursuant to this Section 10.03 of its pro rata share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed in respect of the unpaid Obligations of the other Secured Parties, with each Secured Party whose Obligations have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Obligations of such Secured Party and the denominator of which is the unpaid Obligations of all Secured Parties entitled to such distribution.

(c)    Subject to the terms of the ABL/Term Loan Intercreditor Agreement and the First Lien/Second Lien Intercreditor and Subordination Agreement, all payments required to be made hereunder shall be made if to Secured Parties, to the Administrative Agent for the account of such Secured Parties.

(d)    For purposes of applying payments received in accordance with this Section 10.03, the Collateral Agent shall be entitled to rely upon the Administrative Agent for a determination (which the Administrative Agent and each other Secured Party agrees (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Obligations of the Loan Parties owed to the Secured Parties.

(e)    Subject to the other limitations (if any) set forth herein and in the other Loan Documents, it is understood that the Loan Parties shall remain liable (as and to the extent set forth in the Loan Documents) to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations of the Loan Parties.

(f)    It is understood and agreed by each Loan Party and each Secured Party that the Collateral Agent shall have no liability for any determinations made by it in this Section 10.03.

Section 10.04    [Reserved].

ARTICLE XI

ADMINISTRATIVE AGENT

Section 11.01    Appointment. The Lenders hereby irrevocably designate and appoint MNG as Administrative Agent (for purposes of Article XI and Article XII, the term “Administrative Agent” also shall include MNG in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental or related thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

Section 11.02    Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, (x) unless caused by its or their bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) at the written direction of the Required Lenders. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

Section 11.03    Lack of Reliance on the Administrative Agent. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Loan Parties and their Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and made its own decision to make its Loans hereunder and enter into this Agreement. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default, and shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of Borrower, the Loan Parties or any of their Subsidiaries that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lender. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Term Loan Commitments, or disclosure of confidential information, to any Disqualified Lender.

Section 11.04    Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Lenders, Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and Term Loan Commitments. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

Section 11.05    Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message (or other electronic communication), cablegram, radiogram, order or other document or telephone message, or other document or conversation, sent or made by any Person that the Administrative Agent reasonably believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may rely on the Register and deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.

Section 11.06    Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by Borrower, and without relieving Borrower of its obligation to do so, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof), including without limitation in its capacity as Collateral Agent under the Loan Documents, in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) on the date such indemnification is sought (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with their respective portions of the Loans in effect immediately prior to such date) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in any way relating to or arising out of performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The Agreements in this Section 11.06 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 11.07    The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

Section 11.08    Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent and recorded in the Register. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

Section 11.09    Resignation by the Administrative Agent.

(a)    The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless an Event of Default then exists, Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)    Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to Borrower, which acceptance shall not be unreasonably withheld or delayed; provided that Borrower’s approval shall not be required if an Event of Default shall have occurred and be continuing; provided further that Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is a commercial bank with a consolidated combined capital and surplus of at least $2,500,000,000.

(c)    If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of Borrower (which consent shall not be unreasonably withheld or delayed; provided that Borrower’s consent shall not be required if an Event of Default shall have occurred and be continuing; provided further, that Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is a commercial bank with a consolidated combined capital and surplus of at least $2,500,000,000), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent in accordance with clause (b) above.

(d)    If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent in accordance with clause (b) above; provided that in the case of any original Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such original Collateral until such time as a successor Administrative Agent is appointed pursuant to this Section 11.09.

(e)    Upon a resignation of the Administrative Agent pursuant to this Section 11.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 11.09 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

Section 11.10    Collateral and Intercreditor Matters.

(a)    Each Lender authorizes and directs the Collateral Agent to enter into (x) the Security Documents and any Intercreditor Agreement then in effect for the benefit of the Lenders and the other Secured Parties and (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents, any Intercreditor Agreement then in effect in connection with the incurrence by any Loan Party of any applicable Permitted Indebtedness or to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by Borrower or relevant Subsidiary, to the extent such priority is permitted by the applicable provisions of Section 8.01). Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents and in the case of any Intercreditor Agreement then in effect to take all actions (and execute all documents) required or deemed advisable by it in accordance with the terms thereof. Notwithstanding anything contained in this Agreement or any Collateral or Security Documents, Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral and Security Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(b)    Any Lien granted to or held by the Collateral Agent upon any Collateral shall be released (i) upon the occurrence of the Termination Date, (ii) constituting property being sold or otherwise disposed of (to Persons other than Holdings and its Restricted Subsidiaries) upon the sale or other disposition thereof in compliance with Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 12.11), (iv) if the property subject to such

Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under the Guarantee in accordance with the terms therein or (v) as otherwise may be expressly provided in the relevant Security Documents. Without further written consent or authorization from the Lenders, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by Section 8.03, Section 8.04, Section 8.05 or Section 8.06. The Lenders hereby authorize the Administrative Agent to, and the Administrative Agent shall direct the Collateral Agent to, take any action reasonably requested by Borrower to evidence such release (and, at its option, the Administrative Agent may require customary officers’ certificates from Borrower certifying that the respective releases are permitted). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10.

(c)    The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 11.11    Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

Section 11.12    Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any other reason, or the Administrative Agent has paid over to the IRS applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with any and all expenses incurred, unless such amounts have been indemnified by Borrower, any Guarantor or the relevant Lender.

Section 11.13    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 3.01(a) or Section 12.10) allowed in such judicial proceeding;

(c)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.01(a) or Section 12.01. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

ARTICLE XII

MISCELLANEOUS

Section 12.01    Payment of Expenses, etc. Borrower hereby agrees to: (i) pay all reasonable and documented or invoiced out-of-pocket costs and expenses (a) of the Administrative Agent (limited in the case of legal fees and expenses to the reasonable and documented or invoiced fees, disbursements and other charges of one outside counsel and of one local counsel (in each case, as selected by the Administrative Agent) to the Administrative Agent and Lenders, taken as a whole, in any relevant material jurisdiction) in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, modification, waiver or consent relating hereto or thereto and (b) of the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, each of the Lenders in connection with any (x) waiver of an Event of Default that has occurred and is continuing, (y) enforcement of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein or (z) refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (limited in the case of legal fees, in the case of each of clause (x), (y) and (z) above, to the reasonable and documented or invoiced out-of-pocket costs and expenses of one counsel and one local counsel in any relevant material jurisdiction (in each case, as selected by the Administrative Agent) for the Administrative Agent and the Lenders and their respective Affiliates (taken as a whole); and (ii) indemnify the Administrative Agent, each Lender and each of their respective Affiliates, and their respective officers, directors, employees, advisors, and agents (each, an “Indemnified Person”) and hold each of them harmless from and against any and all liabilities, losses, damages, claims, and reasonable and documented out-of-pocket expenses (limited in the case of legal fees and expenses to the reasonable fees, disbursements and other charges of one counsel for the Indemnified Persons (taken as a whole) (and, in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnified Persons, taken as a whole) and, if reasonably necessary, one local real estate counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any claim, investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such claim, investigation, litigation or other proceeding is brought by or on behalf of any Loan Party, the Permitted Holders and their respective Affiliates and creditors and any other third person) related to the entering into and/or performance of this Agreement, any other Loan Document or the use of proceeds of any Loans hereunder or the consummation of the Transactions or any other transactions contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents, (b) the actual or alleged presence of Materials of Environmental Concern in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Borrower or any of its Restricted Subsidiaries, (c) the generation, storage, transportation, handling or disposal of Materials of Environmental Concern by Borrower or any of its Restricted Subsidiaries at any location, whether or not owned, leased or operated by Borrower or any of its Restricted Subsidiaries, (d) the non-compliance by Borrower or any of its Restricted Subsidiaries with any Environmental Law (including applicable permits issued thereunder), or (e) any related claim asserted against Borrower or any of its Restricted Subsidiaries or any Real Property currently owned, leased or operated by Borrower or any of its Restricted Subsidiaries, including, in each case, without limitation, the reasonable and documented out-of-pocket fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding; provided that no Indemnified Person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnified Person or any of its Affiliates, officers, directors, employees, advisors, or agents (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) any dispute between and among Indemnified Persons that a court of competent jurisdiction has determined in a final and non-appealable decision did not involve actions or omissions of any Affiliate of Borrower or any of its Restricted Subsidiaries. None of Borrower, the Restricted Subsidiaries, the Administrative Agent, any Lender, or any of their respective Affiliates or any other Indemnified Person shall be liable for any indirect, special, punitive, exemplary or consequential damages in connection with this Agreement, the Transaction, the Term Facility or the use of proceeds therefrom; provided that nothing contained in this sentence shall limit the indemnity and reimbursement obligations set forth in this Section 12.01 of any Loan Party. To the extent that the undertaking to indemnify, pay or hold harmless any Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. For clarity, the term “Administrative Agent” as used in this Section 12.01 shall include the Administrative Agent acting in its capacity as Collateral Agent under the Loan Documents. To the full extent permitted by applicable law, each of Borrower, the Restricted Subsidiaries, any Administrative Agent, any Lender, or any of their respective Affiliates or any other Indemnified Person shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

No Loan Party, Permitted Holder nor any of their respective Affiliates will, without the prior consent of the relevant Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any proceeding in respect of which indemnification may be sought pursuant to this Section 12.01 (irrespective of whether such Indemnified Person is party thereto) unless such settlement, compromise, consent or termination (a) includes an unconditional release of each relevant Indemnified Person from all liability arising out of or directly and indirectly relating thereto and (b) does not include a statement as to the admission, fault or culpability or failure to act by such Indemnified Person.

Section 12.02    Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Agent or such Lender (including, without limitation, by branches and agencies of such Agent or such Lender wherever located) to or for the credit or the account of Borrower or any of its Restricted Subsidiaries against and on account of the Obligations and liabilities of the Loan Parties to such Agent or such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 12.04, and all other claims of any nature or description arising out of or in connection with this Agreement or any other Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder. To the extent permitted by law, each Participant also shall be entitled to the benefits of this Section 12.02 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.06(b) as though it were a Lender.

Section 12.03    Notices.

(a)    Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication or other electronic communication) and mailed, telegraphed, telecopied, cabled or delivered: if to any Loan Party, at its address specified on Schedule II or in the other relevant Loan Documents; if to any Lender, at its address specified on Schedule II; and if to the Agents, at the Payment Office; or, as to any Loan Party or any Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, e-mailed or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to any Agent shall not be effective until received by such Agent.

(b)    Notices and other communications to the Lenders and the other Secured Parties hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II and Article IV unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Agents and Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 12.04    Benefit of Agreement; Assignments; Participations. (a) (i) Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each affected Lender (and any attempted assignment or transfer by such Loan Party without such consent shall be null and void).

Subject to the conditions set forth in paragraphs (a)(ii), (a)(iii) and (a)(iv) below, any Lender may assign to one or more financial institutions or other entities (each, an “Assignee”) all or a portion of its Term Loans, in each case together with all related rights and obligations under this Agreement (including under the related Note or Notes (if any) held by it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)    Borrower, provided that, except with respect to consents regarding any Disqualified Lender, such consent shall be deemed to have been given if Borrower has not responded within five Business Days after written request by the Administrative Agent or the respective assigning Lender, provided further that no consent of Borrower shall be required (x) in the case of any Lender, for an assignment of any Loan to a Lender, an Affiliate of a Lender, or an Approved Fund (as defined below), in each case, that is not a Disqualified Lender or (y) if an Event of Default has occurred and is continuing; or

(B)    the Administrative Agent, except for assignments of Term Loans to an Approved Fund, another Lender or an Affiliate of a Lender; and

(ii)    Assignment Conditions. Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be in an amount of an integral multiple of $1,000,000 or, if less, all of such Lender’s remaining Loans of the applicable class and shall be accompanied with a process and recordation fee of $3,500 payable to the Administrative Agent (provided that simultaneous assignments by a single Lender to or by two or more Approved Funds shall be aggregated for purposes of determining such amount) unless the Administrative Agent and Borrower otherwise consent;

(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually); and

(C)    the Assignee, if it is not already a Lender hereunder, shall deliver to the Administrative Agent and Borrower an administrative questionnaire and the IRS forms described in Section 4.04(e) (including the Tax Compliance Certificate, as applicable) and any forms described in Section 4.04(f) and Section 4.04(g) (if applicable).

(iii)    [reserved].

(iv)    [reserved].

(v)    Novation. Subject to acceptance and recording thereof pursuant to Section 12.04(a)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.10, Section 2.11, Section 4.04 and Section 12.01 and any other provision of the Loan Documents that by their terms survive the termination of the Loan Documents).

(vi)    Acceptance and Register. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consents to such assignment required by this Section 12.04, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(b)    Any Lender may, without the consent of Borrower or the Administrative Agent, sell participations in respect of Loans to one or more banks or other entities (other than Borrower, Subsidiaries of Borrower, Affiliates of Borrower or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations with respect thereto; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 12.11(a)(x) or the consent of all Lenders, Borrower and the Administrative Agent pursuant to Section 12.11(a)(y) and (2) directly affects such Participant. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as the non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the commitment of, and the principal amounts (and stated interest) of, each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations under any Loan Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Borrower agrees that (x) each Participant shall be entitled to the benefits of Section 2.10 and Section 2.11 (subject to the requirements of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(a) and (y) each Participant shall be entitled to the benefits of Section 4.04 (provided that such Participant shall be subject to the definition of Excluded Taxes and the requirements and limitations of Section 4.04, including the requirements under Section 4.04(e), Section 4.04(f), and Section 4.04(g), as if it were a Lender (it being understood that the documentation required under Section 4.04(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(a); provided, in each case, that such Participant agrees to be subject to the provisions of Section 2.12 and Section 2.13 as if it were a Lender that had acquired its interest by assignment pursuant to Section 12.04(a). Notwithstanding the foregoing, no Participant shall be entitled to receive any greater payment under Section 2.10 or Section 4.04 than the applicable participating Lender would have been entitled to receive in respect of the amount of the participation transferred by such participating Lender to such Participant had no such participation occurred, except to the extent such entitlement to receive a greater payment results from a Change in Tax Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 2.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.18.

(c)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, provided such pledge or assignment is not in violation of any Requirement of Law (but not to Borrower or any of Borrower’s Restricted Subsidiaries), to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto or provide the respective pledgee or assignee any voting rights with respect to the pledged or assigned obligations.

(d)    Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this Section 12.04.

(e)    Each Lender, upon succeeding to an interest in Loans, as the case may be, represents and warrants as of the effective date of the applicable Assignment and Assumption that it has complied with Section 12.04.

(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to, or other indebtedness issued by, such Lender pursuant to a securitization transaction (including any structured warehouse credit facility, collateralized loan obligation transaction or similar facility or transaction, and including any further securitization of the indebtedness or equity issued under such a transaction) (a “Securitization”); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall cooperate with such Lender and its Affiliates to effect a Securitization, including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or any Securitization.

Section 12.05    No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between Borrower or any other Loan Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

Section 12.06    Payments Pro Rata.

(a)    Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata (or in accordance with the Security Documents, as applicable) based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)    Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise, but excluding amounts received as a result of transactions expressly committed pursuant to Section 12.04), which is applicable to the payment of the principal of, or interest on, the Loans or any fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Loan Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)    Notwithstanding anything to the contrary contained herein, the provisions of the preceding Section 12.06(a) and (b) shall be subject to the provisions of this Agreement which (i) require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and (ii) permit disproportionate payments with respect to the Loans as, and to the extent, provided otherwise herein.

Section 12.07    Calculations; Computations.

(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b)    If at any time any change in GAAP or in the application of GAAP would affect the computation of Excess Cash Flow or any financial ratio or financial term or definition set forth in any Loan Document and any of Borrower, the Agents or the Required Lenders shall so request, the Agents, the Lenders and Borrower shall negotiate in good faith to amend (subject to the approval of Borrower or Required Lenders) such ratio or covenant to preserve the original intent thereof in light of such change in (or in the application of) GAAP; provided that, until so amended, (i) Excess Cash Flow and such ratio shall continue to be computed in accordance with GAAP prior to such change and (ii) Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of Excess Cash Flow or such ratio or financial covenant made before and after giving effect to such change in (or in the application of) GAAP as is reasonably necessary to demonstrate the calculation of Excess Cash Flow and compliance (or non-compliance) with such ratio.

(c)    Notwithstanding anything to the contrary contained herein, (i) all financial statements shall be prepared, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof or the application of FAS 133, FAS 150 or FAS 123r (to the extent that the pronouncements in FAS 123r result in recording an equity award as a liability on the consolidated balance sheet of Holdings and its Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity), and (ii) to the extent expressly provided herein, certain calculations shall be made on a pro forma basis. For the avoidance of doubt, notwithstanding any changes in GAAP after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as Capital Lease Obligations or otherwise reflected on the consolidated balance sheet of Holdings and its Restricted Subsidiaries, such obligations shall continue to be excluded from the definition of Indebtedness.

(d)    All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.

Section 12.08    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a)    THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT

OR ANY OTHER LOAN DOCUMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PERSON, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PERSON. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PERSON AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER OR ANY OTHER LOAN PARTY IN ANY OTHER JURISDICTION.

(b)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.09    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with Borrower and the Administrative Agent. Delivery of an executed counterpart by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart.

Section 12.10    Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 12.11    Amendment or Waiver; etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and Borrower and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, (x) that only the consent of the Lenders directly and adversely affected thereby (or by the Administrative Agent with the consent of all the Lenders directly and adversely affected thereby) and of Borrower, shall be required to do any of the following:

(i)    extend the Maturity Date of any Loan or postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest (other than default interest, Defaults or Events of Default), fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments may be postponed, delayed, reduced, waived or modified with the consent of the Required Lenders);

(ii)    reduce the principal of, or the rate of interest specified herein (it being agreed that a waiver or reduction of the default interest margin shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document; or

(iii)    amend any provision of this Agreement or any other Loan Document requiring pro rata treatment of the Secured Parties (with any Lender receiving a less than pro rata payment being “directly and adversely affected”);

and (y) the consent of all Lenders, Borrower and the Administrative Agent shall be required to do any of the following:

(iv)    discharge or release all or substantially all of (I) the Guarantors from their respective Obligations under the Loan Documents or (II) the Collateral in any transaction or series of transactions (in each case of (I) or (II) other than in connection with any release or discharge pursuant to a transaction expressly permitted hereunder); or

(v)    amend this Section 12.11 or the definition of Required Lenders or any provision providing for consent or other action by all Lenders in a manner that would reduce any voting threshold; or

(b)    No amendment, waiver or consent shall, unless in writing and signed by Administrative Agent or the Collateral Agent, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by the Administrative Agent with the consent of the Required Lenders or all the Lenders directly and adversely affected thereby, as the case may be), affect the rights or duties of Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document.

(c)    Notwithstanding anything to the contrary contained in this Section 12.11, (i) the Administrative Agent may amend Schedule I to reflect assignments entered into pursuant to Section 12.04, and (ii) the Administrative Agent and Borrower may amend or modify this Agreement and any other Loan Document to grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties.

(d)    Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and Borrower (i) to add one or more additional credit facilities to this Agreement or to increase the amount of the existing facilities under this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof, (ii) to permit any such additional credit facility which is a term loan facility or any such increase in the Term Facility to share ratably in prepayments with the Term Loans and (iii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e)    Notwithstanding anything to the contrary contained in this Section 12.11, (x) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be executed and delivered or amended, supplemented and waived, as applicable, with the consent of the Administrative Agent and Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if following the Closing Date, the Administrative Agent and any Loan Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(f)    Notwithstanding the foregoing, the Administrative Agent may amend the ABL/Term Loan Intercreditor Agreement (or enter into a replacement thereof), any other Intercreditor Agreement (or enter into a replacement thereof), additional Security Documents and/or replacement Security Documents (including a collateral trust agreement) in connection with the Incurrence of (a) any Indebtedness permitted under Section 8.01 to provide that a Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, (b) any Indebtedness permitted under Section 8.01 to provide that a Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a junior lien, subordinated basis to the Obligations and the obligations in respect of any Indebtedness described in clause (a) above and (c) the replacement and/or resignation of the Collateral Agent or other representative (including any amendments to the indemnity or other ministerial provisions of the applicable agreement (including the ABL/Term Loan Intercreditor Agreement or any other Intercreditor Agreement)) under the applicable agreement, in each case of (a) through (c) with the consent of Borrower.

(g)    If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (iv), inclusive, of the first proviso to Section 12.11(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to (i) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 or (ii) if agreed by the Required Lenders, on a non pro rata basis, repay all Obligations of Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date.

Section 12.12    Survival. All indemnities set forth herein including, without limitation, in Section 2.10, Section 2.11, Section 4.04, Section 11.06, Section 11.12 and Section 12.01 and the representations and warranties set forth in Article V of this Agreement shall survive the execution, delivery and termination of this Agreement and the Notes, or the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the making, repayment, satisfaction, or discharge of the Obligations.

Section 12.13    Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender, so long as the Loan Parties would not reasonably be expected to suffer any adverse Tax consequences as a result thereof.

Section 12.14    Register. Borrower hereby designates the Administrative Agent to serve as its non-fiduciary agent, solely for purposes of this Section 12.14, to maintain a register (the “Register”) on which it will record from time to time the name and address of each Lender, the principal amounts of the Loans and any other obligations under the Loan Documents, and the amounts of stated interest due thereon, owing to each Lender pursuant the terms hereof and any Note. Failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s obligations in respect of such Loans or other obligations under the Loan Documents. With respect to any Lender, the rights to the principal of, and interest on, any Loans and any other obligations under the Loan Documents owing to such Lender shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent and prior to such recordation all amounts owing to the transferor with respect to such Loans and other obligations under the Loan Documents shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Loans or other obligations under the Loan Documents shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption pursuant to Section 12.04. Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. Coincident with the delivery of such an Assignment and Assumption to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assignee or transferee Lender at the request of any such Lender. Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature that may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.14 to the same extent that the Administrative Agent is otherwise indemnified pursuant to Section 12.01. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice, provided that the information contained in the Register that is shared with each Lender (other than the Administrative Agent and its affiliates) shall be limited to the entries with respect to such Lender including the principal amount of and stated interest on the Loans owing to such Lender.

Section 12.15    Confidentiality.

(a)    Each Agent and each Lender agrees (on behalf of itself and its Related Parties) to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents (which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates, its Related Parties or the Related Parties of any Person described in clause (ii) or (iii) below) (it being understood that the Persons to whom such disclosure is made either will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.15 or is subject to other customary confidentiality obligations); (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization, so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization agrees, in writing, to be bound by or is otherwise subject to customary confidentiality obligations (including, without limitation, confidentiality provisions similar in substance to this Section 12.15); (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority; (v) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency; (vi) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (viii) to any other Person if such information is general portfolio information that does not identity the Loan Parties; or (ix) with the consent of the Borrower. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to any Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

(b)    Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure). Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrowers, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

Section 12.16    Patriot Act. Each Lender subject to the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and the other Loan Parties and other information that will allow such Lender to identify Borrower and the other Loan Parties in accordance with the Patriot Act.

Section 12.17    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).

If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 12.18    Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 12.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 12.19    Press Releases.

(a)    Each Secured Party agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Administrative Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two Business Days’ prior notice to the Administrative Agent and without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) unless (and only to the extent that) such Secured Party or Affiliate is required to do so under applicable law and then, in any event, to the extent reasonably possible under applicable law, such Secured Party or Affiliate will consult with the Administrative Agent before issuing such press release or other public disclosure.

(b)    Each Loan Party consents to the publication by the Administrative Agent or any Lender of advertising material, including any “tombstone” or comparable advertising, on its website or in other marketing materials of Administrative Agent, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia; provided that the Administrative Agent or such Lender shall provide a draft reasonably in advance (and in no event, less than two Business Days’ prior written notice, with copies thereof attached to such written notice) of any advertising material to Borrower for review and comment prior to the publication thereof and the Administrative Agent and the Lenders agree not to release or publicize any such material or other information until it receives Borrower’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 12.20    Other Liens on Collateral; Terms of Intercreditor Agreements; etc. (i) EACH LENDER HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE REVOLVING FACILITY DOCUMENTS AND THE FIRST LIEN LOAN DOCUMENTS, WHICH LIENS SHALL BE SENIOR TO THE LIENS CREATED UNDER THIS AGREEMENT AND THE LOAN DOCUMENTS (WITH THE LIENS SO CREATED HEREUNDER AND UNDER THE LOAN DOCUMENTS BEING SUBORDINATED TO SUCH LIENS PURSUANT TO THE TERMS OF THE ABL/TERM LOAN INTERCREDITOR AGREEMENT AND THE FIRST LIEN/SECOND LIEN INTERCREDITOR AND SUBORDINATION AGREEMENT). THE ABL/TERM LOAN INTERCREDITOR AGREEMENT AND THE FIRST

LIEN/SECOND LIEN INTERCREDITOR AND SUBORDINATION AGREEMENT ALSO HAVE OTHER PROVISIONS WHICH ARE BINDING UPON THE LENDERS AND THE OTHER SECURED PARTIES PURSUANT TO THIS AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF THE ABL/TERM LOAN INTERCREDITOR AGREEMENT AND THE FIRST LIEN/SECOND LIEN INTERCREDITOR AND SUBORDINATION AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE ABL/TERM LOAN INTERCREDITOR AGREEMENT OR THE FIRST LIEN/SECOND LIEN INTERCREDITOR AND SUBORDINATION AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE ABL/TERM LOAN INTERCREDITOR AGREEMENT AND THE FIRST LIEN/SECOND LIEN INTERCREDITOR AND SUBORDINATION AGREEMENT, AS APPLICABLE, SHALL GOVERN AND CONTROL.

(i)    THE PROVISIONS OF THIS SECTION 12.20 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE ABL/TERM LOAN INTERCREDITOR AGREEMENT OR THE FIRST LIEN/SECOND LIEN INTERCREDITOR AND SUBORDINATION AGREEMENT, THE FORMS OF WHICH ARE ATTACHED AS EXHIBITS TO THIS AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT, WHICH WILL BE IN THE FORM APPROVED BY THE ADMINISTRATIVE AGENT AS PERMITTED BY THIS AGREEMENT. REFERENCE MUST BE MADE TO THE ABL/TERM LOAN INTERCREDITOR AGREEMENT, THE FIRST LIEN/SECOND LIEN INTERCREDITOR AND SUBORDINATION AGREEMENT OR SUCH OTHER INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH OF THE ABL/TERM LOAN INTERCREDITOR AGREEMENT, THE FIRST LIEN/SECOND LIEN INTERCREDITOR AND SUBORDINATION AGREEMENT AND EACH OTHER INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NONE OF THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT (AND NONE OF THEIR RESPECTIVE AFFILIATES) MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE ABL/TERM LOAN INTERCREDITOR AGREEMENT, THE FIRST LIEN/SECOND LIEN INTERCREDITOR AND SUBORDINATION AGREEMENT OR ANY OTHER INTERCREDITOR AGREEMENT.

(ii)    EACH SECURED PARTY, BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE ACCEPTING THE BENEFIT OF THE GUARANTEE AND SECURITY DOCUMENTS, HEREBY (I) CONFIRMS ITS AGREEMENT TO THE FOREGOING PROVISIONS OF THIS SECTION 12.20, (II) PURSUANT TO THE ABL/TERM LOAN INTERCREDITOR AGREEMENT AGREES TO BE BOUND BY THE TERMS OF THE ABL/TERM LOAN INTERCREDITOR AGREEMENT AS A “TERM LOAN SECURED PARTY” (OR EQUIVALENT TERM THEREIN), (IIi) PURSUANT TO THE FIRST LIEN/SECOND LIEN INTERCREDITOR AND SUBORDINATION AGREEMENT AGREES TO BE BOUND BY THE TERMS OF THE FIRST LIEN/SECOND LIEN INTERCREDITOR AND SUBORDINATION AGREEMENT AS A “SECOND LIEN CLAIMHOLDER” (OR EQUIVALENT TERM THEREIN)] AND (IV) PURSUANT TO THE APPLICABLE SECTION OF EACH OTHER INTERCREDITOR AGREEMENT, AGREES TO BE BOUND BY THE TERMS OF SUCH OTHER INTERCREDITOR AGREEMENT AS A “TERM LOAN CLAIMHOLDER” (OR EQUIVALENT TERM THEREIN)].

[Signature pages follow]

BORROWER:

TRIBUNE MERGER SUB., INC., as Borrower immediately prior to the consummation of the Closing Date Acquisition

By: /s/ Michael Monticciolo
Name: Michael Monticciolo
Title: General Counsel and Secretary

TRIBUNE PUBLISHING COMPANY, as Borrower upon and after the consummation of the Closing Date Acquisition

By: /s/ Michael Monticciolo
Name: Michael Monticciolo
Title: General Counsel and Secretary

GUARANTORS:	TRIBUNE INTERMEDIATE HOLDCO, LLC, as a Guarantor

By: /s/ Michael Monticciolo
Name: Michael Monticciolo
Title: General Counsel and Secretary

[Second Lien Credit and Guarantee Agreement]

BLUE LYNX MEDIA, LLC
CAPITAL-GAZETTE COMMUNICATIONS, LLC
CHICAGO TRIBUNE COMPANY, LLC
CHICAGOLAND PUBLISHING COMPANY, LLC
COMMONWEALTH BUILDING COMPANY, LLC
FLAGSHIP, LLC
HOY PUBLICATIONS, LLC
INSIDE BUSINESS, LLC
ORLANDO SENTINEL COMMUNICATIONS COMPANY, LLC
PILOT INFORMATION SERVICES, LLC
PORT FOLIO PUBLISHING, LLC
PROGRAM SERVICES, LLC
STYLE, LLC
SUN-SENTINEL COMPANY, LLC
THE BALTIMORE SUN COMPANY, LLC
THE DAILY MEAL VENTURES, INC.
THE DAILY PRESS, LLC
THE HARTFORD COURANT COMPANY, LLC THE MORNING CALL, LLC
TRIBUNE 365, LLC
TRIBUNE CONTENT AGENCY LONDON, LLC
TRIBUNE CONTENT AGENCY, LLC
TRIBUNE DIRECT MARKETING, LLC
TRIBUNE DPS, LLC
TRIBUNE INTERACTIVE, LLC
TRIBUNE PUBLISHING BUSINESS SERVICES, LLC
TRIBUNE PUBLISHING COMPANY, LLC
TRIBUNE PUBLISHING COMPANY II, LLC
TRONCX, LLC
VIRGINIAN-PILOT MEDIA COMPANIES, LLC

By /s/ Michael Monticciolo Name: Michael Monticciolo Title: General Counsel and Secretary

[Second Lien Credit and Guarantee Agreement]

AGENTS:	MNG ENTERPRISES, INC., as the Administrative Agent and the Collateral Agent

By: /s/ Michael Koren Name: Michael Koren Title: Chief Financial Officer

LENDERS:	MNG ENTERPRISES, INC., as a Lender

By: /s/ Michael Koren Name: Michael Koren Title: Chief Financial Officer

[Second Lien Credit and Guarantee Agreement]